   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 24, 2000



                                                      REGISTRATION NO. 333-96453

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                 PRE-EFFECTIVE


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          PARKER-HANNIFIN CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)
                            ------------------------

                   OHIO                                       3490                                    34-0451060
     (State or Other Jurisdiction of              (Primary Standard Industrial                     (I.R.S. Employer
      Incorporation or Organization)              Classification Code Number)                   Identification Number)

                            ------------------------

                            6035 PARKLAND BOULEVARD
                             CLEVELAND, OHIO 44124
                                 (216) 896-3000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                            ------------------------

                          THOMAS A. PIRAINO, JR., ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                          PARKER-HANNIFIN CORPORATION
                            6035 PARKLAND BOULEVARD
                      CLEVELAND, OHIO 44124/(216) 896-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

PATRICK J. LEDDY, ESQ.                             HERBERT S. WANDER, ESQ.
JONES, DAY, REAVIS & POGUE                         DAVID J. KAUFMAN, ESQ.
NORTH POINT, 901 LAKESIDE AVENUE                   KATTEN MUCHIN ZAVIS
CLEVELAND, OHIO 44114                              525 WEST MONROE STREET SUITE 1600
(216) 586-3939                                     CHICAGO, ILLINOIS 60661
                                                   (312) 902-5200

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


           Commercial Intertech Logo                               Parker Logo
                PROXY STATEMENT                                     PROSPECTUS


Dear Fellow Commercial Intertech Shareholder:


     You are cordially invited to attend a special meeting of the shareholders of Commercial Intertech Corp. at The Butler Institute of American Art, 524 Wick Avenue, Youngstown, Ohio 44502 on April 11, 2000 at 10:00 a.m., local time. At this special meeting, you will be asked to consider and vote upon an Agreement and Plan of Merger, dated as of January 14, 2000, between Commercial Intertech and Parker-Hannifin Corporation. If the merger is completed, you will receive $20.00 in Parker common stock, subject to a collar for each share of Commercial Intertech common stock you own or, if you prefer, and subject to certain limitations described in this document, $20.00 in cash. You also may elect to exchange some of your Commercial Intertech shares for cash and some for Parker common stock. The exchange ratio used to determine the number of shares of Parker common stock that will be issued as part of the merger consideration will be determined by dividing $20.00 by the average closing price of Parker common stock for the 20 trading days ending five trading days prior to the merger's closing date; however: (a) if the average closing price is above $53.375, the exchange ratio will be fixed at .3747 shares of Parker common stock for each share of Commercial Intertech common stock; and (b) if the average closing price is less than $43.375, the exchange ratio will be fixed at .4611 shares of Parker common stock for each share of Commercial Intertech common stock.



     Parker's shares are traded on the NYSE under the symbol "PH." As of February 23, 2000, Parker's stock price was $41.2500.



     IF YOU WISH TO RECEIVE CASH INSTEAD OF PARKER COMMON STOCK, YOU MUST COMPLETE THE ENCLOSED ELECTION AND TRANSMITTAL FORM AND RETURN IT TO THE EXCHANGE AGENT BY THE FOURTH TRADING DAY PRIOR TO THE CLOSING DATE OF THE MERGER. YOU WILL BE NOTIFIED OF THE SPECIFIC DATE OF THIS ELECTION DEADLINE AS SOON AS THE CLOSING DATE OF THE MERGER IS DETERMINED. PLEASE DO NOT SEND YOUR ELECTION AND TRANSMITTAL FORM TO US WITH YOUR PROXY CARD.



     The merger cannot be completed unless Commercial Intertech's shareholders adopt the merger agreement and approve an amendment to Commercial Intertech's Code of Regulations to "opt-out" of the application of Section 1701.831 of the Ohio Revised Code (pertaining to control share acquisitions). We have scheduled a special meeting of Commercial Intertech shareholders to vote on the merger agreement and the "opt-out" amendment. If you were a shareholder of record on February 25, 2000, you may vote at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD TO US.


     This proxy statement/prospectus provides you with detailed information about the merger and the "opt-out" amendment. This document is also the prospectus of Parker for any Parker common stock that will be issued to you in the merger. We encourage you to read this entire document carefully.

     THE BOARD OF DIRECTORS OF COMMERCIAL INTERTECH BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF COMMERCIAL INTERTECH'S SHAREHOLDERS AND HAS NEGOTIATED THE MERGER AGREEMENT TO PROVIDE THAT THE MERGER WILL BE BENEFICIAL TO THE MAHONING VALLEY COMMUNITY. THE BOARD STRONGLY SUPPORTS THE MERGER WITH PARKER AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSALS TO ADOPT THE MERGER AGREEMENT AND TO APPROVE THE "OPT-OUT" AMENDMENT.
                                       Sincerely yours,

                                       /s/ Paul J. Powers
                                       Paul J. Powers
                                       Chairman of the Board and Chief Executive
                                       Officer
                                       Commercial Intertech Corp.


     PLEASE SEE THE SECTION ENTITLED "RISK FACTORS" ON PAGE 14 FOR A DISCUSSION OF POTENTIAL RISKS INVOLVED IN THE MERGER.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE PARKER COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED THAT THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     PROXY STATEMENT/PROSPECTUS DATED FEBRUARY 28, 2000, AND FIRST MAILED TO SHAREHOLDERS ON OR ABOUT MARCH 2, 2000.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 11, 2000

                            ------------------------

To the Shareholders of COMMERCIAL INTERTECH CORP.:


     A special meeting of the shareholders of Commercial Intertech Corp. will be held at The Butler Institute of American Art, 524 Wick Avenue, Youngstown, Ohio 44502, on April 11, 2000 at 10:00 a.m., local time, for the following purposes:


          1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 14, 2000, between Commercial Intertech Corp. and Parker-Hannifin Corporation, under which Commercial Intertech will merge into Parker, with Parker as the surviving corporation. A copy of the merger agreement is attached to the proxy statement/prospectus as Annex A.

          2. To consider and vote on a proposal to approve an amendment to Commercial Intertech's code of regulations to "opt-out" of the application of Section 1701.831 of the Ohio Revised Code pertaining to control share acquisitions. A copy of the proposed "opt-out" amendment is attached to the proxy statement/prospectus as Annex B.

          3. To act on any other matters that may properly come before the special meeting and any adjournment or postponement of the special meeting.

     THE BOARD OF DIRECTORS OF COMMERCIAL INTERTECH UNANIMOUSLY RECOMMENDS THAT COMMERCIAL INTERTECH SHAREHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE "OPT-OUT" AMENDMENT.


     Shareholders of record at the close of business on February 25, 2000 are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. A list of such shareholders will be available at the special meeting and will also be available for inspection by shareholders of record during normal business hours at our corporate headquarters for 10 days prior to the special meeting.


     Adoption of the merger agreement and approval of the "opt-out" amendment are conditions of the merger. We will not complete the merger unless the merger agreement is adopted and the "opt-out" amendment is approved by Commercial Intertech's shareholders.

     All shareholders are cordially invited to attend the special meeting. It is important that your shares be represented at the special meeting, whether or not you plan to attend in person. Accordingly, please complete, sign, date and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before the proxy has been voted at the special meeting. Failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote against the adoption of the merger agreement and the approval of the "opt-out" amendment.

                                          By order of the Board of Directors,

                                          /s/ Shirley M. Shields
                                          Shirley M. Shields
                                          Vice President and Corporate Secretary
Youngstown, Ohio

February 28, 2000


                         VOTING YOUR PROXY IS IMPORTANT

     Prompt action in sending in your proxy will eliminate the expense of further solicitation. An envelope is provided for your use which requires no postage if mailed in the United States. You are receiving a proxy for each account in your household. Please vote, sign and mail all proxies you receive.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
WHO CAN HELP ANSWER YOUR QUESTIONS..........................    3
SUMMARY.....................................................    4
     The Companies..........................................    4
     What You Will Receive in the Merger....................    4
     You May Elect to Receive Stock or Cash.................    4
     Limit on the Amount of Cash Payable....................    4
     Recommendation of the Board............................    5
     Opinions of Financial Advisors.........................    5
     Our Reasons for the Merger.............................    5
     The Special Meeting....................................    5
     The "Opt-Out" Amendment................................    5
     Voting Rights; Votes Required for Approval.............    5
     Share Ownership of Management..........................    6
     Interests of Directors and Officers in the Merger......    6
     Appraisal Rights.......................................    6
     Federal Income Tax Considerations......................    6
     Dividends..............................................    7
     Accounting Treatment...................................    7
     Comparison of Shareholder Rights.......................    7
     Conditions to the Completion of the Merger.............    7
     Regulatory Approvals...................................    7
     Termination of the Merger..............................    7
     Termination Fees.......................................    8
     Conversion of Commercial Intertech Stock Options.......    8
     Management of the Surviving Company....................    8
     Comparative Market Prices..............................    9
     Selected Historical Financial Data of Parker...........   10
     Selected Historical Financial Data of Commercial
      Intertech.............................................   11
     Historical and Pro Forma Per Share Data................   12
RISK FACTORS................................................   14
FORWARD-LOOKING STATEMENTS..................................   17
THE MERGER..................................................   18
     Background of the Merger...............................   18
     Recommendation of the Commercial Intertech Board of
      Directors; Reasons for the Merger.....................   20
     Opinion of Financial Advisor to Commercial Intertech...   23
     Opinion of Financial Advisor to Parker.................   30
     Accounting Treatment...................................   35
     Material Federal Income Tax Consequences...............   35
     Regulatory Matters.....................................   37
     Appraisal and Dissenters' Rights.......................   38
     Federal Securities Laws Consequences; Stock Transfer
      Restriction Agreements................................   40
CERTAIN PROJECTIONS.........................................   41
MATERIAL PROVISIONS OF THE MERGER AGREEMENT.................   42
     Structure of Merger....................................   42
     The Merger Consideration...............................   42
     Election Procedures....................................   42
     Allocation and Proration...............................   43
     Closing; Effective Time................................   43

                                                              PAGE
                                                              ----
     Directors and Officers of Commercial Intertech after
      the Merger............................................   44
     Representations and Warranties.........................   44
     Covenants..............................................   45
     Additional Agreements..................................   47
     Conditions to the Merger...............................   50
     Termination, Fees, Amendment and Waiver................   51
PROPOSAL FOR COMMERCIAL INTERTECH TO "OPT-OUT" OF THE OHIO
  CONTROL SHARE ACQUISITION ACT.............................   54
THE SPECIAL MEETING.........................................   55
     Time and Place of the Special Meeting..................   55
     Purpose of the Special Meeting.........................   55
     Record Date............................................   55
     Required Vote..........................................   55
     Proxies; Voting and Revocation.........................   56
     Solicitation of Proxies................................   56
INFORMATION ABOUT OUR COMPANIES.............................   57
     Parker.................................................   57
     Commercial Intertech...................................   57
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND
  INFORMATION...............................................   59
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................   61
COMPARISON OF SHAREHOLDER RIGHTS............................   64
     Special Meetings.......................................   64
     Certain Business Combinations..........................   64
     Shareholder Rights Plans...............................   66
     Amendment to Charter Documents.........................   68
     Number; Classification of Directors....................   68
     Committees of the Board of Directors...................   69
     Indemnification, Insurance and Limitation of Director
      Liability.............................................   69
     Authorized Capital.....................................   70
WHERE YOU CAN FIND MORE INFORMATION.........................   71
EXPERTS.....................................................   72
LEGAL MATTERS...............................................   73
INDEPENDENT PUBLIC ACCOUNTANTS..............................   73
FUTURE SHAREHOLDER PROPOSALS................................   73
LIST OF ANNEXES


         Annex A        Agreement and Plan of Merger
         Annex B        Form of Amendment to Commercial Intertech's Code of
                        Regulations
         Annex C        Opinion of Goldman, Sachs & Co.
         Annex D        Opinion of Salomon Smith Barney Inc.
         Annex E        Section 1701.85 of the Ohio Revised Code

     THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT PARKER AND COMMERCIAL INTERTECH THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. PARKER WILL PROVIDE YOU WITH COPIES OF THIS INFORMATION RELATING TO PARKER, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO:

                       PARKER-HANNIFIN CORPORATION
                       6035 PARKLAND BOULEVARD
                       CLEVELAND, OHIO 44124

                       ATTENTION: OFFICE OF CORPORATE SECRETARY

                       TELEPHONE NUMBER: 216-896-3000

     COMMERCIAL INTERTECH WILL PROVIDE YOU WITH COPIES OF THIS INFORMATION RELATING TO COMMERCIAL INTERTECH, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST
TO:

                       COMMERCIAL INTERTECH CORP.
                       1775 LOGAN AVENUE
                       YOUNGSTOWN, OHIO 44505
                       ATTENTION: OFFICE OF CORPORATE SECRETARY
                       TELEPHONE NUMBER: 330-746-8011


     IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN APRIL 4, 2000.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q1: WHY IS COMMERCIAL INTERTECH AGREEING TO MERGE WITH PARKER?


Al: The Commercial Intertech board of directors believes that the merger is in the best interests of Commercial Intertech and its shareholders. To review the reasons for the merger, see pages 5 and 20 to 23.


Q2: WHAT WILL HAPPEN TO MY COMMERCIAL INTERTECH STOCK IN THE MERGER?


A2: For each share of Commercial Intertech common stock you own, you will receive shares of Parker common stock worth $20.00, subject to a collar described in this document (see pages 4 and 42). If you prefer, you may choose to receive $20.00 in cash for all or a portion of your Commercial Intertech shares, subject to the proration and allocation provisions described in this document (see pages 4 and 43). As a result of these allocations and proration provisions, you may receive Parker common stock and cash for the Commercial Intertech shares for which you made a cash election.


    Parker will not issue any fractional shares in the merger. You will receive cash instead of any fractional shares that you would otherwise receive.

Q3: WHEN WILL THE MERGER TAKE EFFECT?


A3: We are working toward completing the merger as quickly as possible. In addition to your approval, we must also obtain regulatory approvals. Also, in order to preserve certain benefits under a contract to which Commercial Intertech's German subsidiary is a party in Germany, the closing may not occur prior to May 4, 2000 unless Commercial Intertech and Parker obtain a consent or waiver from a German regulatory authority. Commercial Intertech and Parker are in the process of requesting this consent or waiver. If the consent or waiver is obtained prior to May 4, 2000, then Commercial Intertech and Parker will complete the merger as promptly as practicable after receipt of the consent or waiver. If the consent or waiver is not obtained by May 4, 2000 then the merger is expected to be completed on May 4, 2000.


Q4: WHAT SHOULD I DO NOW IN ORDER TO VOTE ON THE MERGER?

A4: You should mail your completed and signed proxy card to Commercial Intertech in the enclosed postage paid envelope as soon as possible so that your shares will be represented at the special meeting.

Q5: CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN A SIGNED PROXY CARD?

A5: Yes. You can change your vote in one of the following ways at any time before your proxy is voted at the special meeting. First, you can revoke your proxy by written notice. Second, you can submit a new, later dated proxy card. Third, you can attend the special meeting and vote in person. Finally, you may alter the instructions as to how your proxy is to be voted by giving notice of the alteration to the corporate secretary of Commercial Intertech before the vote is taken.

Q6: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME?

A6: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not return your proxy or if your broker does not properly vote your shares, your shares will not be voted on the proposed merger, which will have the same effect as voting against the proposed merger.

Q7: WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?


A7: You will also be asked to vote on the approval of an amendment to Commercial
    Intertech's code of regulations to "opt-out" of the application of Section 1701.831 of the Ohio Revised Code pertaining to control share acquisitions. Approval of this amendment is a condition to the merger. Except for this approval and adoption of the merger agreement and to vote on a possible adjournment or postponement of the meeting, we do not expect to ask you to vote on any other matter at the special meeting. To review the proposal for the "opt-out" amendment, see pages 5 and 54.

Q8: SHOULD I SEND IN MY SHARE CERTIFICATES NOW?


A8: If you elect to receive cash in the merger, you should complete the enclosed election and transmittal form and send your Commercial Intertech certificates now. If you want to receive Parker common stock, we would prefer that you complete the election and transmittal form and send in your share certificates now. However, if you do not complete the election and transmittal form and send your share certificates now, you will be sent written instructions after the merger is completed for sending in your Commercial Intertech share certificates.


Q9: HOW DO I ELECT TO RECEIVE CASH INSTEAD OF PARKER COMMON STOCK?


A9: By signing, dating and completing the enclosed election and transmittal form and mailing it with your stock certificates or a guarantee of delivery or faxing the form with a guarantee of delivery for receipt by 4:00 p.m., Cleveland, Ohio time on the fourth trading day prior to the merger's closing date to the Exchange Agent. You will be notified of the specific date of the cash election deadline as soon as the closing date of the merger is determined. PLEASE DO NOT SEND YOUR ELECTION AND TRANSMITTAL FORM WITH YOUR PROXY CARD. If your stock is held in street name, you will need to contact your broker and follow the procedures described by your broker to elect to receive cash for your shares.


Q10: CAN I CHANGE MY MIND ABOUT RECEIVING CASH?


A10: Yes. You have the right to change or revoke your cash election at any time, provided that the Exchange Agent receives notice of your revocation before 4:00 p.m. Cleveland, Ohio time on the fourth trading day prior to the merger's closing date. You will be notified of the specific date of the cash election deadline as soon as the closing date of the merger is determined. If an election and transmittal form is revoked, it will be treated as if no cash election had been made, and you will receive solely Parker common stock.


Q11: DO I HAVE TO RETURN THE CASH ELECTION AND TRANSMITTAL FORM?

A11: No, but if you do not, your Commercial Intertech shares will be exchanged solely for Parker common stock in the merger.

Q12: DO I HAVE DISSENTERS' APPRAISAL RIGHTS?


A12: Yes. To review your dissenters' rights of appraisal under Ohio law, see pages 38 to 40.


Q13: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?


A13: The exchange of shares by Commercial Intertech shareholders will be tax-free to Commercial Intertech shareholders for federal income tax purposes, except for taxes on cash received. The exchange of shares of Commercial Intertech for cash will generally be taxable. For more information, see pages 35 to 37.


Q14: HOW WILL THE MERGER AFFECT THE TREATMENT OF THE MAHONING VALLEY COMMUNITY?


A14: Parker has agreed to continue to make charitable contributions to the Mahoning Valley community and the other service areas of Commercial Intertech for at least five years. Additionally, Duane E. Collins, Chairman and Chief Executive Officer of Parker, addressed a letter on January 13, 2000 to the Commercial Intertech board of directors affirming Parker's commitments. For the text of this letter, see page 20.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

 If you would like additional copies of this proxy statement/prospectus, or if you have questions about the merger, the cash election, the special meeting, where to send your proxy or any other aspect of the merger or your vote, you should contact:

                               Morrow & Co., Inc.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                          Phone Number: 1-800-566-9061

     If you have additional questions about the merger you should contact:

                           Commercial Intertech Corp.
                               1775 Logan Avenue
                             Youngstown, Ohio 44505
                      Attention: Office of General Counsel
                           Phone Number: 330-746-8011

                                    SUMMARY


     This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" (page 69). We have included page references parenthetically to direct you to a more complete description of each topic presented in this Summary.



THE COMPANIES (PAGE 57)


PARKER-HANNIFIN CORPORATION
6035 Parkland Boulevard
Cleveland, Ohio 44124
1-216-896-3000

Parker is the world's leading diversified manufacturer of motion and control technologies, providing systematic, precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. Parker employs nearly 40,000 people in 39 countries around the world. Parker had consolidated revenues for fiscal 1999 of $4.9 billion.

COMMERCIAL INTERTECH CORP.
1775 Logan Avenue
Youngstown, Ohio 44505
1-330-746-8011

Commercial Intertech is an international manufacturer comprising three business groups -- Commercial Hydraulics, Astron Building Systems and Commercial Metal Forming. Headquartered in Youngstown, Ohio, where it was founded in 1920, Commercial Intertech operates 27 facilities in seven countries and employs nearly 4,000 people. Commercial Intertech had consolidated revenues for fiscal 1999 of $535.0 million.


WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 42)


As a result of the merger, subject to the election and allocation provisions of the merger agreement described in this proxy statement/prospectus, each outstanding share of Commercial Intertech common stock will convert into the right to receive:

 -- a number of shares of Parker common stock determined by dividing $20.00 by the average of the daily closing prices for Parker common stock on the New York Stock Exchange for the 20 trading days ending on the fifth trading day before the closing date of the merger; however:

     - if the average closing price is above $53.375, the exchange ratio will be fixed at .3747 shares of Parker common stock for each share of Commercial Intertech common stock; and
     - if the average closing price is less than $43.375, the exchange ratio will be fixed at .4611 shares of Parker common stock for each share of Commercial Intertech common stock; or

 --  cash in the amount of $20.00.


YOU MAY ELECT TO RECEIVE STOCK OR CASH (PAGE 42)



You may indicate a preference to receive either cash, stock or a combination of cash and Parker common stock in the merger by completing the enclosed election and transmittal form. If you do not select a preference to receive cash, you will receive Parker common stock. In order to receive cash, the election and transmittal form enclosed with this proxy statement/prospectus must be returned with your stock certificate or a guarantee of delivery to the Exchange Agent by 4:00 p.m. Cleveland, Ohio time on the fourth trading day prior to the merger's closing date. You will be notified of the specific date of the cash election deadline as soon as the closing date of the merger is determined.



LIMIT ON THE AMOUNT OF CASH PAYABLE (PAGE 43)


The merger agreement requires that at least 51% of the total merger consideration be paid in Parker common stock. Therefore, if so many Commercial Intertech shareholders elect to receive cash that the value of the Parker common stock that would be issued in the merger is less than 51% of the total merger consideration, each share for which a cash election has been made will be converted, on a pro rata basis, into the right to receive a combination of cash and Parker common stock to the extent necessary to ensure that no more than 49% of the total merger consideration is paid in cash.

RECOMMENDATION OF THE BOARD (PAGE 20)


Your Commercial Intertech board of directors has unanimously determined that the merger agreement and the merger are fair to you and in your best interests. The board of directors recommends that you vote "FOR" adoption of the merger agreement and approval of the "opt-out" amendment.


OPINIONS OF FINANCIAL ADVISORS (PAGE 23)



Goldman, Sachs & Co., as financial advisor to the Commercial Intertech board of directors, has delivered its written opinion to the Commercial Intertech board of directors that, as of January 14, 2000 and based upon and subject to the various qualifications and assumptions described therein, the consideration to be received by Commercial Intertech shareholders in the merger was fair from a financial point of view to the Commercial Intertech shareholders. The full text of the opinion of Goldman Sachs is attached as Annex C. We encourage you to read the Goldman Sachs opinion carefully in its entirety. Goldman Sachs' opinion is directed to the Commercial Intertech board of directors and does not constitute a recommendation to any shareholder as to how to vote in connection with the merger or whether any shareholder should elect to receive the stock consideration or the cash consideration.


Salomon Smith Barney, as financial advisor to the Parker board of directors, has delivered its written opinion to the Parker board of directors that, as of January 14, 2000, the consideration to be paid by Parker in the merger was fair from a financial point of view to Parker. The full text of the opinion of Salomon Smith Barney is attached as Annex D to this proxy statement/prospectus. We encourage you to read the Salomon Smith Barney opinion carefully in its entirety.


OUR REASONS FOR THE MERGER (PAGE 20)


The merger presents an opportunity for Commercial Intertech shareholders to realize a significant premium over recent market prices for their shares. In addition, the merger allows Commercial Intertech an opportunity to better compete in the hydraulics market and allows the shareholders of Commercial Intertech to benefit from owning part of a larger and financially stronger enterprise with greater geographical coverage and additional management talent.

From Parker's perspective, the merger furthers its strategy to offer the most complete range of motion control systems to customers in its industrial, mobile, commercial and aerospace markets. Parker expects the merger to enhance the competitive position of its hydraulics business and Parker's overall strength in motion and control technologies.


THE SPECIAL MEETING (PAGE 55)



The special meeting will be held at The Butler Institute of American Art, 524 Wick Avenue, Youngstown, Ohio 44502, on April 11, 2000, at 10:00 a.m., local time. At the special meeting, shareholders will be asked to adopt the merger agreement and to approve the "opt-out" amendment.



THE "OPT-OUT" AMENDMENT (PAGE 54)


The Commercial Intertech board of directors has approved a resolution to amend the code of regulations of Commercial Intertech which, if approved by its shareholders, would make Section 1701.831 of the Ohio Revised Code (the "Ohio Control Share Acquisition Act") inapplicable to Commercial Intertech. Approval of this "opt-out" amendment is a condition to the merger and is recommended by the Commercial Intertech board of directors in order to avoid, among other things, the cost and expense of complying with the procedural requirements of the Ohio Control Share Acquisition Act.


VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL (PAGE 55)



You are entitled to vote at the special meeting if you owned Commercial Intertech shares as of the close of business on the record date of February 25, 2000. On the record date, there were approximately 17,328,045 Commercial Intertech common shares entitled to vote at the special meeting. Shareholders will have one vote at the special meeting for each Commercial Intertech common share they owned on the record date.


The affirmative vote of at least two-thirds of the outstanding Commercial Intertech common shares is required to adopt the merger agreement. The affirmative vote of at least a majority of the outstanding Commercial Intertech common shares is required to approve the "opt-out" amendment.

SHARE OWNERSHIP OF MANAGEMENT


As of February 23, 2000, directors and executive officers owned and were entitled to vote 1,995,567 (approximately 10.9%) outstanding Commercial Intertech common shares. These directors and officers have expressed an intention to vote in favor of the merger agreement and the "opt-out" amendment.



INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER (PAGE 61)


When you consider the Commercial Intertech board of directors recommendation that you vote in favor of the merger, you should be aware that a number of Commercial Intertech officers and directors may have interests in the merger that may be different from, or in addition to, yours. These interests include:


 -- Paul J. Powers, Commercial Intertech's Chairman and Chief Executive Officer, is scheduled to retire from Commercial Intertech upon completion of the merger. Mr. Powers has agreed to enter into a consulting agreement with Parker effective upon completion of the merger whereby he will act as a consultant to Parker for two years and will receive a consulting fee of $400,000 per year;



 -- Stephen J. Perkins, Commercial Intertech's President and Chief Operating Officer, was scheduled to become Commercial Intertech's Chief Executive Officer upon Mr. Powers' retirement under the terms of his employment agreement. Parker is currently in discussions with Mr. Perkins to modify his employment arrangements as a result of the merger;


 -- Parker will indemnify and maintain insurance for Commercial Intertech's directors and officers;


 -- Many key executives and board members of Commercial Intertech who are recommending that you vote in favor of the merger are holders of stock options, restricted stock and performance shares. Upon the signing of the merger agreement, those options became vested, and upon consummation of the merger, restrictions placed upon restricted stock will lapse and goals will be deemed to have been met for performance shares, and the stock options and shares will be converted into Parker stock options or common stock, as the case may be; and


 -- In addition, Commercial Intertech has change of control agreements with several of its executive officers and key employees. As a result of the merger, Parker may be obligated to pay those officers and employees cash payments and provide them with other benefits if they or Parker terminate their employment with Parker after the merger.


APPRAISAL RIGHTS (PAGE 38)



Commercial Intertech is organized under Ohio law. Under Ohio law, any Commercial Intertech shareholder who does not vote in favor of the approval of the merger agreement will be entitled to dissent and receive from Commercial Intertech the fair cash value of his or her shares of Commercial Intertech common stock. In order to receive the fair cash value for their stock, dissenting Commercial Intertech shareholders must deliver a written demand for a cash payment no later than 10 days after the special meeting and in the manner provided under Section 1701.85 of the Ohio Revised Code, a copy of which is attached as Annex E to this proxy statement/prospectus. Any Commercial Intertech shareholder who wishes to follow this procedure should deliver a written demand to: Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124, Attention: General Counsel.



FEDERAL INCOME TAX CONSIDERATIONS (PAGE 35)


The merger is intended to qualify as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986. Accordingly, no gain or loss will be recognized by Commercial Intertech shareholders who receive only Parker common stock in exchange for Commercial Intertech common stock, except with respect to any cash received in lieu of fractional shares of Parker common stock.

Commercial Intertech shareholders who receive at least some cash in exchange for their shares of Commercial Intertech common stock will generally be taxed on the amount of gain realized, but not in excess of the amount of cash received.

Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

DIVIDENDS (PAGE 59)


Parker expects (but is not obligated) to continue to pay quarterly dividends on its shares, consistent with its current dividend policy.

Commercial Intertech expects (but is not obligated) to continue to pay quarterly dividends on its shares consistent with its current dividend policy until the completion of the merger.


ACCOUNTING TREATMENT (PAGE 35)


The merger will be treated as a "purchase" for accounting purposes.


COMPARISON OF SHAREHOLDER RIGHTS (PAGE 64)


When the merger is completed, you will become a shareholder of Parker (unless you receive solely cash in the merger). Like Commercial Intertech, Parker is an Ohio corporation. However, the articles of incorporation and code of regulations of Parker differ from those of Commercial Intertech. As a result, you will have different rights as a Parker shareholder than you currently have as a Commercial Intertech shareholder.


CONDITIONS TO THE COMPLETION OF THE MERGER (PAGE 50)


The merger will be completed if a number of conditions are met (or, where permitted, waived), including the following (which are more completely set forth in the merger agreement):

 -- the shareholders of Commercial Intertech adopt the merger agreement and approve the "opt-out" amendment;

 --  all necessary governmental approvals are obtained;

 --  no law, injunction or order prohibits the merger;

 -- the Parker common stock to be issued in the merger is approved for listing on the New York Stock Exchange;

 -- the Form S-4 registration statement of Parker, of which this proxy statement/prospectus is a part, becomes effective and is not the subject of any stop order or proceedings seeking a stop order; and

 --  the relevant waiting periods imposed under the antitrust laws expire.

In addition, Parker has the right not to consummate the merger if:

 -- a legal opinion to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Parker and Commercial Intertech will be parties to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code is not received by Parker;

 -- a material adverse change relating to Commercial Intertech has occurred since January 14, 2000;

 -- all outstanding ESOP Series B Preferred Shares of Commercial Intertech are not redeemed or converted into shares of Commercial Intertech common stock; or

 -- all outstanding 7.61% Senior Unsecured Notes of Commercial Intertech are not redeemed.


REGULATORY APPROVALS (PAGE 37)



Parker and Commercial Intertech have made filings and taken other actions, and will continue to take actions, necessary to obtain approvals from the United States and non-U.S. governmental authorities in connection with the proposed transactions, including the United States and non-U.S. antitrust authorities. We expect to obtain all material and required governmental approvals on or about March 15, 2000. We cannot be certain, however, that Parker and Commercial Intertech will obtain all required governmental approvals, or that we will obtain these approvals without conditions that would be detrimental to Parker or Commercial Intertech.



TERMINATION OF THE MERGER (PAGE 51)


Parker and Commercial Intertech may agree to terminate the merger agreement at any time. In addition, either party may terminate the merger agreement if:

 --  the parties do not complete the merger by October 31, 2000;

 -- Commercial Intertech shareholders do not adopt the merger agreement or approve the "opt-out" amendment;

 -- a law or regulation makes the transaction illegal or any order or injunction permanently prohibits the transaction; or

 -- the other party breaches its representations, warranties or obligations under the merger agreement in any material respect and does not or cannot cure the breach.

In addition, Parker may terminate the merger agreement if:

 -- Commercial Intertech's board of directors changes, in a manner adverse to Parker, its recommendation that you vote in favor of the merger agreement or the "opt-out" amendment;

 -- Commercial Intertech's board of directors recommends another transaction to you;

 --  a third party acquires 20% or more of Commercial Intertech's common stock;

 -- Commercial Intertech's board of directors announces an intention to enter into an agreement with another person; or

 -- Commercial Intertech willfully breaches the no solicitation or shareholder recommendation provisions of the merger agreement.


TERMINATION FEES (PAGE 51)


Commercial Intertech must pay Parker a fee of $18.0 million if:

 --  Parker terminates the merger agreement because:

     - Commercial Intertech's board of directors changes, in a manner adverse to Parker, its recommendation that you vote in favor of the merger agreement;

     - Commercial Intertech's board of directors recommends another transaction to you;

     - a third party acquires 20% or more of Commercial Intertech's shares;

     - Commercial Intertech's board of directors announces an intention to enter into an agreement with another person;

     - Commercial Intertech willfully breaches the no solicitation or shareholder recommendation provisions of the merger agreement; or

 -- before the special meeting a competing transaction is proposed, the shareholders of Commercial Intertech do not adopt the merger agreement or the "opt-out" amendment, Parker or Commercial Intertech terminates the merger agreement and within 12 months of the termination Commercial Intertech or any subsidiary enters into an agreement with respect to, or consummates, any company takeover proposal.

Commercial Intertech does not have the right to terminate the merger agreement or enter into an agreement with respect to a competing transaction before the special meeting. Commercial Intertech, however, may furnish information to and negotiate with a third party after receiving from that party a written, unsolicited proposal for a business combination that the board of directors determines in good faith to be more favorable to you than the transaction with Parker.


CONVERSION OF COMMERCIAL INTERTECH STOCK OPTIONS (PAGE 61)



All outstanding Commercial Intertech stock options vested immediately upon the signing of the merger agreement and are exercisable in accordance with their terms.



MANAGEMENT OF THE SURVIVING COMPANY (PAGE 44)


Following the merger, the board of directors of the surviving corporation will initially consist of those individuals who presently serve on the Parker board of directors.

                           COMPARATIVE MARKET PRICES


     The following table presents the closing market prices for Parker common stock and Commercial Intertech common stock on January 14, 2000 and February 23, 2000. January 14, 2000 was the last full trading day prior to the announcement of the signing of the merger agreement. February 23, 2000 was the last practicable trading day for which information was available prior to the date of this proxy statement/prospectus. The table also presents the equivalent price per share of Commercial Intertech as of such dates. You should read the information presented below in conjunction with "Comparative Per Share Market Price and Dividend Information" on page 59.


     The market prices of shares of Parker common stock and Commercial Intertech common stock fluctuate from day to day. As a result, you should obtain current market quotations.


                                                                                  COMMERCIAL INTERTECH
                                                                                     EQUIVALENT PER
                                               PARKER     COMMERCIAL INTERTECH        SHARE PRICE
                                              --------    --------------------    --------------------
January 14, 2000............................  $49.6250          $16.6250                 $20.00
February 23, 2000...........................  $41.2500          $18.3750                 $19.02
Average closing price for the 20 trading
  days immediately prior to execution of
  merger agreement..........................   48.4438           12.8875                  20.00



     For the calculation of the January 14, 2000 equivalent per share price of Commercial Intertech, we multiplied the closing market price per share of Parker on January 14, 2000 by the assumed exchange ratio of .40303. The assumed exchange ratio was calculated by dividing $20.00 by the closing market price per share of Parker on January 14, 2000. For calculation of the February 23, 2000 equivalent per share price of Commercial Intertech, we multiplied the closing market price per share of Parker on February 23, 2000 by the assumed exchange ratio of .4611. The assumed exchange ratio was the low end of the collar because the closing market price per share of Parker was less than $43.375. For the calculation of 20 trading day average closing price immediately prior to the execution of the merger agreement, we multiplied the average closing market price per share of Parker over that period by the assumed exchange ratio of
 .41285. The assumed exchange ratio was calculated by dividing $20.00 by the 20 trading day average closing price per share of Parker immediately prior to the execution of the merger agreement. The exchange ratio in the merger agreement will be determined by dividing $20.00 by the average closing price of Parker common stock for the 20 trading days ending five trading days prior to the merger's closing date but is subject to a collar of .4611, if the average closing price falls below $43.375, and .3747, if the average closing price is greater than $53.375. No assurance can be given as to what the market price of Parker's common stock will be if and when the merger is consummated.

                  SELECTED HISTORICAL FINANCIAL DATA OF PARKER
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


     The following table shows Parker's selected consolidated financial data as of and for each of the periods indicated. We derived the consolidated financial data for each of the years in the five-year period ended June 30, 1999 from Parker's audited consolidated financial statements. We derived the consolidated financial data for the six-month periods ended December 31, 1999 and 1998 from Parker's unaudited consolidated financial statements. The unaudited consolidated financial data reflect, in the opinion of Parker's management, all normal recurring adjustments considered necessary by Parker for a fair presentation of these results. Parker's results of operations for the six-month period ended December 31, 1999 are not necessarily indicative of the results which may be expected for the full fiscal year 2000. We incorporate into this proxy statement/prospectus by reference the audited consolidated financial statements of Parker included in Parker's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 and the unaudited consolidated financial statements of Parker included in Parker's Form 10-Q for the quarterly period ended December 31, 1999. See "Where You Can Find More Information" on page 71.


                               SIX MONTHS ENDED
                                 DECEMBER 31,                          YEAR ENDED JUNE 30,
                             --------------------    --------------------------------------------------------
                               1999        1998        1999        1998        1997        1996        1995
                             --------    --------    --------    --------    --------    --------    --------
                                 (UNAUDITED)
Net sales..................  $2,481.5    $2,417.7    $4,958.8    $4,633.0    $4,091.1    $3,586.4    $3,214.4
Net income.................     148.6       141.6       310.5       319.6       274.0       239.7       218.2
Earnings per share:
  Basic:...................      1.36        1.30        2.85        2.88        2.46        2.15        1.97
  Diluted:.................      1.35        1.29        2.83        2.85        2.44        2.14        1.96
Total assets...............   3,722.4          --     3,705.9     3,524.8     2,998.9     2,887.1     2,302.2
Long-term debt.............     713.6          --       724.8       512.9       432.9       439.8       237.2
Cash dividends per share...     0.340       0.300       0.640       0.600       0.506       0.480       0.453

           SELECTED HISTORICAL FINANCIAL DATA OF COMMERCIAL INTERTECH
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


     The following table shows Commercial Intertech's selected consolidated financial data as of and for each of the periods indicated. We derived the consolidated financial data for each of the years in the five year period ended October 31, 1999 from Commercial Intertech's audited consolidated financial statements. We incorporate into this proxy statement/prospectus by reference the audited consolidated financial statements of Commercial Intertech included in Commercial Intertech's Annual Report on Form 10-K for the fiscal year ended October 31, 1999. See "Where You Can Find More Information" on page 71.


                                                         YEAR ENDED OCTOBER 31,
                                           ---------------------------------------------------
                                            1999       1998       1997       1996       1995
                                           -------    -------    -------    -------    -------
Net sales................................  $ 535.0    $ 576.4    $ 526.6    $ 465.2    $ 459.1
Income from continuing operations........     19.8       32.8       26.8       15.4       24.2
Income from continuing operations per
  share:
  Basic..................................     1.28       2.23       1.83        .91       1.48
  Diluted................................     1.14       1.90       1.56        .86       1.37
Total assets.............................    402.0      409.2      384.8      337.1      402.7
Long-term debt...........................    100.2      108.5      111.3       93.4       69.9
Cash dividends per share.................    0.600      0.585      0.540      0.540      0.510

                    HISTORICAL AND PRO FORMA PER SHARE DATA

     The following table sets forth selected unaudited comparative per share data for Parker common shares and Commercial Intertech common shares on a historical basis, per share data for Parker on a pro forma basis and Commercial Intertech on an equivalent pro forma basis. The pro forma earnings per share data for the six months ended December 31, 1999 and the year ended June 30, 1999 reflect the assumption that the merger was effective as of July 1, 1999 and July 1, 1998, respectively. The pro forma book value per share data assumes that the merger was effective as of December 31, 1999 and June 30, 1999, respectively. The unaudited pro forma per share data gives effect to the merger as a purchase under generally accepted accounting principles.

     The unaudited pro forma Parker income per share data is based upon the historical weighted average number of shares of Parker common stock outstanding, adjusted to include the number of shares of Parker common stock that would be issued in the merger based upon an estimated exchange ratio. This ratio was calculated using the market price of Parker on January 31, 2000, of $43.375, and assuming that 51% of the shares of Commercial Intertech common stock had been converted into shares of Parker common stock. We have based the unaudited equivalent pro forma per share data for Commercial Intertech on the unaudited pro forma Parker amounts per share, multiplied by the ratio of the purchase price per share of Commercial Intertech ($20.00) to the market price per share of Parker ($43.375) or .4611.

     The data presented should be read in conjunction with the historical consolidated financial statements of Parker and Commercial Intertech and the related notes thereto in Parker's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 and in its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1999 and in Commercial Intertech's Annual Report on Form 10-K for the fiscal year ended October 31, 1999.

     The merger is not a significant business combination for Parker under the Securities and Exchange Commission's reporting rules. Therefore, no pro forma financial information has been included in this proxy statement/prospectus, except as provided below.

     The following data is not necessarily indicative of the results that actually would have occurred if the merger had been in effect for the period presented or which may be attained in the future.

                                                        PARKER                      COMMERCIAL INTERTECH
                                      ------------------------------------------    --------------------
                                       SIX MONTHS ENDED          YEAR ENDED              YEAR ENDED
                                         DECEMBER 31,             JUNE 30,              OCTOBER 31,
                                      1999(1)(2)(4)(5)(6)    1999(1)(2)(4)(5)(6)         1999(3)(4)
                                      -------------------    -------------------    --------------------
Earnings per share-diluted:
  Historical......................          $ 1.35                 $ 2.83                  $ 1.14
  Pro forma.......................            1.37                   2.87                     N/A
  Pro forma equivalent............             N/A                    N/A                    1.32
Earnings per share-basic:
  Historical......................            1.36                   2.85                    1.28
  Pro forma.......................            1.39                   2.89                     N/A
  Pro forma equivalent............             N/A                    N/A                    1.33
Cash dividends declared per share:
  Historical......................           0.340                   0.64                    0.60
  Pro forma.......................           0.340                   0.64                     N/A
  Pro forma equivalent............             N/A                    N/A                   0.295
Book value per share:
  Historical......................           18.03                  17.03                    8.78
  Pro forma.......................           17.41                  16.51                     N/A
  Pro forma equivalent............             N/A                    N/A                    7.61

---------------


(1) The pro forma per share data for Parker were prepared based on the assumptions that the purchase price is approximately $478.0 million, the Parker share price is $43.375, and the consideration paid by Parker in the merger is comprised of 51% Parker shares and 49% cash. For purposes of computing unaudited per share data for Parker on a pro forma basis, the purchase price in excess of the fair value of net assets of Commercial Intertech was allocated to goodwill and debt was assumed to have been incurred to finance the cash portion of the purchase price. The purchase price allocation is preliminary since the fair value of net assets was based on an estimate and the actual adjustments will be made on the basis of valuations as of the closing date.


(2) The pro forma per share data for Parker were determined assuming that the purchase price is comprised of 51% Parker shares and 49% cash. Changing this assumption to contemplate a purchase comprised entirely of Parker shares would decrease Parker's pro forma diluted earnings per share by $.02 and $.06 and pro forma basic earnings per share by $.02 and $.06 for the interim period ending December 31, 1999 and the year ended June 30, 1999, respectively. Pro forma book value per share would decrease by $.60 and $.57 as of December 31, 1999 and the year ended June 30, 1999, respectively.



(3) The equivalent pro forma per share data for Commercial Intertech assume an exchange ratio of .4611 of a Parker share for each Commercial Intertech share converted into Parker shares, based upon an assumed Parker share price of $43.375 and Commercial Intertech purchase price of approximately $478.0 million. No equivalent pro forma per share data is provided with respect to Commercial Intertech shares converted into the right to receive cash.



(4) The pro forma earnings per share data for Parker and the equivalent pro forma earnings per share data for Commercial Intertech reflect amortization of the purchase price in excess of the fair value of the net assets of Commercial Intertech (assuming a 20-year life) and the incremental interest expense on debt assumed to have been incurred to finance the cash portion of the purchase price.



(5) Parker pro forma combined dividends per share represent historical dividends per share paid by Parker.



(6) The unaudited pro forma comparative per share data reflect the merger based upon preliminary purchase accounting adjustments. Actual adjustments, which may include adjustments to additional assets, liabilities and other items, will be made on the basis of appraisal and evaluations as of the closing date and, therefore, are likely to differ from those reflected in the historical and pro forma per share data.

                                  RISK FACTORS

     In determining whether you should vote in favor of the merger you should consider carefully the risks associated with the merger and with ownership of Parker common stock following the merger, including the following factors:

     THE EXCHANGE RATIO IS SUBJECT TO A COLLAR. SHAREHOLDERS MAY RECEIVE DIFFERENT VALUE DEPENDING ON WHETHER THEY RECEIVE CASH, STOCK OR A COMBINATION OF CASH AND STOCK.


     The precise value of the merger consideration to be paid to Commercial Intertech's shareholders will not be known at the time of the special meeting. The exchange ratio will be between .3747 and .4611 depending on the average closing price per share of Parker common stock for the 20 trading days ending five trading days prior to the merger's closing date, subject to certain adjustments. The exchange ratio will be .3747 if the average closing price (determined pursuant to the formula in the merger agreement) of Parker common stock is $53.375 or higher. It will be adjusted as the price of Parker common stock falls below $53.375, but will not increase above .4611 for any decline in the average closing price below $43.375. If the average closing price per share is less than $43.375, then Commercial Intertech's shareholders receiving Parker common stock may receive less than $20.00 in value. If the average closing price per share is more than $53.375, then Commercial Intertech's shareholders receiving cash may receive less value than those shareholders receiving Parker common stock. Because the closing of the merger cannot occur until May 4, 2000, unless Commercial Intertech and Parker obtain the consent or waiver of the relevant German regulatory authority with respect to the contract to which Commercial Intertech's German subsidiary is a party in Germany, the exchange ratio, and therefore the number of shares of Parker common stock to which Commercial Intertech shareholders are entitled to in the merger, may not be known at the time of the special meeting.


     In addition, the value of Parker common stock will fluctuate after the exchange ratio is determined but prior to the effective time of the merger and may be higher or lower than on the date of the merger agreement, the date of the special meeting or the date on which the exchange ratio is determined. The price of Parker common stock may vary because of several factors, including:

      -- general market, industry and economic conditions and market assessments of those conditions;

      -- changes in the business, operations or prospects of Parker and market assessments of those changes;

      --  market assessments of the likelihood the merger will be completed; and

      -- market assessments of the timing and amount of integration savings to be achieved after the merger.

     If the value of the stock consideration on the closing date is less than the average closing price, the value of the merger consideration (based solely on the market price of Parker common stock and without taking into account any tax effects) to be received by Commercial Intertech shareholders who receive all stock consideration in the merger will be less than the value of the merger consideration to be received by those holders who receive $20.00 per share in cash consideration or a mixture of stock and cash consideration, and the value of the merger consideration to be received by holders receiving any stock in the merger will be less than the value of the merger consideration to be received by holders receiving all cash in the merger. Conversely, if the value of the stock consideration on the closing date is greater than the average closing price, the value of the merger consideration (based solely on the market price of Parker common stock and without taking into account any tax effect) to be received by Commercial Intertech shareholders receiving all stock consideration in the merger will be greater than the value of the merger consideration received by those holders who receive $20.00 per share in cash consideration in the merger or a combination of cash and stock and the value of the merger consideration to be received by holders receiving a combination of stock and cash consideration will be greater than the value of the merger consideration to be received by those holders receiving all cash in the merger. Accordingly, there can be no assurance that all of Commercial Intertech's shareholders will receive the same value of consideration in the merger.

YOU MAY NOT RECEIVE ALL CASH IN THE MERGER EVEN IF YOU MAKE AN ALL-CASH
ELECTION.

     The number of Commercial Intertech common shares that can be converted into the right to receive cash is limited. The merger agreement requires that at least 51% of the total merger consideration be paid in Parker common stock. Therefore, if so many shareholders elect to receive cash that the value of the Parker common stock that would be issued in the merger is less than 51% of the total merger consideration, each share for which a cash election has been made will be converted, on a pro rata basis, into the right to receive a combination of cash and Parker common stock to the extent necessary to ensure that no more than 49% of the total merger consideration is paid in cash.

COMMERCIAL INTERTECH SHAREHOLDERS WILL HAVE NO CONTROL OVER PARKER'S FUTURE OPERATIONS.

     Commercial Intertech's shareholders presently have the power to approve or reject any matter requiring the approval of shareholders under Ohio law and Commercial Intertech's articles of incorporation. After the merger, Commercial Intertech's shareholders, in the aggregate, will hold less than 7% of the outstanding shares of Parker common stock. Even if all of the former Commercial Intertech shareholders voted in concert on all matters presented to Parker's shareholders from time to time, this number of Parker shares, without a substantial number of other holders voting the same way, will not affect the outcome of proposals voted upon by the shareholders of Parker.

TERMINATION FEES COULD MAKE A COMPETING TAKEOVER PROPOSAL MORE DIFFICULT AND EXPENSIVE.

     Commercial Intertech must pay Parker a termination fee of $18.0 million if the merger agreement terminates under specified circumstances. The termination fee could discourage another company from making a competing takeover proposal that could be more advantageous to Commercial Intertech's shareholders because this fee may make the competing proposal more difficult or expensive and could deter Commercial Intertech from entering into an alternative transaction. Commercial Intertech is not presently aware of any competing proposal.

PARKER COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING COMMERCIAL INTERTECH.


     Upon the completion of the merger, holders of Commercial Intertech common stock (other than those receiving solely cash) will become holders of Parker common stock. Parker's business differs significantly from that of Commercial Intertech, and Parker's results of operations, as well as the price of Parker's common stock, may be affected by factors different from those affecting Commercial Intertech's results of operations and the price of Commercial Intertech stock. For a discussion of Parker's and Commercial Intertech's respective businesses, see Parker's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 and Commercial Intertech's Annual Report on Form 10-K for the fiscal year ended October 31, 1999, which are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 71.


INTEGRATING COMMERCIAL INTERTECH AND PARKER MAY BE DIFFICULT.

     After the merger, Parker will need to efficiently and promptly integrate Commercial Intertech's operations to achieve the anticipated benefits of the merger. Failure to successfully integrate Commercial Intertech's operations could have a negative effect on Parker and prevent Parker, as the surviving corporation, from achieving the anticipated benefits of the merger.

     Certain key elements of Commercial Intertech's businesses that need to be integrated include:

      --  operational management and other professional personnel;

      --  technical and research and development operations;

      --  sales and marketing efforts; and

      -- financial, accounting and other operational controls, procedures, information systems and policies.

The integration process will be further complicated by the need to integrate widely dispersed operations, multiple offices and different corporate cultures. This integration may not be accomplished in an efficient or effective manner, if it is accomplished at all. The integration process will require the dedication of management and other personnel, which may distract these individuals attention from the conduct of day-to-day business activities. Expenses associated with ongoing integration of Commercial Intertech into Parker are likely to have a negative effect on operating results of Parker at least through Parker's fiscal year ending June 30, 2001.

THE VALUE OF COMMERCIAL INTERTECH COMMON STOCK MAY BE ADVERSELY AFFECTED IF THE MERGER IS NOT COMPLETED.

     If the merger is not completed for any reason, the price of Commercial Intertech's common stock may fall significantly. Since January 17, 2000, when the transaction was announced, the stock of Commercial Intertech has risen approximately 10%, gains that are likely based in part on the expectation of an exchange for the merger consideration as described in the merger agreement. If the merger fails to be consummated, those gains may be lost.

WE MUST RETAIN KEY PERSONNEL AND THEY MUST WORK TOGETHER EFFECTIVELY.

     The success of combining Commercial Intertech with Parker will depend upon the retention of certain key employees who are critical to the continued advancement, development and support of Commercial Intertech's products, services, ongoing sales and marketing efforts. The loss of the services of any key personnel or of any significant group of employees of Commercial Intertech could negatively affect Parker's ability to successfully integrate Commercial Intertech's operations. As often occurs with mergers, during the pre-merger and integration phases, competitors may intensify their efforts to recruit key employees. Employee uncertainty regarding the effects of the merger could also cause increased turnover. Parker may not be able to retain key technical, sales or marketing personnel of Commercial Intertech before or after the merger.

WE COULD LOSE CUSTOMERS AS A RESULT OF UNCERTAINTY REGARDING THE MERGER.

     Uncertainty regarding the merger and the ability of Commercial Intertech and Parker to effectively integrate their operations without significant reduction in quality of service could lead some customers to select other vendors. The loss of business from significant customers could have a negative effect on Parker's business.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Parker and Commercial Intertech, as well as certain information relating to the merger, including, without limitation:

      -- statements relating to the cost savings estimated to result from the merger;

      -- statements relating to revenues estimated to be generated following the merger;


      -- statements relating to the restructuring charges estimated to be incurred in connection with the merger or otherwise;



      -- statements relating to the future projections of Commercial Intertech; and


      -- statements preceded or followed by or that include the words "believes," "intends," "expects," "anticipates," "estimates" or similar expressions.

     These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements because of, among others, the following factors:

      -- expected cost savings from the merger may not be fully realized or realized within the expected time frame;

      -- revenues following the merger may be lower than expected or operating costs, customer loss and business disruption following the merger may be greater than expected;

      -- competitive pressures in Parker's industries may increase significantly;

      -- costs or operational difficulties related to the integration of the businesses of Commercial Intertech into Parker may be greater than expected;

      -- general economic or business conditions may be less favorable than expected;

      -- legislative or regulatory changes may adversely affect the businesses in which Parker is engaged;

      --  difficulties in retaining or attracting key personnel;

      --  changes may occur in the securities markets; and


      --  the factors discussed in "Risk Factors" beginning on page 14.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In September 1999, Duane E. Collins, the President and Chief Executive Officer of Parker, contacted Paul J. Powers, the Chairman and Chief Executive Officer of Commercial Intertech, to discuss the possibility of a business combination between Commercial Intertech and Parker. Mr. Collins noted that he was interested in discussing this possibility in light of recent consolidations in the industry.


     On October 4, 1999, Mr. Collins, Mr. Powers and Stephen J. Perkins, Commercial Intertech's President and Chief Operating Officer, met to discuss generally the possibility of a business combination involving the two companies. Following that meeting, Mr. Collins contacted Mr. Powers to express his increased interest in pursuing a business combination. On October 24, 1999, Messrs. Collins, Powers, Perkins and Gerald C. McDonough, a non-employee director of Commercial Intertech, met to discuss the fit and potential benefits of a merger between Parker and Commercial Intertech. During this meeting, Mr. Collins indicated that while he was not in a position to make an offer to Commercial Intertech, based on Parker's internal financial analyses, Parker considered the value of Commercial Intertech's common stock to be in the range of $15.00 to $20.00 per share. Mr. Powers responded that he did not believe that Commercial Intertech's board would support a transaction at the low end or middle of that range but that he would discuss the proposed business combination and Parker's valuation range with the Commercial Intertech board of directors.



     The board of directors of Commercial Intertech met on November 17, 1999. At that meeting, Mr. Powers informed the board of his discussions with Mr. Collins, now also serving as Chairman of Parker. Goldman Sachs, Commercial Intertech's financial advisor, made a presentation to the board concerning a possible business combination involving Parker and Commercial Intertech, and Katten Muchin Zavis, Commercial Intertech's legal counsel, made a presentation regarding the board's fiduciary responsibilities. No decision regarding a business combination with Parker was reached, but the board of directors authorized Commercial Intertech's management and advisors to continue their discussions with Parker.


     On December 3, 1999, a confidentiality agreement between Parker and Commercial Intertech was signed.


     During early December 1999, Messrs. Powers and Collins continued their discussions regarding a possible business combination involving Parker and Commercial Intertech, including discussions regarding Parker's valuation of Commercial Intertech. During these discussions, Mr. Collins eventually agreed to a valuation, subject to due diligence, for Commercial Intertech of $20.00 per share, which was at the top of the range Parker initially proposed to Commercial Intertech.



     On December 14, 1999, both parties participated in a meeting held in Cleveland, Ohio at which comprehensive presentations were made by Commercial Intertech personnel covering Commercial Intertech's business, prospects, technology, products and financial projections. Messrs. Powers, Perkins, Steven
J. Hewitt, Commercial Intertech's Chief Financial Officer, John Gilchrist, Commercial Intertech's Vice President of Corporate Business Development, and representatives of Goldman Sachs and Katten Muchin attended the meeting on behalf of Commercial Intertech. Mr. Collins, Michael J. Hiemstra, Parker's Vice President -- Finance and Administration and Chief Financial Officer, Thomas A. Piraino, Jr., Parker's Vice President, General Counsel and Secretary, Timothy K. Pistell, Parker's Treasurer, and Donald E. Washkewicz, formerly Parker's Hydraulics Group President and now Parker's President and Chief Operating Officer, attended the meeting on behalf of Parker. After the meeting, both parties decided to continue discussions regarding a possible business combination, and each began an investigation of the other party's business, including financial and legal due diligence.


     On December 21, 1999, members of senior management of Commercial Intertech and Parker met in Cleveland, Ohio. During this meeting, representatives of Commercial Intertech provided further information regarding Commercial Intertech's business.

     In late December 1999, Parker and Commercial Intertech began negotiating the terms of the merger agreement. On December 30, 1999, the Commercial Intertech board of directors held a meeting via conference call during which Mr. Powers and representatives of Goldman Sachs and Katten Muchin provided the board of directors with an update on the negotiations.

     On January 4, 2000, Messrs. Collins and Powers and a representative of Goldman Sachs met in Cleveland, Ohio. During this meeting, Mr. Collins confirmed his willingness to recommend to Parker's board of directors a transaction in which Commercial Intertech would merge into Parker with Commercial Intertech shareholders receiving Parker common stock valued at $20.00 per share for each share of Commercial Intertech stock owned.

     On January 5, 2000, representatives of Commercial Intertech and Goldman Sachs met with representatives from Parker and Salomon Smith Barney in Cleveland, Ohio as part of Commercial Intertech's financial review of Parker. Through early January 2000, each party continued their respective due diligence investigations.

     On January 7, 2000, the Commercial Intertech board of directors met to consider the potential merger of Commercial Intertech into Parker. Presentations were made by representatives of Goldman Sachs and Katten Muchin and the management of Commercial Intertech, and the board of directors discussed the current status of the negotiations, the terms of the proposed merger agreement, an analysis of the strategic alternatives available to Commercial Intertech and an analysis of the potential financial effects of the proposed merger. At this meeting, representatives of Katten Muchin again reviewed the board of directors' fiduciary responsibilities. During this meeting, the Commercial Intertech board of directors raised a concern regarding the commitment Parker would make to the Mahoning Valley community and to the employees of Commercial Intertech.

     During the January 7, 2000 meeting, the Commercial Intertech board of directors also discussed the economic terms of the merger. Mr. Powers indicated that the parties had discussed using a floating exchange ratio within a collar of approximately 10% below and above the average closing price of Parker common stock for the 20 day trading period ending immediately prior to the signing of the merger agreement. The board of directors discussed the risks and benefits associated with this type of pricing structure, including the fixed nature of the exchange ratio outside the collar.

     On January 7, 2000, the Parker board of directors also met to consider the potential merger of Commercial Intertech into Parker.


     After the meetings, representatives of Commercial Intertech and Parker continued to discuss the economic terms of the proposed merger. Thereafter, Parker proposed including a cash election feature in the merger that would allow Commercial Intertech shareholders to elect to exchange some or all of their Commercial Intertech common stock for $20.00 in cash, subject to certain limitations to preserve the tax-free reorganization nature of the merger. After reviewing this cash election feature with its advisors, Commercial Intertech's management discussed this cash election feature with the Commercial Intertech board of directors.


     Between January 7, 2000 and January 14, 2000, the parties negotiated the terms of the merger agreement and finalized their respective due diligence investigations.

     On January 13, 2000, after discussions with Mr. Powers and Commercial Intertech representatives, Mr. Collins issued a letter on behalf of Parker to the board of directors of Commercial Intertech detailing Parker's commitment to the Mahoning Valley community and to Commercial Intertech employees. The text of Mr. Collins' letter is as follows:

                                                                     Parker Logo

Duane E. Collins


Chairman, President and Chief Executive Officer


To Board of Directors of Commercial Intertech Corp.
January 13, 2000

Gentlemen:

     We at Parker Hannifin are extremely pleased that our two well respected Ohio companies have agreed to join forces. We genuinely believe that the combined company will provide superior value for our shareholders, increased opportunities for our employees and strengthen the Mahoning Valley community.

     We have a long and rich history of strongly supporting the local communities in which we conduct our operations. We firmly commit to continue this policy with respect to the Mahoning Valley. We see the following benefits for the Commercial Intertech family and community:

      -- we have expressly committed in the Merger Agreement to continue the level and type of Commercial Intertech's charitable giving for at least five years;

      -- as part of our overall corporate philosophy, we will encourage all of our employees to take leadership roles in the Mahoning Valley community;

      -- we will provide enhanced opportunities for career development to our new employees from Commercial Intertech;

      -- we are committed to promoting employment opportunities in the Mahoning Valley community; and

      --  we will continue to invest locally in the Mahoning Valley.

We look forward to our future as a combined company.

                                  Sincerely,
                                  Duane Collins

     The Commercial Intertech board of directors met again on January 14, 2000 to discuss the proposed merger. At that meeting, Commercial Intertech's advisors described the status of the negotiations and the cash election feature. Goldman Sachs made a presentation and provided its oral opinion (that was subsequently confirmed in writing) that the merger consideration was fair from a financial point of view to Commercial Intertech's shareholders. Representatives of Katten Muchin reviewed the terms of the transaction and the merger agreement. After extensive review and discussion, the Commercial Intertech board of directors unanimously determined that the merger was fair to, and in the best interests of, the shareholders of Commercial Intertech and approved the merger agreement and the "opt-out" amendment. The Commercial Intertech board of directors also unanimously resolved to recommend that the shareholders of Commercial Intertech vote for the adoption of the merger agreement and the approval of the "opt-out" amendment and authorized its officers to sign the merger agreement.


     On the evening of January 14, 2000, after the approval of the Commercial Intertech and Parker boards of directors, the parties signed the merger agreement. A joint press release announcing the signing of the merger agreement was issued on January 17, 2000. See page 42 for a complete description of the merger agreement.


RECOMMENDATION OF THE COMMERCIAL INTERTECH BOARD OF DIRECTORS; REASONS FOR THE MERGER

     THE COMMERCIAL INTERTECH BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF COMMERCIAL INTERTECH, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF COMMERCIAL INTERTECH VOTE FOR ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE "OPT-OUT" AMENDMENT.

     In reaching its decision to unanimously approve the merger agreement and the "opt-out" amendment, the Commercial Intertech board of directors consulted with its senior management, as well as its legal and financial advisors, and considered a number of factors, including the following:

      -- the consideration to be received by Commercial Intertech's shareholders, which as of January 17, 2000 when the merger was announced, represented a 55% premium over the average closing price for Commercial Intertech common stock for the 20 trading days immediately prior to the announcement of the merger;

      -- the results of an examination of strategic alternatives, including remaining independent, a leveraged buy-out and a sale to another third party, and the determination that a merger with Parker, a company with an excellent reputation and a significant presence in the hydraulics field, as well as a company with a history of strong community sponsorship, would benefit Commercial Intertech, its shareholders, employees and customers in more ways than remaining independent or as a potential target of a hostile third party or a leveraged buy out fund. In considering other strategic alternatives in light of Parker's offer for Commercial Intertech, the Commercial Intertech board of directors examined the following factors:

          - remaining independent was not a desirable option for Commercial Intertech because:

               - a significant number of Commercial Intertech's customers and competitors have consolidated in recent months which has had, and is likely to have in the future, a negative impact on Commercial Intertech;

               - Commercial Intertech's ability to commit substantial funds to research and development is more limited than Parker's;

               - Commercial Intertech's price earnings multiple is not as high as those of large-capitalization companies including Parker and is not likely to trade like a large capitalization company;

               - the limited coverage of Commercial Intertech's common stock by institutional analysts as compared to the analysts' coverage of Parker's common stock;

               - the market for Commercial Intertech's shares is less liquid than the market for Parker's shares, a large-capitalization company;

               - Commercial Intertech is presently involved in a number of projects, the benefits of which will not be realized in the current fiscal year; and

          - if Commercial Intertech becomes subject again to a hostile takeover, it may not have the opportunity to choose the timing and identity of its potential merger partner.

      -- the ability to consummate the merger as a tax-free reorganization for federal income tax purposes;

      -- the ability of Commercial Intertech shareholders to elect to exchange their shares for $20.00 cash per share, subject to the limitations described in this proxy statement/prospectus;

      -- the expected benefits to Commercial Intertech's shareholders from owning an interest in a larger and financially stronger enterprise with greater geographic coverage and additional management talent;

      -- Parker's commitment in the merger agreement to continue for at least a five year period the contributions to the communities constituting Commercial Intertech's service areas that have become a tradition at Commercial Intertech, which commitment is further evidenced by a letter from Duane Collins, dated January 13, 2000, discussed in further detail in "Background of the Merger;"

      -- the determination that Parker is in a better position to serve Commercial Intertech's customers over the long term because it is a broader based company (both on a products and geographic basis) with a greater ability to provide appropriate service and assistance;

      -- Parker's excellent reputation in the hydraulics field, and its ability to continue to provide Commercial Intertech's customers with premium quality and service, and to provide Commercial Intertech's hydraulics employees with excellent career opportunities;

      -- the loyalty Parker has shown to its own employees, and the expectation that Commercial Intertech's employees will be afforded the same treatment, and given the same career opportunities Parker is known for offering its employees;

      -- the hydraulics industry's movement towards systems, instead of parts, and Parker's ability, when combined with Commercial Intertech, to offer systems and maintain its competitive edge; and

      -- the presentations given by Goldman Sachs to the Commercial Intertech board of directors on several occasions, including the opinion of Goldman Sachs, dated January 14, 2000, to the effect that, based upon and subject to the matters discussed therein, the merger consideration was fair from a financial point of view to the holders of Commercial Intertech common stock as of the date of the opinion.

     In addition to the factors set forth above, in the course of its meetings, the Commercial Intertech board of directors reviewed and considered a wide variety of information relevant to the merger including:

      -- information concerning Commercial Intertech's and Parker's businesses, historical financial performance and condition, operations, customers, competitive positions, prospects and management;

      -- current financial market conditions and historical market prices, volatility and trading information with respect to the Commercial Intertech common stock and Parker common stock;

      -- the consideration to be paid to the Commercial Intertech shareholders in the merger and a comparison of comparable merger transactions;

      -- the terms of the merger agreement, including the parties' representations, warranties, covenants and conditions to their respective obligations;

      -- reports from Commercial Intertech's management, legal advisors and financial advisors as to the results of their due diligence investigations of Parker;

      -- the potential impact of the merger on customers, employees and other constituencies of Commercial Intertech;

      --  the terms and conditions of the merger agreement, including:

          - the ability of Commercial Intertech's board of directors to consider unsolicited, superior acquisition proposals from third parties where the failure to do so would constitute a breach of their fiduciary duties under Ohio law; and

          - the size of the termination fee provided in the merger agreement and the circumstances in which it is payable, which the Commercial Intertech board of directors believes would not reasonably be expected to discourage competing business combination proposals from third parties;

      -- the fact that the EBITDA multiple being paid by Parker in the merger is at the lower end of the range of EBITDA multiples being paid in other transactions in the diversified industrials manufacturers market;

      -- the fact that, based on a historical analysis, the dividend yield on Parker common stock is lower than the dividend yield historically received on Commercial Intertech common stock; and

      -- the fact that if Parker common stock trades at an average closing price lower than $43.375 for the 20 trading days ending five trading days prior to the closing of the merger and the merger is consummated, the aggregate consideration payable to the Commercial Intertech shareholders will be less than $20 per share.

     The Commercial Intertech board of directors considered all of the above factors, in addition to many others. All of the factors described above, with the exception of the final four, were viewed as positive and beneficial for Commercial Intertech and its shareholders. In evaluating these factors as a whole, the final four factors were outweighed by the reasons stated above, and because each of the four negative factors were mitigated in whole or in part by the following:

      -- the board of directors of Commercial Intertech does not believe that the termination fee would discourage competing business combination proposals from third parties because it is well within the range of termination fees for other similar transactions;

      -- although the exchange ratio represents an EBITDA multiple at the lower end of the range when compared to other transactions in the diversified industrials manufacturers industry, Commercial Intertech's EBITDA consists of contributions from its two non-hydraulics businesses, making comparisons between transactions difficult;

      -- the Commercial Intertech board of directors believes that the dividend yield reduction is more than compensated for by the premium that is to be received pursuant to the merger, and the ability of Commercial Intertech shareholders to sell some of their Parker common stock (or elect to receive cash in the merger) which would mitigate the reduction in dividend yield; and

      -- the ability of Commercial Intertech shareholders to elect to exchange their Commercial Intertech shares for cash for up to 49% of the total merger consideration allows the shareholders to mitigate to some extent the potential risk that the average closing price of Parker common stock for the valuation period will be less than $43.375 per share.

     The foregoing discussion of the material information and factors considered and given weight by the Commercial Intertech board of directors is not intended to be exhaustive. It should be noted that the potential benefits of the merger, as discussed above, may not be realized. See "Risk Factors." In view of the variety of factors considered in connection with its evaluation of the merger, the Commercial Intertech board of directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the board may have given different weights to different factors. For a discussion of the interests of certain members of Commercial Intertech's management and board of directors in the merger, see "The Merger--Interests of Certain Persons in the Merger."

OPINION OF FINANCIAL ADVISOR TO COMMERCIAL INTERTECH

     On January 14, 2000, Goldman Sachs delivered its oral opinion to the board of directors of Commercial Intertech, which was subsequently confirmed by the written opinion of Goldman Sachs, that as of the date of its opinion, and based upon and subject to the various qualifications and assumptions described therein, the consideration to be received by the holders of outstanding shares of Commercial Intertech common stock pursuant to the merger agreement was fair from a financial point of view to those holders.

     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED JANUARY 14, 2000, WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION IS ATTACHED AS ANNEX C TO THIS PROXY/PROSPECTUS STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF COMMERCIAL INTERTECH COMMON STOCK SHOULD READ THIS OPINION IN ITS ENTIRETY.

     In connection with its opinion, Goldman Sachs reviewed, among other things:

      --  the merger agreement;

      -- the annual reports to shareholders and annual reports on Form 10-K of Commercial Intertech for the five fiscal years ended October 31, 1999;

      -- the annual reports to shareholders and annual reports on Form 10-K of Parker for the five fiscal years ended June 30, 1999;

      -- interim reports to shareholders, if any, and quarterly reports on Form 10-Q of Commercial Intertech and Parker;

      -- other communications from Commercial Intertech and Parker to their respective shareholders; and

      -- internal financial analyses and forecasts for Commercial Intertech and Parker prepared by their respective managements.

     Goldman Sachs also held discussions with members of the senior management of Commercial Intertech and Parker regarding the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for Commercial Intertech common stock and Parker common stock, compared financial and stock market information for Commercial Intertech and Parker with similar information for other companies, the securities of which are publicly traded, reviewed the financial terms of recent business combinations in the hydraulic manufacturing industry specifically and in other industries generally and performed other studies and analyses as it considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Commercial Intertech or Parker or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. The opinion referred to in this document was provided for the information and assistance of Commercial Intertech's board of directors in connection with its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Commercial Intertech common stock should vote with respect to the proposed transaction or as to whether any holder of Commercial Intertech common stock should elect to receive the stock consideration or the cash consideration, nor does Goldman Sachs express an opinion with respect to the procedures and limitations applicable to the cash election.

     The following is a summary of the principal financial analyses presented to the Commercial Intertech board of directors by Goldman Sachs in connection with providing its oral opinion, and does not purport to be a complete description of the analyses performed by Goldman Sachs.

     Hypothetical Transaction Price Trading Multiples. Goldman Sachs calculated various financial multiples and ratios for Commercial Intertech based on the merger consideration of $20 per share, subject to the operation of the collar. The future operating and financial information was based on Commercial Intertech management forecasts. Equity consideration is the value of common equity based on the $20 per share merger consideration and assumed approximately 17.5 million fully diluted shares outstanding. Levered consideration is equity consideration plus net debt assumed. The results of these analyses are summarized as follows:

                                                                HYPOTHETICAL
                                                                TRANSACTION
                       RATIO/MULTIPLE                             MULTIPLE
                       --------------                           ------------
Premium to market (1).......................................          52%
Ratio of levered consideration to actual 1999 sales.........        0.81x
Ratio of levered consideration to estimated 2000 sales......        0.78x
Ratio of levered consideration to actual 1999 EBITDA........         6.8x
Ratio of levered consideration to estimated 2000 EBITDA.....         6.2x
Ratio of levered consideration to actual 1999 EBIT..........         9.4x
Ratio of levered consideration to estimated 2000 EBIT.......         8.6x
Ratio of equity consideration to actual 1999 net income.....        15.3x
Ratio of equity consideration to estimated 2000 net
  income....................................................        14.3x
Premium to book value(2)....................................         2.6x

---------------

(1) Based on the closing market price of Commercial Intertech common stock on January 6, 2000, the day before both parties held board meetings to preliminarily review the proposed transaction, of $13.1250 per share. On January 13, 2000, the day before the Commercial Intertech board of directors approved the merger and the merger agreement was entered into, the closing market price of Commercial Intertech common stock was $15.2500 per share.

(2) Equity consideration over book value as of October 31, 1999.

     Selected Companies Analysis. Goldman Sachs reviewed and compared selected financial information for Commercial Intertech to corresponding financial information, ratios and public market multiples for the following five publicly-traded hydraulic systems companies:

      --  Eaton Corp.;

      --  Parker;

      --  Pentair Inc.;

      --  Sauer Inc.; and

      --  Sun Hydraulics Corp.;

and for the following three publicly-traded building systems companies:

      --  Butler Manufacturing Co.;

      --  NCI Building Systems Inc.; and

      --  Robertson Ceco Corp.;

and for the following two other publicly-traded U.S. metals companies:

      --  Harsco Corp.; and

      --  Trinity Industries Inc.

     Goldman Sachs calculated and compared various financial multiples and ratios for the selected companies. The multiples and ratios were calculated, as applicable, using the closing price for the common stock of Commercial Intertech and each of the selected companies on January 6, 2000 and were based on the most recent publicly available information and consensus estimates provided by Institutional Brokers Estimate System, or IBES. Goldman Sachs' analyses of the selected companies compared the median values of each of these industry sectors to the results for Commercial Intertech:

      -- ratio of enterprise value (which is equity market capitalization based on basic shares outstanding, or equity market capitalization, plus net debt), to latest twelve months sales;

      -- ratio of enterprise value to latest twelve months earnings before interest, taxes, depreciation and amortization, or EBITDA;

      -- ratio of enterprise value to latest twelve months earnings before interest and taxes, or EBIT;

      -- estimated price to earnings ratios, or P/E ratios, for calendar years 1999 and 2000, based on IBES consensus estimates;

      -- ratio of estimated 2000 P/E ratio to estimated annualized five-year earnings per share growth rate; and

      --  dividend yield.

     The results of these analyses are summarized as follows:

                                        HYDRAULIC    BUILDING     U.S.
                                         SYSTEMS     SYSTEMS     METALS                    COMMERCIAL
            RATIO/MULTIPLE               MEDIAN       MEDIAN     MEDIAN    COMPOSITE(1)    INTERTECH
            --------------              ---------    --------    ------    ------------    ----------
Ratio of enterprise value to latest
  twelve months sales.................     1.1x        0.4x        0.7x         0.8x          0.6x
Ratio of enterprise value to latest
  twelve months EBITDA................     7.9x        3.4x        4.6x         6.1x          4.8x
Ratio of enterprise value to latest
  twelve months EBIT..................    12.8x        4.8x        7.3x         9.6x          6.7x
Estimated calendarized P/E ratio for
  year 1999...........................    15.6x        7.3x       10.2x        12.3x          9.7x
Estimated calendarized P/E ratio for
  year 2000...........................    10.0x        6.8x        9.2x         9.0x          9.1x
Estimated 2000 P/E ratio to estimated
  5-year earnings per share growth
  rate................................     1.0x        0.7x        0.9x          --           0.9x
Dividend yield........................     2.3%        0.0%        2.8%          --           4.6%

---------------

(1) Sector median multiples weighted by the contribution of each business segment to Commercial Intertech's total 1999 EBIT (54% Hydraulics, 28% Building Systems and 18% U.S. Metals).

     Based on a range of estimated 2000 P/E ratios of the selected companies, as adjusted by Goldman Sachs, of 9.0x to 14.0x, Goldman Sachs calculated a hypothetical public company valuation for Commercial Intertech ranging from $12.70 to $19.75 per share.

     Analysis of Present Value of Hypothetical Future Stock Prices. Using a range of P/E ratios of 8.0x to 14.0x, Commercial Intertech management estimates of forward year earnings per share, a discount rate of 11%, and including future dividends at a constant payment ratio of 45% of earnings per share, Goldman Sachs calculated a range of potential present values of hypothetical future stock prices for Commercial Intertech on a stand-alone basis for the period 1999 through 2003, which ranged from $11.91 to $25.13 per share.

     Based on a range of P/E ratios of 8.0x to 11.0x for the period 2000 through 2003, Goldman Sachs calculated a hypothetical present value of future stock prices for Commercial Intertech ranging from $13.30 to $19.90 per share. As of January 6, 2000, Commercial Intertech was trading at 9.3x Commercial Intertech management's projected fiscal year 2000 earnings.

     Leveraged Buyout Summary. Goldman Sachs calculated the equity return in a hypothetical leveraged buyout assuming a hypothetical deal price of $20 per share which would be financed with 49% senior debt, 14% subordinated debt and 37% equity. Goldman Sachs performed the calculation using both Commercial Intertech management forecasts and Commercial Intertech management forecasts revised to reflect the average sales growth and EBIT margins that Commercial Intertech had realized over the previous three fiscal years. The results of these analyses are summarized as follows:

            EQUITY RETURNS IN YEAR 5              MANAGEMENT CASE    REVISED CASE
            ------------------------              ---------------    ------------
6.0x EBITDA exit multiple.......................       20.7%              4.4%
7.0x EBITDA exit multiple.......................       25.9%             10.9%

     Based on Goldman Sachs' estimates of the returns a leveraged buyout sponsor might require, Commercial Intertech management estimates and a sensitivity analysis on EBITDA exit multiples, Goldman Sachs calculated a hypothetical leveraged buyout valuation for Commercial Intertech ranging from $14.00 to $18.00 per share.

     Discounted Cash Flow Analysis. Based on the Commercial Intertech management estimates, Goldman Sachs performed a discounted cash flow analysis of Commercial Intertech on a stand-alone basis. Using a range of discount rates of 9.0% to 13.0%, and terminal multiples of 2004 EBITDA of 4.0x to 6.0x, Goldman Sachs calculated the net present value of the estimated future cash flows of Commercial Intertech as of March 2000. Based on these parameters, Goldman Sachs calculated Commercial Intertech's per share equity value to range from $17.05 to $28.74.

     Goldman Sachs also performed a sensitivity analysis to illustrate the effects of changes in sales growth and/or EBIT margin on the estimated present value of future cash flows of Commercial Intertech. In this analysis, Goldman Sachs used a discount rate of 11.0% and a terminal value EBITDA multiple of 5.0x and changes in sales growth and EBIT margin of +/- 2.0% from the Commercial Intertech management estimates. This analysis resulted in per share equity values ranging from $16.60 to $29.17.

     Based on a discount rate of 11.0%, a terminal value EBITDA multiple of 5.0x and Commercial Intertech management estimates, and changes in EBIT margin of -2% to 0% from Commercial Intertech management estimates, Goldman Sachs calculated a hypothetical discounted cash flow valuation for Commercial Intertech ranging from $18.60 to $22.50 per share.

     Selected Transactions. Goldman Sachs compared certain information for 61 selected transactions involving diversified industrial manufacturing companies that were announced since October 1992. Goldman Sachs analyses of the selected transactions included a review of:

      -- aggregate levered consideration as a multiple of latest twelve months EBITDA; and

      -- aggregate levered consideration as a multiple of latest twelve months EBIT.

     The results of these analyses are summarized below:

                                                             RANGE       MEAN    MEDIAN
                                                          ------------   -----   -----
Aggregate levered consideration as a multiple of latest
  12 months EBITDA.....................................   4.5x - 15.0x    9.5x    9.1x
Aggregate levered consideration as a multiple of latest
  12 months EBIT.......................................   6.6x - 26.2x   13.3x   12.7x

     Based on a range of levered consideration as a multiple of latest 12 months EBITDA for the selected transactions, as adjusted by Goldman Sachs, of 6.5x to 9.1x, Goldman Sachs calculated a hypothetical merger transaction price for Commercial Intertech ranging from $19.15 to $28.65 per share.

     Contribution Analysis. A contribution analysis demonstrates the parties' respective historical and projected contributions, on a percentage basis, to income statement and public market valuation items of the pro forma combined entity, not including estimated synergies or incremental transaction related expenses, and compares these contributions to the parties' shareholders' relative equity interests in the pro forma combined entity following the merger.

     Goldman Sachs reviewed the respective contributions of Parker and Commercial Intertech to the combined company based upon selected historical and estimated future operating and financial information, including sales, EBITDA and net income for Commercial Intertech, Parker and the pro forma combined entity resulting from the merger, not including estimated synergies or incremental transaction related expenses. The historical and future operating and financial information for Commercial Intertech was based on Commercial Intertech management forecasts and this information was adjusted to coincide with Parker's fiscal year-end of June, and historical and future operating and financial information for Parker was based on analyst estimates. Equity market capitalization is the value of the common equity based on the stock price. Enterprise value is the equity market capitalization plus net debt.

     The results of this analysis are summarized as follows:

                                                               % CONTRIBUTED TO PRO
                                                              FORMA COMBINED ENTITY
                                                              ----------------------
                                                                         COMMERCIAL
                                                              PARKER      INTERTECH
                                                              -------    -----------
Equity market capitalization (as of January 6, 2000)........   95.9%         4.1%
Enterprise value (as of January 6, 2000)....................   95.2%         4.8%
1999 sales..................................................   90.3%         9.7%
2000 estimated sales........................................   90.3%         9.7%
2001 estimated sales........................................   90.3%         9.7%
1999 EBITDA.................................................   92.0%         8.0%
2000 estimated EBITDA.......................................   92.8%         7.2%
2001 estimated EBITDA.......................................   92.2%         7.8%
1999 net income.............................................   93.0%         7.0%
2000 estimated net income...................................   93.5%         6.5%
2001 estimated net income...................................   92.9%         7.1%

     By way of comparison immediately after the merger, Commercial Intertech's shareholders will own between 5.6% and 6.8% of the outstanding shares of common stock of the combined company, assuming that no cash elections are made.

     Pro Forma Merger Analysis. Goldman Sachs analyzed the effect of the merger on earnings per share from the perspective of Parker's shareholders. The analysis was based on the following:

      --  analyst estimates for Parker;

      -- Commercial Intertech management estimates for Commercial Intertech, adjusted to Parker's fiscal year;

      -- Commercial Intertech management estimates of $38.0 million of pre-tax synergies for the fiscal year ending June 2001; and

      --  transaction goodwill amortization of approximately $11.0 million.

     Based on these assumptions, Goldman Sachs estimated that the merger would be accretive to earnings per share for Parker's shareholders in 2001 by 4.1%.

     Comparative Hypothetical Future Stock Prices. Goldman Sachs calculated and compared hypothetical future stock prices for Commercial Intertech, Commercial Intertech's share of Parker's hypothetical future stock price and Commercial Intertech's share of pro forma Parker's hypothetical future stock price. The stock prices were calculated, as applicable, using the following:

      -- the closing price for the common stock of Commercial Intertech and Parker on January 6, 2000;

      --  Commercial Intertech management estimates for Commercial Intertech;

      --  IBES estimates for Parker; and

      --  Commercial Intertech management estimates of potential synergies;

and using multiples of earnings per share for Commercial Intertech of 9.3x and for Parker and the combined company of 14.9x. The results of this analysis are summarized as follows:

                    ENTITY                      1999E     2000E     2001E     2002E     2003E
                    ------                      ------    ------    ------    ------    ------
Commercial Intertech's Stock Price (assuming
  9.3x EPS)...................................  $13.11    $16.28    $19.25    $21.76    $24.55
Commercial Intertech's share of Parker's
  Hypothetical Future Stock Price (assuming
  14.9x EPS)..................................  $19.72    $21.56    $24.15    $27.04    $30.29
Commercial Intertech's Share of Pro Forma
  Parker's Hypothetical Future Stock Price
  (assuming 14.9x EPS(1)).....................  $19.74    $22.38    $25.09    $28.03    $31.93

---------------

(1) Assumes annual pre-tax synergies of $38.0 million based on Commercial Intertech estimates and annual goodwill amortization of approximately $11.0 million relating to this combination. Neither Parker nor Commercial Intertech can assure any shareholder that these synergies will be realized.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all the analyses, and did not attribute any particular weight to any analysis or factor considered by it, nor, except as set forth above, did it derive any value from, or draw any conclusion with respect to fairness based on, any particular analysis. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment, after considering the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Commercial Intertech or Parker or the merger. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Commercial Intertech board of directors as to the fairness from a financial point of view to Commercial Intertech shareholders of the merger consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts or future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Commercial Intertech, Parker, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Commercial Intertech board of directors was one of many factors taken into consideration by the Commercial Intertech board of directors in making its determination to approve the merger agreement and the merger.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Commercial Intertech board of directors selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Goldman Sachs is familiar with Commercial Intertech, having provided to Commercial Intertech certain investment banking services from time to time, including having acted as its financial advisor in connection with, and having participated in some of the negotiations leading to, the merger agreement.

     Goldman Sachs provides a full range of financial advisory and securities services and in the course of its normal trading activities may, from time to time, effect transactions and hold securities, including derivative securities, of Commercial Intertech and Parker for its account and for the accounts of customers.

     By a letter agreement, dated December 12, 1999, the Commercial Intertech board of directors engaged Goldman Sachs as its financial advisor and to render an opinion with respect to the fairness of the financial consideration to be received by the shareholders of Commercial Intertech in connection with the sale of 50% or more of the outstanding shares of Commercial Intertech common stock. Pursuant to the terms of the Goldman Sachs engagement letter, Commercial Intertech has agreed to pay Goldman Sachs a fee of 1.4% of the aggregate consideration paid for Commercial Intertech's equity securities, including amounts paid to holders of options, warrants and convertible securities, plus the principal amount of all indebtedness for borrowed money as set forth on the most recent consolidated balance sheet of Commercial Intertech prior to the consummation of the merger. Commercial Intertech has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against liabilities it incurs, including liabilities under the federal securities laws.

OPINION OF FINANCIAL ADVISOR TO PARKER

     At the meeting of the Parker board of directors held on January 14, 2000, Salomon Smith Barney delivered its oral opinion, subsequently confirmed in writing, that, as of that date, the stock and cash consideration to be paid by Parker pursuant to the merger agreement is fair, from a financial point of view, to Parker.

     THE FULL TEXT OF THE WRITTEN OPINION OF SALOMON SMITH BARNEY TO THE PARKER BOARD OF DIRECTORS IS SET FORTH AS ANNEX D TO THIS PROXY STATEMENT/PROSPECTUS AND SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS CONSIDERED BY SALOMON SMITH BARNEY. SALOMON SMITH BARNEY'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO SHAREHOLDERS TO VOTE IN FAVOR OF THE MERGER, AND SHAREHOLDERS SHOULD NOT RELY UPON THIS OPINION AS A RECOMMENDATION.

     In arriving at its opinion, Salomon Smith Barney reviewed the merger agreement dated January 14, 2000 and held discussions with certain senior officers, directors and other representatives and advisors of Parker and certain senior officers and other representatives and advisors of Commercial Intertech concerning the business, operations and prospects of Parker and Commercial Intertech, as the case may be. Salomon Smith Barney examined

     - certain publicly available business and financial information relating to Parker, including its

          - annual report on Form 10-K for the fiscal year ended June 30, 1999,

          - quarterly report on Form 10-Q for the quarter ended September 30, 1999, and

          - definitive proxy statement on Schedule 14A, dated October 27, 1999;

     - certain publicly available business and financial information relating to Commercial Intertech, including its

          - annual report on Form 10-K for the fiscal year ended October 31, 1998,

          - quarterly report on Form 10-Q for the quarter ended July 31, 1999, and

          - definitive proxy statement on Schedule 14A, dated March 24, 1999;
            and

     - certain financial forecasts and other information and data for Parker and Commercial Intertech which were provided to or otherwise discussed with Salomon Smith Barney by the management of Parker or Commercial Intertech, as the case may be, including information relating to certain strategic implications and operational benefits anticipated from the merger, as well as the potential pro forma impact of the merger.

     Salomon Smith Barney reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things:

     - current and historical market prices and trading volumes of Parker common stock and Commercial Intertech common stock;

     - the historical and projected earnings and other operating data of Parker and Commercial Intertech; and

     - the capitalization and financial condition of Parker and Commercial Intertech.

     Salomon Smith Barney considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which it considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Parker and Commercial Intertech. In addition to the foregoing, Salomon Smith Barney conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with it. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it, Salomon Smith Barney has been advised by the management of Parker and Commercial Intertech, as the case may be, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parker and Commercial Intertech, as the case may be, as to the future financial performance of Parker and Commercial Intertech, as the case may be, and the strategic implications and operational benefits anticipated from the proposed merger. Salomon Smith Barney has not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Parker or Commercial Intertech nor has it made any physical inspection of the properties or assets of Parker or Commercial Intertech.

     Salomon Smith Barney also assumed that the proposed merger will be consummated in a timely manner and in accordance with the terms of the merger agreement, without waiver of any of the conditions precedent to the proposed merger contained in the merger agreement. Salomon Smith Barney was advised, and assumed, that the proposed merger will qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code.

     Salomon Smith Barney was not requested to consider, and its opinion does not address, the relative merits of the proposed merger as compared to any alternative business strategies that might exist for Parker or the effect of any other transaction in which Parker might engage. Salomon Smith Barney's opinion is necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to it, as of the date of its opinion. Salomon Smith Barney assumes no responsibility to update or review its opinion based on circumstances or events occurring after the date of its opinion.

     Salomon Smith Barney's opinion is, in any event, limited to the fairness, from a financial point of view, to Parker of the stock and cash consideration to be paid by Parker pursuant to the merger agreement and does not address Parker's underlying business decision to effect the proposed merger. Furthermore, Salomon Smith Barney's opinion does not constitute an opinion or imply any conclusion as to the likely trading range for Parker common stock following consummation of the proposed merger.

     In connection with its opinion, Salomon Smith Barney performed certain financial analyses, which it discussed with the Parker board of directors on January 14, 2000. The material portions of the analyses performed by Salomon Smith Barney in connection with the rendering of its opinion dated January 14, 2000, are summarized below.

     Salomon Smith Barney arrived at a range of values for Commercial Intertech by utilizing the following four principal valuation methodologies:

     Public Comparable Valuation. A public comparable valuation reviews a company's operating performance and outlook relative to a group of publicly-traded peer companies to determine an implied unaffected market trading valuation range. However, no company used in the public comparable valuation described below is identical to Commercial Intertech. Using publicly available information, Salomon Smith Barney analyzed the market values and trading multiples of the following comparable publicly-traded companies in (1) the hydraulics industry, (2) the building system industry and (3) the metal stamping industry:

Hydraulics Companies


     - Eaton Corp.


     - IMI plc

     - Sauer Inc.

     - Moog Inc.


     - Denison International plc



     - Sun Hydraulics Corp.


Building Systems Companies


     - NCI Building Systems Inc.


     - Robertson-Ceco Corporation


     - Butler Manufacturing Co.



     - Miller Building Systems Inc.


Metal Stamping Companies

     - ABC-NACO Inc.

     - Transportation Technologies Industries, Inc.

     - Trinity Industries, Inc.

     - L.B. Foster Company

     - Huntco Inc.

     - Intermet Corp.

     - Simpson Industries, Inc.


     - Shiloh Industries, Inc.



     - Gibraltar Steel Corp.


     Salomon Smith Barney compared, among other things, (1) equity values as a multiple of estimated calendar years 1999 and 2000 earnings per share, or "EPS," and (2) firm values, calculated as equity value, plus total debt and minority interests, less cash, as multiples of the last twelve month's, or "LTM," (a) revenues, (b) earnings before interest, taxes, depreciation and amortization ("EBITDA") and (c) earnings before interest and taxes ("EBIT"). All multiples were based on closing stock prices on January 12, 2000. Estimated financial data for the selected comparable companies were based on publicly available research analysts' estimates and estimated financial data for Commercial Intertech were based on internal estimates of Commercial Intertech's management.

     Applying a range of these multiples to corresponding financial data of Commercial Intertech resulted in an implied equity reference value range for Commercial Intertech common stock of approximately $15.00 to $20.00 per share.

     Precedent Transaction Value. A precedent transaction valuation provides a valuation range based upon financial information of companies that have been acquired in transactions that have been publicly announced and that are in the same or similar industries as the business being valued. However, no transaction used in the precedent transaction valuation described below is identical to the merger. Using publicly available information, Salomon Smith Barney reviewed the purchase price and implied transaction value multiples paid or proposed to be paid in the following selected transactions for each of the (1) hydraulics, (2) building systems and (3) metal stamping industries:

Hydraulics Transactions

     - Sauer Inc./Danfoss Fluid Power A/S

     - Eaton Corp./Aeroquip-Vickers Inc.


     - Parker/Fluid Power Systems

     - Tomkins plc/Schrader-Bridgeport

     - IMI plc/Herion Werke GmbH


     - Parker/Solenoid Valve Business


     - BTR plc/Limitorque Corp.

     - Constellation Capital Partners LLC/Imo Industries

     - IMI plc/Tour and Anderson Hydraulics

     - IMI plc/ISI Automation, Inc.

     - Daniel Industries, Inc./Bettis Corp.


     - Parker/Abex-NWL (Pneumo Abex Corp.)


Building Systems Transactions

     - Onex Corp./American Buildings Co.

     - NCI Building Systems/Metal Building Components Inc.

     - LTV Corp./Varco-Pruden (United Dominion)

     - Worthington Industries/Dietrich Industries

Metal Stamping Transactions

     - Management/Transportation Technologies Industries, Inc.

     - Trianon/Zenith Industrial

     - Kelso & Company/Citation Corporation

     - TI Group PLC/Walbro Corporation

     - Hidden Creek Industries/J.L. French

     - Kohlberg Kravis & Roberts Co./Accuride Corporation

     - Tower Automotive/Societa Industria Meccanica e Stampagio SpA

     - Mayflower Corp./South Charleston Stamping & Manufacturing Co.

     - Tower Automotive/MascoTech Stamping Technologies

     - Citation Corp./Interstate Forging Industries Inc.

     Salomon Smith Barney compared purchase prices on the selected transactions as a multiple of (1) LTM revenue, (2) LTM EBITDA and (3) LTM EBIT. All multiples were based on publicly-available financial information for the relevant transaction. Applying a range of multiples derived from the selected transactions to Commercial Intertech's estimated calendar years 1999 and 2000
(a) revenues, (b) EBITDA and (c) EBIT resulted in an implied equity reference value range for Commercial Intertech common stock of approximately $20.00 to $25.00 per share.

     Discounted Cash Flow Valuation. A discounted cash flow analysis provides insight into the intrinsic value of a business based on the projected financial results, including capital requirements, and the net present value of the free cash flow anticipated to be generated by the assets of the business. Salomon Smith Barney performed a discounted cash flow ("DCF") analysis of Commercial Intertech to estimate a range of values for the Commercial Intertech common stock. The DCF analysis for Commercial Intertech was based upon certain financial forecasts for the years 2000 through 2004 prepared by the management of Commercial Intertech. Salomon Smith Barney performed a DCF analysis of Commercial Intertech in order to determine the aggregate net present value of the unlevered free cash flows of Commercial Intertech's business, net of its outstanding debt balances.


     Salomon Smith Barney applied a terminal value multiple range of 5.0x to 7.0x to projected EBITDA in year 2004. The unlevered free cash flows were then discounted to present value using discount rates ranging from 9.5% to 11.5% based upon an analysis of the weighted average cost of capital of Commercial Intertech. This analysis of the forecasts for Commercial Intertech, which assumed Commercial Intertech could achieve its forecasted results, indicated an implied equity value range per share of Commercial Intertech common stock of approximately $22.00 to $27.00 on a fully diluted basis.

     Premiums Analysis. A premiums analysis reviews the premiums paid for a target company's stock in other transactions involving cash or cash/stock consideration. However, no company used in the premiums analysis described below is identical to Commercial Intertech. Salomon Smith Barney analyzed the premiums paid in 42 industrial transactions completed or announced since February 1, 1999, having transaction values of $9.0 million to $9.1 billion and involving cash or cash/stock consideration. Salomon Smith Barney analyzed the premiums in these transactions based on the target company's stock price one day, one week and four weeks prior to public announcement of the transaction.

     This analysis indicated the following premiums in the selected transactions:

     - One day prior to public announcement, the mean was 34.4% and the median was 28.4%;

     - One week prior to public announcement, the mean was 41.0% and the median was 37.7%; and

     - Four weeks prior to public announcement, the mean was 46.3% and the median was 39.0%.

     No company used in the public comparable valuation or the premiums analysis described above is identical to Commercial Intertech. No transaction used in the precedent transaction valuation described above is identical to the merger. Accordingly, an examination of the results of the analyses described above necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the businesses and other facts that could affect the public trading value or the acquisition value of the companies to which they are being compared.

     The preparation of a fairness opinion is a complex process not susceptible to partial analysis or summary descriptions. The summary set forth above is not a complete description of the analyses underlying Salomon Smith Barney's opinion or its presentation to the Parker board of directors. Salomon Smith Barney believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion.

     In performing its analyses, Salomon Smith Barney made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Parker or Commercial Intertech. The analyses which Salomon Smith Barney performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness, from a financial point of view, of the merger consideration to be paid by Parker pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

     Salomon Smith Barney has acted as financial advisor to Parker in connection with the proposed merger and will receive a fee of $2.5 million for such services, a significant portion of which is contingent upon the consummation of the transaction. Parker has also agreed to reimburse Salomon Smith Barney for all reasonable fees and disbursements of Salomon Smith Barney's counsel and all of Salomon Smith Barney's reasonable travel and other expenses incurred in connection with the merger, or otherwise from Salomon Smith Barney's engagement. Parker further agreed to indemnify Salomon Smith Barney and certain related persons against various liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

     Salomon Smith Barney has in the past provided and is currently providing investment banking services to Parker unrelated to the proposed merger, for which services Salomon Smith Barney has received and will receive compensation. In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Parker and Commercial Intertech for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities In addition, Salomon Smith Barney and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Parker, Commercial Intertech and their respective affiliates.

     Salomon Smith Barney is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Salomon

Smith Barney regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other purposes. The Parker board retained Salomon Smith Barney based on Salomon Smith Barney's expertise in the valuation of companies as well as its substantial experience in transactions similar to the merger.

ACCOUNTING TREATMENT

     The merger will be accounted for by Parker as a "purchase" in accordance with generally accepted accounting principles. Consequently, the aggregate consideration paid by Parker in connection with the merger will be allocated to the surviving corporation's assets and liabilities based upon their fair values, with any excess being treated as goodwill. The revenues and expenses of Commercial Intertech will be included in Parker's consolidated financial statements from the date of consummation of the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following summary discusses the material U.S. federal income tax consequences of the merger to (a) Parker and (b) Commercial Intertech's shareholders. This discussion is based upon the United States Internal Revenue Code of 1986, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The discussion assumes that the Commercial Intertech shareholders currently hold their Commercial Intertech stock and will continue to hold that stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of his, her or its personal investment circumstances or to shareholders subject to special treatment under the U.S. federal income tax laws, including:

     - insurance companies;

     - financial institutions or trusts;

     - dealers in securities or foreign currency;

     - traders that mark to market;

     - tax-exempt organizations;

     - shareholders who hold their shares as part of a hedge, appreciated financial position, straddle or conversion transaction;

     - shareholders who acquired the Commercial Intertech common stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; and

     - foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States.

     Furthermore, this discussion does not consider the potential effects of any state, local or foreign tax laws.

     Neither Parker nor Commercial Intertech has requested a ruling from the Internal Revenue Service with respect to any of the U.S. federal income tax consequences of the merger and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described below.

     Holders of Commercial Intertech common stock are urged to consult their own tax advisors regarding the specific tax consequences to them of the merger, including the applicability and effect of federal, state, local and foreign income or other tax laws in their particular circumstances.

     Jones, Day, Reavis & Pogue, counsel to Parker, will deliver an opinion to Parker that the merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code. Katten Muchin Zavis will provide an opinion for the benefit of the shareholders of Commercial Intertech regarding the income tax consequences of the merger to Commercial Intertech shareholders. These tax opinions will be filed with the Securities and Exchange Commission as exhibits to the registration statement related to this proxy statement/prospectus. The opinions will rely on assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger in accordance with the proxy statement/prospectus and the merger agreement. The opinions will also rely on representations and covenants, including those contained in officers' certificates of Commercial Intertech and Parker. Any change in currently applicable law, which may or may not be retroactive, or failure of any of the factual representations or assumptions to be true, correct and complete in all material respects, could affect the conclusions to be reached in the Jones, Day, Reavis & Pogue tax opinion and the Katten Muchin Zavis tax opinion.

     The conclusions to be reached in the Katten Muchin Zavis tax opinion regarding the tax treatment to Commercial Intertech shareholders are:


      --  the merger will constitute a "reorganization" within the meaning of
          Section 368(a) of the Internal Revenue Code, and Commercial Intertech and Parker will each be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code;



      -- a Commercial Intertech shareholder who receives only Parker common stock in exchange for Commercial Intertech common stock in the merger will not recognize gain or loss on the exchange except with respect to any cash received in lieu of a fractional share of Parker common stock.



      -- a Commercial Intertech shareholder who receives only cash in exchange for Commercial Intertech common stock in the merger will recognize gain or loss equal to the difference between the cash received and the shareholder's tax basis in the Commercial Intertech common stock exchanged for the cash;



      -- a Commercial Intertech shareholder who receives both Parker common stock and cash consideration in exchange for Commercial Intertech common stock will recognize gain equal to the lesser of (a) the amount of cash received in the exchange (other than with respect to fractional shares) and (b) the amount of gain that the holder realizes on the exchange. The amount of gain that the holder realizes on the exchange will equal the excess of


          - the sum of the cash and the value of the Parker common stock (including any fractional share interest) received in the exchange over

          - the shareholder's tax basis in the Commercial Intertech common stock exchanged therefor.

      If a Commercial Intertech shareholder realizes a loss on such an exchange, the loss cannot be recognized by this shareholder (other than with respect to fractional shares);


      -- a Commercial Intertech shareholder who receives cash in lieu of a fractional share of Parker common stock will recognize gain or loss equal to the difference between the cash received and the tax basis allocated to the fractional share interest;


      -- any gain recognized by a Commercial Intertech shareholder as a result of the merger will generally be capital gain if the shareholder's Commercial Intertech common stock is held as a capital asset at the effective time of the merger and will be long-term capital gain if the shareholder's Commercial Intertech common stock has been held for more than one year at the effective time of the merger;

      -- the tax basis of the shares of Parker common stock received (including any fractional share interests deemed received and exchanged for cash) in exchange for shares of Commercial Intertech common stock in the merger will be the same as the tax basis of the shares of Commercial Intertech common stock exchanged therefor, increased by any gain recognized on the exchange (including any gain treated as a dividend but other than gain attributable to fractional shares), and reduced by the amount of any cash received in the exchange (other than with respect to fractional shares); and

      -- the holding period for shares of Parker common stock received in exchange for shares of Commercial Intertech common stock pursuant to the merger will include the holding period of the shares of Commercial Intertech common stock exchanged therefor.

     Unless you comply with certain reporting and/or certification procedures or are an exempt recipient under applicable provisions of the Internal Revenue Code and Treasury regulations, cash payments in exchange for your Commercial Intertech common stock in the merger may be subject to "backup withholding" at a rate of 31% for federal income tax purposes. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

     THE PRECEDING SUMMARY OF THE FEDERAL TAX CONSEQUENCES OF THE MERGER DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THIS DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO A PARTICULAR SHAREHOLDER IN LIGHT OF THE SHAREHOLDER'S PARTICULAR CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

REGULATORY MATTERS

     United States. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, Parker and Commercial Intertech are prohibited from completing the merger until:

      -- notifications are given to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice;

      -- certain information is furnished to the Federal Trade Commission and the Antitrust Division; and

      --  specified waiting period requirements are satisfied or terminated.

     On February 3, 2000, in connection with the merger, Parker and Commercial Intertech each filed a Pre-Merger Notification and Report Form under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division of the United States Justice Department. The waiting period under the Hart-Scott-Rodino Act relating to the merger will expire on March 4, 2000.

     Even after the waiting period under the Hart-Scott-Rodino Act expires, at any time before or after the merger, the Antitrust Division or the Federal Trade Commission could, among other things, seek to enjoin the completion of the merger or seek the divestiture of substantial assets of Parker or Commercial Intertech. Although Parker and Commercial Intertech believe that the merger is legal under the U.S. antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

     Germany. Under the German Act Against Restraints of Competition, Parker and Commercial Intertech are prohibited from consummating the merger until notifications are given to the Federal Cartel Office and certain information is furnished to the Federal Cartel Office and specified waiting period requirements are satisfied or terminated by clearance of the merger before the end of the waiting period.

     The first waiting period is one month from the filing of the complete notification. The merger may be consummated unless, within this period, the Federal Cartel Office notifies Parker and Commercial Intertech of its intent to conduct an extended examination of the case. The Federal Cartel Office also may grant clearance of the merger at any time before the one-month period expires. The Federal Cartel Office may not reject the merger without an extended examination of the case.

     If the Federal Cartel Office decides to further examine the transaction, the decision on clearance or rejection of the proposed merger must be rendered within four months from the filing of the complete notification. The merger may be consummated unless the Federal Cartel Office prohibits the merger within this period. If no decision is rendered, clearance is deemed to be given at the end of the four-month period. The Federal Cartel Office also may grant clearance of the merger at any time before the four-month period expires.

     The Federal Cartel Office may subject its clearance to certain conditions or impositions, including divestiture of substantial assets of Parker or Commercial Intertech. The Federal Cartel Office's clearance may be revoked only if the parties do not fulfill any such imposition or have obtained the clearance through false representations.

     Parker and Commercial Intertech jointly filed a notification of the proposed merger with the Federal Cartel Office on February 14, 2000. The initial waiting period relating to the merger will expire March 15, 2000.



     Brazil. On February 17, 2000, Parker and Commercial Intertech filed a joint application with the Brazilian Administrative Council for Economic Development ("CADE") notifying CADE of the merger. Under Brazilian law, CADE, along with the Economic Law Office of the Ministry of Justice ("SDE") and the Secretariat of Economic Surveillance ("SEAE") have joint responsibility for reviewing a merger. After submission of the application by the parties, SEAE has a minimum 30-day period to provide its written advice concerning the economic impact of the merger. Then, SDE has a minimum 30-day period to submit its written advice concerning the economic and legal aspects of the transaction. After this, CADE has a minimum 60-day period to make its determination concerning the transaction. CADE can approve the transaction, prohibit the transaction, approve the transaction subject to specific divestiture requirements, or approve the transaction subject to certain performance commitments. If CADE fails to take any action within the prescribed time, the transaction is deemed to be approved automatically. Notwithstanding the foregoing, Parker and Commercial Intertech may proceed with the merger without prior approval of CADE; however, this will not preclude CADE from requiring divestitures or otherwise imposing conditions on the future operation of the business.



     Austria. In accordance with the Austrian Cartel Act, Parker and Commercial Intertech filed a joint notification with the Austrian Federal Cartel Court on February 17, 2000. Except as described below, Parker and Commercial Intertech are prohibited from consummating the merger until (1) the notification is published in the Austrian official journal and certain waiting period requirements are met or (2) express clearance is granted by the Austrian Federal Cartel Court. Once a notification is published in the official journal, certain Austrian governmental entities have four weeks to file an application to examine the merger. If no application is filed, the merger may be consummated at the end of the four-week period. If an application for examination is filed, the Austrian Federal Cartel Court must clear or reject the proposed merger within five months from the filing of the notification. Notwithstanding the foregoing, Parker and Commercial Intertech may proceed with the merger without the prior approval of the Austrian Federal Cartel Court; however, this will not preclude the Austrian Federal Cartel Court from requiring divestitures or otherwise imposing conditions on the future operation of the business.


APPRAISAL AND DISSENTERS' RIGHTS

     Commercial Intertech shareholders who so desire are entitled to relief as dissenting shareholders under Ohio Revised Code Section 1701.85. A Commercial Intertech shareholder will be entitled to this relief, however, only if he or she complies strictly with all of the procedural and other requirements of
Section 1701.85. The following summary is not a complete statement of the method of compliance with Section 1701.85 and is qualified in its entirety by reference to the copy of Section 1701.85 attached to this document as Annex E.

     A Commercial Intertech shareholder who wishes to perfect his or her rights as a dissenting shareholder if the merger is approved:

      -- must have been a record holder of the Commercial Intertech common stock as to which that shareholder seeks relief on the record date for the special meeting;

      -- must not have voted his or her shares of Commercial Intertech common stock in favor of the adoption of the merger agreement; and


      -- must deliver to Parker, not later than ten days after Commercial Intertech's special meeting, a written demand for payment of the fair cash value of the shares of Commercial Intertech common stock as to which that shareholder seeks relief. The written demand must state the shareholder's name, address, the number of shares of Commercial Intertech common stock as to which that shareholder seeks relief and the amount claimed as the fair cash value of those shares of stock.

     A vote against the adoption of the merger agreement will not satisfy the requirements of a written demand for payment. Any written demand for payment should be mailed or delivered to:

                   Parker-Hannifin Corporation
                   6035 Parkland Boulevard
                   Cleveland, Ohio 44124
                   Attention: General Counsel

Because the written demand must be delivered to Parker within the ten-day period following Commercial Intertech's special meeting, it is recommended, although not required, that a shareholder using the mail should use certified or registered mail, return receipt requested, to confirm that the shareholder has made a timely delivery. This proxy statement/prospectus and Commercial Intertech's accompanying notice of special meeting will constitute the only notice of the date of Commercial Intertech's special meeting.

     If Parker sends the dissenting shareholder, at the address specified in his or her demand, a request for the certificate(s) representing his or her shares, the dissenting shareholder must deliver the certificate(s) to Parker within 15 days of the sending of Parker's request. Parker may endorse the certificate(s) with a legend to the effect that the shareholder has demanded the fair cash value of the shares represented by the certificate(s). Failure to deliver the certificate(s) within 15 days of the request terminates the shareholder's rights as a dissenting shareholder. Parker must notify the shareholder of its election to terminate the shareholder's rights as a dissenting shareholder within 20 days after the lapse of the 15 day period.

     Unless the dissenting shareholder and Parker agree on the fair cash value per share of the Commercial Intertech common stock, the shareholder may, within three months after the service of the written demand by the shareholder, file a petition in the Court of Common Pleas of Mahoning County, Ohio. If the court finds that the shareholder is entitled to be paid the fair cash value of Commercial Intertech common stock, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. Fair cash value:

      -- will be determined as of the day prior to Commercial Intertech's special meeting;

      -- will be the amount a willing seller and willing buyer would accept or pay with neither being under compulsion to sell or buy;

      -- will not exceed the amount specified in the shareholder's written demand; and

      -- will exclude any appreciation or depreciation in market value resulting from the merger.

     The court will make a finding as to the fair cash value of a share of Commercial Intertech common stock and render judgment against Parker for its payment with interest at a rate and from a date the court considers equitable. The costs of proceedings will be assessed or apportioned as the court considers equitable.

     The rights of any dissenting shareholder will terminate if:

      -- the dissenting shareholder has not complied with Section 1701.85, unless Parker, by its board of directors, waives such failure;

      -- Commercial Intertech and Parker abandon or are finally enjoined or prevented from carrying out, or the shareholders of Commercial Intertech rescind their adoption of, the merger agreement;

      -- the dissenting shareholder withdraws his, her or its written demand, with the consent of Parker's board of directors; or

      -- Commercial Intertech and the dissenting shareholder have not agreed upon the fair cash value per share of the Commercial Intertech common stock and neither has timely filed or joined in a petition in an appropriate court for a determination of the fair cash value of the Commercial Intertech common stock.

     Because a proxy card that does not contain voting instructions will be voted for adoption of the merger agreement, a Commercial Intertech shareholder who wishes to exercise dissenters' rights must either:

      --  not sign and return his or her proxy card; or

      -- if he or she signs and returns his or her proxy card, check the appropriate box on the proxy card to either vote against or to abstain from voting on the adoption of the merger agreement.

          FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

     This proxy statement/prospectus does not cover any resales of the Parker common stock to be received by Commercial Intertech shareholders in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

     All shares of Parker common stock received by Commercial Intertech shareholders in the merger will be freely transferable, except that shares of Parker common stock received by persons who are deemed to be "affiliates" of Commercial Intertech under the Securities Act of 1933 at the time of Commercial Intertech's special meeting. These shares received by "affiliates" of Commercial Intertech may be resold only in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be affiliates of Commercial Intertech for those purposes, generally include individuals or entities that control, are controlled by, or are under common control with, Commercial Intertech, and would not include shareholders who are not officers, directors or principal shareholders of Commercial Intertech.

     The merger agreement requires Commercial Intertech to deliver to Parker, at least 30 days prior to the merger, an executed letter agreement from each of its "affiliates" to the effect that such affiliate will not offer, sell or otherwise dispose of any of the shares of Parker common stock issued to that affiliate in the merger or otherwise owned or acquired by that affiliate in violation of the Securities Act of 1933.

                              CERTAIN PROJECTIONS

     During the course of discussions between Parker and Commercial Intertech that led to the execution of the merger agreement, Commercial Intertech provided Parker and Salomon Smith Barney with certain non-public business and financial information about Commercial Intertech. This information is as follows:

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                               2000      2001      2002      2003      2004
                                              ------    ------    ------    ------    ------
Sales.......................................  $555.7    $588.7    $623.7    $661.0    $700.6
Operating profit............................    50.2      60.7      71.2      79.9      89.6

     Commercial Intertech does not, as a matter of course, publicly disclose projections as to future performance, revenues or earnings. The projections set forth above were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections and are included in this proxy statement/prospectus only because they were provided to Parker and Salomon Smith Barney. Parker and Salomon Smith Barney assume no responsibility for the accuracy of these forecasts. Because the estimates and assumptions, none of which are set forth herein, underlying these projections are inherently subject to significant economic and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond Parker's and Commercial Intertech's control, there can be no assurance that these projections will be realized at the times or in the amounts indicated. Accordingly, it is expected that there will be differences between actual and projected results and that actual results may be materially higher or lower than these projections. The inclusion of these projections should not be regarded as a representation by Parker, Salomon Smith Barney, Commercial Intertech or any of their affiliates or representatives that the projected results will be achieved.


     Cautionary Statement Regarding Forward-Looking Information. Commercial Intertech has identified the following important factors that could cause its actual results to differ materially from these projections: (a) changes in Commercial Intertech's operations as a result of its integration into Parker and
(b) the lack of control Commercial Intertech shareholders will have over Parker's future operations.

                  MATERIAL PROVISIONS OF THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the merger agreement. A copy of the merger agreement is attached as Annex A to this document and is incorporated in this document by reference. We urge you to read the merger agreement carefully and in its entirety.

STRUCTURE OF MERGER

     Under the merger agreement, Commercial Intertech will merge with and into Parker, with Parker continuing as the surviving corporation.

THE MERGER CONSIDERATION

     At the effective time of the merger, for each share of Commercial Intertech common stock, the holder will be entitled to receive, subject to the election and allocation provisions of the merger agreement discussed below:

      -- a number of whole shares of Parker common stock determined by dividing $20.00 by the average of the daily closing prices for Parker common stock on the NYSE for the 20 trading days ending five trading days before the closing date of the merger; however:

          - if the average closing price is above $53.375, the exchange ratio will be fixed at .3747 shares of Parker common stock for each share of Commercial Intertech common stock; and

          - if the average closing price is less than $43.375, the exchange ratio will be fixed at .4611 shares of Parker common stock for each share of Commercial Intertech common stock; or

      --  cash in the amount of $20.00.

     No fractional shares of Parker common stock will be issued in the merger. All Parker shares that a Commercial Intertech shareholder is entitled to receive will be aggregated. Any fractional Parker shares resulting from this aggregation will be paid in cash, in an amount equal to the fraction multiplied by the market value of a Parker share, determined using the same 20-day average closing price discussed above.

     Since the exchange ratio for conversion of Commercial Intertech common stock into Parker common stock will be established five trading days prior to the closing of the merger, the market value on the closing date of the Parker common stock issued to you in the merger may be greater or less than $20.00 per share. We encourage you to look at the current price of Parker common stock before tendering your proxy, attending the special meeting or submitting your transmittal form.

ELECTION PROCEDURES

     An election and transmittal form is enclosed with this proxy statement/prospectus. Each election and transmittal form permits the holder to indicate an election subject to the allocation and proration procedures described below to receive $20.00 in cash or Parker common stock with a market value of $20.00 per share with respect to all or a portion of the holder's shares of Commercial Intertech common stock.


     The deadline for submitting election and transmittal forms will be 4:00 p.m. Cleveland, Ohio time on the fourth trading day prior to the merger's closing date (the "Election Deadline"). You will be notified of the specific date of the Election Deadline as soon as the closing date of the merger is determined. Any shares of Commercial Intertech common stock for which a properly completed election and transmittal form is not submitted will be converted into Parker common stock upon the completion of the merger. If you fail to submit an election and transmittal form by the Election Deadline, you will receive Parker common stock in the merger.



     Elections are properly made only if the Exchange Agent actually receives a properly completed election and transmittal form by the Election Deadline, accompanied by the certificate representing the shares of Commercial Intertech as to which the election is being made or, in the case of Commercial Intertech shareholders whose shares are held in book-entry form, you must instruct your broker, dealer, bank or other financial institution that holds the shares to make an election on your behalf by transferring the shares to an account established by the Exchange Agent for this purpose at Depository Trust Company

("DTC"), and transmitting a message through DTC to the Exchange Agent setting forth your election with respect to your shares of Commercial Intertech common stock. You have the right to change or revoke your election anytime before 4:00 p.m. Cleveland, Ohio time on the Election Deadline. To change your election, you should submit to the Exchange Agent a properly completed and signed revised election and transmittal form or if your shares are held in book-entry form, you should cause a new message with revised election information to be transferred through DTC to the Exchange Agent for receipt by the Exchange Agent prior to the Election Deadline. To revoke your election, you should submit to the Exchange Agent written notice of revocation or cause a new message to be transmitted through DTC to the Exchange Agent withdrawing shares previously deposited and specifying the name and number of the account at DTC to be credited for receipt by the Exchange Agent prior to the Election Deadline. If an election and transmittal form is revoked, it will be treated as if no cash election had been made. An election and transmittal form received and not changed or revoked by 4:00 p.m. Cleveland, Ohio time on the Election Deadline will be binding and irrevocable.



     If your share certificates are not immediately available, or if you cannot deliver your share certificates and other required documents to the Exchange Agent prior to the Election Deadline, or if you cannot comply with the book-entry transfer procedures on a timely basis, you may satisfy the cash election requirements by properly completing a Guarantee of Delivery under the guaranteed delivery procedures in the election and transmittal form. Under this procedure, the properly completed form of election and transmittal, including the Guarantee of Delivery, must be received prior to the Election Deadline, and share certificates must be received by the Exchange Agent within three trading days thereafter.



     Parker will have the power, which it may delegate to the Exchange Agent, to determine, in its good faith reasonable judgment, whether any election has been properly or timely made and to disregard immaterial defects in election and transmittal forms. Any decision by Parker or the Exchange Agent regarding such matters will be conclusive and binding. None of Commercial Intertech, Parker or the Exchange Agent will be under any obligation to notify any person of any defect in an election and transmittal form.


ALLOCATION AND PRORATION

     The merger agreement requires that at least 51% in value of the aggregate merger consideration consist of shares of Parker common stock. If the value of the Parker common stock to be issued in the merger, minus any discount due to trading restrictions on the value of the Parker common stock to be issued in the merger, is less than 51% of the total merger consideration, including the amount of cash to be paid in lieu of fractional shares, then the cash component shall be reduced to the extent necessary so that the value of the Parker common stock is equal to 51% of the merger consideration. For the purposes of this calculation, Parker common stock will be valued at the lesser of the average closing price for the 20 trading days ending on the fifth trading day before the closing date of the merger and the average of the high and low trading prices on the trading day before the effective date of the merger or, if determined to be more appropriate by either Jones, Day, Reavis & Pogue or Katten Muchin Zavis, the trading price as of the time of the closing of the merger. Since the aggregate cash component of the merger consideration is limited, a Commercial Intertech shareholder may not receive the exact consideration elected on his or her election and transmittal form. If holders of Commercial Intertech common stock elect to receive more than the maximum permissible cash consideration, each share of Commercial Intertech common stock for which a cash election is made will be converted into the right to receive:

      -- a pro-rated portion of the $20.00 per share cash consideration such that the aggregate cash payments do not exceed the maximum permissible cash consideration; and

      --  the balance of the merger consideration in Parker common stock.

CLOSING; EFFECTIVE TIME

     The closing of the merger will take place at a time and on a date that will be no later than the second business day after satisfaction or waiver of the conditions set forth in the merger agreement, unless another time or date is agreed to by Parker and Commercial Intertech; however, in order to preserve certain

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

benefits that Commercial Intertech's German subsidiary received from German governmental authorities, the closing may not occur before May 4, 2000 unless Commercial Intertech and Parker receive a waiver or consent, in form and substance reasonably satisfactory to Parker, from the German governmental authorities that permits the closing to occur earlier without triggering any liability to Commercial Intertech, Parker or the surviving corporation under the contract entered into in connection with the receipt of these benefits by Commercial Intertech.

     Subject to the provisions of the merger agreement, as soon as practicable on or after the date of the merger, Parker and Commercial Intertech will file a Certificate of Merger and other appropriate documents with the Secretary of State of Ohio in accordance with the relevant provisions of Ohio law. The merger will become effective when the Certificate of Merger is filed with the Secretary of State of Ohio, or at such later time as Parker and Commercial Intertech specify in the Certificate of Merger.

DIRECTORS AND OFFICERS OF COMMERCIAL INTERTECH AFTER THE MERGER

     Under the merger agreement, the directors of Parker immediately prior to the merger will be the initial directors of the surviving corporation at and after the merger, and the officers of Parker immediately prior to the merger will be the initial officers of the surviving corporation at and after the merger.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties by Parker and Commercial Intertech relating to, among other things:

      -- the corporate organization, standing and power of Commercial Intertech and Parker;

      --  the subsidiaries of Commercial Intertech;

      --  the capital structure of Commercial Intertech;

      -- each of Commercial Intertech's and Parker's authority to enter into, and the noncontravention of certain agreements and documents upon execution of, the merger agreement;

      -- documents filed by Commercial Intertech and Parker with the Securities and Exchange Commission and other regulatory entities and the accuracy of information contained in those documents;

      -- absence of certain material changes or events with respect to Parker since June 30, 1999 and Commercial Intertech since October 31, 1999;

      --  Commercial Intertech's compliance with applicable laws;

      --  Commercial Intertech's litigation matters;

      -- matters relating to Commercial Intertech's compliance with the Employee Retirement Income Security Act of 1974, as amended;

      --  Commercial Intertech tax matters;

      -- the vote required by Commercial Intertech shareholders in connection with the adoption of the merger agreement and the approval of the "opt-out" amendment;

      -- the lack of a Parker shareholder vote requirement to approve the issuance of the shares of Parker common stock to Commercial Intertech shareholders in the merger;

      --  the non-applicability of certain state takeover statutes;

      -- lack of ownership by Parker of Commercial Intertech common stock or ownership by Commercial Intertech of Parker common stock;

      -- engagement of and payment of fees to brokers, investment bankers, finders and financial advisors in connection with the merger agreement by each of Commercial Intertech and Parker;

      --  environmental matters affecting Commercial Intertech;

      --  real property and other assets of Commercial Intertech;

      --  intellectual property matters of Commercial Intertech;

      --  the opinion of Goldman Sachs & Co.;

      -- labor agreements of, and material labor disputes involving, Commercial Intertech;

      --  the amendment of Commercial Intertech's shareholder rights plan;

      -- certain material contracts and noncompetition agreements of Commercial Intertech;

      --  insurance policies relating to Commercial Intertech; and

      -- acquisitions and divestitures made by Commercial Intertech since January 1, 1995.

COVENANTS

     Conduct of Business. Pursuant to the merger agreement, Commercial Intertech has agreed that, except as permitted or contemplated by the merger agreement or as consented to by Parker, during the period from the date of the merger agreement to the effective time of the merger, Commercial Intertech will, and will cause its subsidiaries to:

      -- carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations;

      -- use all reasonable efforts to preserve intact their current business organizations;

      -- use all reasonable efforts to keep available the services of their current officers and other key employees; and

      -- preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the time of the merger.

     The merger agreement provides that Commercial Intertech and its subsidiaries will not, among other things and with some exceptions:

      -- declare or pay any dividends (other than regular quarterly cash dividends) or reclassify or redeem its capital shares;

      -- issue, sell or encumber any shares of capital stock or options to acquire any shares of capital stock;

      -- amend its organizational documents or shareholder rights plan or merge with any person;

      -- sell, lease or encumber property or assets, other than dispositions of inventory in the ordinary course of business;

      -- enter into any capital commitments for more than $250,000 in the aggregate except for budgeted maintenance and repairs in the ordinary course of business;

      -- incur any long-term indebtedness or incur short-term indebtedness in excess of $5.0 million under existing lines of credit;

      -- increase any compensation or benefits payable, except for changes that are not material in the ordinary course of business consistent with past practice;

      -- adopt, enter into or otherwise increase, reprice or accelerate the payment or vesting of amounts, benefits or other rights payable or accrued under any employee benefit plan;

      --  enter into any employment agreement;

      -- acquire, purchase or acquire any material amount of assets of any business entity, other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice;

      -- satisfy claims or liabilities of Commercial Intertech, other than satisfaction, in the ordinary course of business consistent with past practice, in accordance with their terms or in an amount not to exceed $750,000 in the aggregate, of liabilities reflected or reserved against, in or contemplated by, the consolidated financial statements of Commercial Intertech;

      -- amend, terminate, waive, release or assign any contract, right or claim, or forgive any indebtedness owed to Commercial Intertech or its subsidiaries, other than in the ordinary course of business consistent with past practice; or

      -- take any action that would reasonably be expected to result in any of the conditions to the merger not being satisfied.

     In addition, Parker has agreed that it will not take any action that would reasonably be expected to result in any of the conditions to the merger not being satisfied.

     No Solicitation. The merger agreement provides that Commercial Intertech will not, and will not authorize or permit any of its subsidiaries or any of its or their respective directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or knowingly facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal that constitutes a company takeover proposal.

      -- Notwithstanding the foregoing, at any time prior to the approval of the merger by the shareholders of Commercial Intertech, the board of directors of Commercial Intertech may, in the exercise of its fiduciary obligations under Ohio law as determined by the board of directors of Commercial Intertech in good faith, after consultation with and receipt of advice from its outside counsel, pursuant to a customary confidentiality agreement with terms not substantially more favorable to such third party than the confidentiality agreement between Parker and Commercial Intertech (excluding the standstill provisions contained therein), furnish information to, and negotiate or otherwise engage in discussions with, any third party who delivers a written proposal for a superior proposal (as defined below) that was not solicited, initiated, knowingly facilitated or encouraged after the date of the merger agreement.

      -- If prior to the approval of the merger by the shareholders of Commercial Intertech, the board of directors of Commercial Intertech receives a superior proposal that was not solicited, initiated, knowingly facilitated or encouraged after the date of the merger agreement except as otherwise permitted pursuant to the merger agreement, as described above, the board of directors of Commercial Intertech may, subject to this and the following sentences, in the exercise of its fiduciary obligations under Ohio law as determined by the board of directors of Commercial Intertech in good faith, after consultation with and receipt of advice from its outside counsel, withdraw, modify or change, in a manner adverse to Parker, the recommendation of the board of directors of Commercial Intertech of the merger agreement and/or recommend a superior proposal to the shareholders of Commercial Intertech and/or comply with Rule 14e-2 promulgated under the Exchange Act with respect to a company takeover proposal, provided that it gives Parker four business days prior written notice of its intention to do so and during such four business day period, Commercial Intertech otherwise cooperates with Parker to enable Parker to engage in good faith negotiations so that the merger can be consummated. Any withdrawal, modification or change of the recommendation of the board of directors of Commercial Intertech of the merger agreement will not change the approval of the board of directors of Commercial Intertech for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by the merger agreement, including the merger.

      -- From and after the execution of the merger agreement, Commercial Intertech must promptly, but in any event within one calendar day, advise Parker in writing of the receipt of any inquiries, discussions, negotiations or proposals relating to a company takeover proposal, including the specific terms thereof and the identity of the other party or parties involved, and must promptly furnish to Parker a copy of any written proposal along with any information provided to or by any third party relating thereto. In addition, Commercial Intertech shall promptly, but in any event within one calendar day, advise Parker in writing if the board of directors of Commercial Intertech makes any determination to take any action with respect to any company takeover proposal as permitted by the merger agreement (as described above).

      -- Nothing in the merger agreement permits Commercial Intertech to terminate the merger agreement or to enter into any agreement with respect to any company takeover proposal before the special meeting of its shareholders.

     A "company takeover proposal" is any inquiry, proposal or offer from any person relating to any:

      -- direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues, net income or the assets of Commercial Intertech and its subsidiaries, taken as a whole;

      -- direct or indirect acquisition or purchase of 10% or more of any class of equity securities of Commercial Intertech or any of its subsidiaries;

      -- tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of any equity securities of Commercial Intertech or any of its subsidiaries; or

      -- merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Commercial Intertech or any of its subsidiaries.

     A "superior proposal" is a company takeover proposal:

      -- that the Commercial Intertech board of directors determines, in its good faith judgment after consulting with and receipt of advice from Goldman Sachs (or any other nationally recognized investment banking firm), would be more favorable to Commercial Intertech's shareholders from a financial point of view than the merger (including any adjustments to the terms and conditions proposed by Parker in response to the company takeover proposal) and is reasonably capable of being consummated; and

      -- for which financing, to the extent required, is then committed or which, in the good faith judgment of the Commercial Intertech board of directors, is reasonably capable of being obtained by the party making the company takeover proposal.

ADDITIONAL AGREEMENTS


     Stock Options, Performance Shares and Restricted Stock. At the time of the merger, each outstanding employee stock option under Commercial Intertech's stock plans (which generally include employee incentive and benefit plans, programs and arrangements and non-employee director plans currently maintained by Commercial Intertech), will be converted into an option to purchase the number of shares of Parker common stock equal to the merger exchange ratio multiplied by the number of shares of Commercial Intertech common stock that could have been obtained prior to the merger upon the exercise of that Commercial Intertech option. The converted option will have an exercise price per share equal to the exercise price for each share of Commercial Intertech common stock subject to the converted option divided by the merger exchange ratio. Upon completion of the merger, Parker will assume the obligations of Commercial Intertech under Commercial Intertech's stock plans. The other terms of each converted option, and the plans under which they were issued, will continue to apply in accordance with their terms. See "The Merger -- Interests of Certain Persons in the Merger."


     At the time of the merger, each outstanding award, including restricted stock, deferred stock and performance shares, under any of Commercial Intertech's stock plans, will be converted into the same instrument of Parker. The awards will be converted, in each case, only with those adjustments to the terms of the awards as are necessary to preserve the value inherent in the awards with no detrimental effects on the holders of the awards. Parker will assume the obligations of Commercial Intertech under those awards. The other terms of each of the Commercial Intertech awards, and the plans or agreements under which they were issued, will continue to apply in accordance with their terms.

     Commercial Intertech and Parker have agreed that each of their respective employee incentive or benefit plans, programs and arrangements and non-employee director plans will be amended, to the extent necessary, to reflect the transactions contemplated by the merger agreement, including the conversion of shares of Commercial Intertech common stock held or to be awarded or paid pursuant to its benefit plans, programs or arrangements into shares of Parker common stock on a basis consistent with the transactions contemplated by the merger agreement. Furthermore, Commercial Intertech and Parker have agreed to submit the amendments to these plans, programs and arrangements to their respective shareholders, if their submission is determined to be necessary by either company's legal counsel after consultation with one another, although this shareholder approval is not a condition to completing the merger.

     Parker will reserve for issuance the number of shares of Parker common stock that will become subject to the benefit plans, programs and arrangements referred to in the preceding three paragraphs. Parker will also issue or cause to be issued the appropriate number of shares of Parker common stock pursuant to those plans, programs and arrangements, upon the exercise or maturation of rights existing under those plans at the time of the merger. No later than the effective time of the merger, Parker will prepare and file with the Securities and Exchange Commission a registration statement registering a number of shares of Parker common stock issuable under the Commercial Intertech awards described above and upon the exercise of Commercial Intertech stock options converted in the merger. Parker will also use its reasonable best efforts to cause these shares to be approved for listing on the New York Stock Exchange.

     Indemnification and Insurance. Pursuant to the Merger Agreement, Parker has agreed to assume all rights to indemnification and exculpation from liabilities for acts or omissions occurring before the effective time of the merger that currently exist in favor of the current or former directors and officers of Commercial Intertech and its subsidiaries. These provisions may not be amended or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights of individuals who on or prior to the effective time of the merger were directors, officers, employees or agents of Commercial Intertech, unless such modification is required by law. In addition, if Parker consolidates or merges with any other person and is not the continuing or surviving corporation or entity of the consolidation or merger or if Parker transfers substantially all of its properties and assets to any person, then Parker has agreed to make proper arrangements so that the successors and assigns of Parker will assume the indemnification and exculpation obligations described above.

     For six years after the merger, Parker will maintain in effect Commercial Intertech's current directors' and officers' liability insurance covering acts or omissions occurring prior to the merger with respect to those persons who are currently covered by Commercial Intertech's directors' and officers' liability insurance policy on terms with respect to that coverage and amount no less favorable than those of Commercial Intertech's policy in effect on the date of the merger agreement. Parker will not be required to pay aggregate premiums for the insurance described in this paragraph in excess of 200% of the aggregate premiums paid by Commercial Intertech in 1999. However, if the annual premiums of that insurance coverage exceed that amount, Parker will be obligated to obtain a policy with the greatest coverage available for a cost up to but not exceeding that amount.

     Fees and Expenses. Whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those fees or expenses, except that Commercial Intertech and Parker will each pay one-half of the costs of filing Parker's Form S-4 registration statement, the filing, printing and mailing of this proxy statement/prospectus and the filing of the premerger notification and report forms under the HSR Act.

     Affiliates. Commercial Intertech has agreed to deliver to Parker at least 30 days prior to the closing date a letter identifying all persons who are, at the time of the special meeting, "affiliates" for purposes of Rule 145 under the Securities Act of 1933. Commercial Intertech will use reasonable efforts to cause each of these "affiliates" to deliver to Parker at least 30 days prior to the closing date a written agreement acknowledging, among other things, the restrictions on transfer of Parker common stock described in "Federal Securities Laws Consequences; Stock Transfer Restriction Agreements."

     New York Stock Exchange Listing. Parker will use its reasonable best efforts to cause the Parker common stock issuable to the Commercial Intertech shareholders in the merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

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

     Shareholder Litigation. Parker and Commercial Intertech will cooperate and consult with one another in connection with any shareholder litigation against any of them or their respective directors and officers. Commercial Intertech has agreed not to compromise or settle any litigation commenced against it or its directors or officers relating to the merger agreement or the merger without Parker's prior written consent, which shall not be unreasonably withheld.


     Tax Treatment. Parker and Commercial Intertech will use reasonable best efforts to cause the merger to qualify as a reorganization under Section 368(a) of the Code and to obtain the opinions of counsel referred to in "The
Merger -- Material Federal Income Tax Consequences."


     Standstill Agreements; Confidentiality Agreements. During the period from the date of the merger agreement through the effective time of the merger, Commercial Intertech will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective subsidiaries is a party, other than:

      -- the confidentiality agreement, dated December 3, 1999, entered into between Commercial Intertech and Parker, pursuant to its terms or by written agreement of Commercial Intertech and Parker;

      -- confidentiality agreements under which Commercial Intertech does not provide any confidential information to third parties; or

      -- standstill agreements that do not relate to the equity securities of Commercial Intertech or any of its subsidiaries.

     During that period, Commercial Intertech will enforce, to the fullest extent permitted under applicable law, the provisions of each of those agreements, including by obtaining injunctions to prevent any violations of those agreements and to enforce specifically the terms and provisions of the agreements in any court of the United States of America or of any state having jurisdiction.

     Employee Benefit Plans. For a period of at least two years after the merger, Parker will provide employees of Commercial Intertech and its subsidiaries with employee benefit plans and programs with terms that are in the aggregate no less favorable to such employees than the terms of Commercial Intertech's existing employee benefit plans and programs.

     Only for purposes of eligibility to participate and vesting, employees of Commercial Intertech at the time of the merger will receive credit under any employee benefit plan, program or arrangement established or maintained by Parker and made available to those employees for service accrued prior to the merger with Commercial Intertech.

     Credit Facility; Senior Unsecured Notes. Prior to the effective time, Parker and Commercial Intertech will use their reasonable best efforts to cause, effective as of the effective time of the merger:

      -- the termination of Commercial Intertech's existing revolving line of credit; and

      -- the redemption of all outstanding 7.61% Senior Unsecured Notes of Commercial Intertech.

     Charitable Contributions to the Community. For a period of at least five years after the effective time of the merger, Parker and its subsidiaries will provide charitable contributions within the service areas of Commercial Intertech and its subsidiaries at levels substantially comparable to levels previously provided by Commercial Intertech and its subsidiaries during the five-year period prior to the effective time of the merger.

     ESOP Series B Preferred Stock. Promptly after the date of the merger agreement, but in no event later than 10 business days thereafter, Commercial Intertech will initiate the redemption of all outstanding ESOP Series B Preferred Stock. At least two business days prior to the closing date, no shares of ESOP Series B Preferred Stock will be issued and outstanding.

CONDITIONS TO THE MERGER

     Parker's and Commercial Intertech's obligations to effect the merger are subject to the satisfaction or waiver of various conditions on or before the date on which the merger is to be effected, which include, in addition to other customary closing conditions, the following:

      -- the Commercial Intertech shareholders having adopted the merger agreement and approved the "opt-out" amendment;

      -- all material governmental, regulatory, judicial or administrative consents, filings, and notices required of Commercial Intertech, Parker or any of their subsidiaries to consummate the merger and the other transactions contemplated by the merger agreement having been obtained, made or sent, as the case may be;

      -- no judgment, order, law or other rule or regulation entered, promulgated, enforced or issued by any court or other governmental or administrative body of competent jurisdiction or other legal restraint or prohibition being in effect:

          - preventing the completion of the merger;

          - prohibiting or limiting the ownership or operation by Commercial Intertech or Parker and their respective subsidiaries of any material portion of the business or assets of Commercial Intertech or Parker and their respective subsidiaries taken as a whole, or compelling Commercial Intertech or Parker and their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Commercial Intertech or Parker and their respective subsidiaries, taken as a whole, as a result of the merger; or

          - which otherwise might have a material adverse effect on Commercial Intertech or Parker, as applicable in each case, provided that Parker and Commercial Intertech have each used their reasonable best efforts to prevent the entry of any restraints described above and to quickly appeal any of those restraints that may be entered;

      -- Parker's Form S-4 registration statement, of which this proxy statement/prospectus forms a part, having become effective under the Securities Act of 1933 and not being the subject of any order, or of any proceeding seeking an order, suspending the effectiveness of the registration statement;

      -- the shares of Parker's common stock to be listed on the New York Stock Exchange and which are issuable to Commercial Intertech shareholders in the merger, having been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

      -- the waiting or similar period applicable to the completion of the merger under the Hart-Scott-Rodino Act having terminated or expired.

     In addition, each of Parker's and Commercial Intertech's obligations to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

      -- the representations and warranties made by the other party in the merger agreement being true on the date of the merger agreement and being true on the date of the merger as if they were made on that date, unless they were originally stated to be true as of a specified earlier date, in which case they must still have been true on that date, unless their failure to be true would not have, individually or in the aggregate, a material adverse effect on the other party; and

      -- the other party to the merger agreement having performed in all material respects all obligations required to be performed by it under the merger agreement on or before the date of the merger.

     Also, Parker's obligation to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

      -- Parker having received from its legal counsel, Jones, Day, Reavis & Pogue, on the closing date of the merger, an opinion dated that date, to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and that Parker and Commercial Intertech will each be a party to the reorganization within the meaning of

          Section 368(b) of the Internal Revenue Code (see "The
          Merger -- Material Federal Income Tax Consequences");


      -- at any time after the date of the merger agreement, no material adverse change having occurred relating to Commercial Intertech;

      --  no ESOP Series B Preferred Stock will be issued and outstanding; and

      -- the redemption of Commercial Intertech's 7.61% Unsecured Senior Notes will have occurred and all of these outstanding notes will have been redeemed.

     Other than for certain limited exceptions specified in the merger agreement, "material adverse change" and "material adverse effect" mean, when used in connection with Parker or Commercial Intertech, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of Parker or Commercial Intertech and its subsidiaries taken as a whole, and the terms "material" and "materially" have correlative meanings.

TERMINATION, FEES, AMENDMENT AND WAIVER

     The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after shareholder approval,

      --  by mutual written consent of Parker and Commercial Intertech;

      --  by either Parker or Commercial Intertech:

          - if the merger has not been consummated by October 31, 2000 or a later date agreed to by Parker and Commercial Intertech; provided, however, that the right to terminate the merger agreement will not be available to any party whose failure to perform any of its obligations under the merger agreement results in the failure of the merger to be completed by October 31, 2000;

          - if the special meeting has concluded and the adoption of the merger agreement and the approval of the "opt-out" amendment by the shareholders of Commercial Intertech has not been obtained; or

          - if any judgments, orders, decrees, statutes, laws, ordinances, rules or regulations that have any of the effects set forth in the third condition listed in the first paragraph of "Conditions to the Merger" above will be in effect and will have become final and nonappealable; provided, however, that a party may not terminate the merger agreement for this reason if its failure to perform any of its obligations under the merger agreement resulted in any of such effects;

      -- by Parker, if Commercial Intertech breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform is not cured within 30 days after written notice thereof or is incapable of being cured;

      -- by Commercial Intertech, if Parker breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform is not cured within 30 days after written notice thereof or is incapable of being cured;

      -- by Parker, if any person (other than an affiliate of Parker) acquires 20% of the outstanding Commercial Intertech common shares or if the board of directors of Commercial Intertech or any of its committees:

          - withdraws or modifies or changes, or proposes or announces any intention to withdraw or modify or change, in a manner adverse to Parker, the approval or recommendation by the board of directors of Commercial Intertech or one of its committees of the merger agreement or the transactions contemplated by the merger agreement, including the merger;

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

          - approves or recommends, or proposes to or announces any intention to approve or recommend, any company takeover proposal; or

          - proposes or announces any intention to enter into any agreement with respect to any company takeover proposal;

      -- by Parker, if Commercial Intertech willfully breaches the no solicitation and shareholder recommendation provisions of the merger agreement; or

      -- by Parker, if any governmental entity brings, or threatens to bring, an action, suit or proceeding that seeks to:

          - restrain or prevent the completion of the merger;

          - impose material limitations on the ability of Parker, the surviving corporation or any of their respective affiliates or subsidiaries to acquire, operate or hold any material portion of their assets or business or Commercial Intertech's assets or business; or

          - require Parker, the surviving corporation or any of their respective affiliates or subsidiaries to dispose of, or hold separate, any material portion of their assets or business or Commercial Intertech's assets or business.

     If either Commercial Intertech or Parker terminates the merger agreement, the merger agreement will become void and have no effect, without any liability or obligation on the part of Commercial Intertech or Parker, other than the following provisions, which survive termination:

      -- the obligation of Commercial Intertech and Parker to keep all non-public information connected with the merger confidential;

      -- the agreement between Commercial Intertech and Parker to each pay their own fees and, in certain circumstances, Commercial Intertech's obligation to pay Parker a termination fee;

      -- the agreement between Commercial Intertech and Parker to consult with each other before issuing press releases or other public statements and to only issue any press releases or other public statements if required by law or a national securities exchange; and

      -- the effects of termination as described under this "Termination, Fees, Amendment and Waiver" section.

     If Parker terminates the merger agreement:

      -- as a result of any person other than an affiliate of Parker acquiring 20% of the outstanding Commercial Intertech common shares;

      -- because the board of directors of Commercial Intertech or any committee thereof:

          - withdraws or modifies or changes, or proposes or announces any intention to withdraw or modify or change in a manner adverse to Parker, the approval or recommendation by the board of directors or one of its committees of the merger agreement or the transactions contemplated by the merger agreement, including the merger;

          - approves or recommends, or proposes to or announces any intention to approve or recommend, any company takeover proposal; or

          - proposes or announces any intention to enter into any agreement (other than a customary confidentiality agreement) with respect to a company takeover proposal; or

      -- because Commercial Intertech willfully breaches the no solicitation or shareholder recommendation provisions of the merger agreement,

then, in each case, Commercial Intertech must promptly pay Parker a fee of $18.0 million.

     Also, if either Commercial Intertech or Parker terminates the merger agreement because the approval of Commercial Intertech's shareholders is not obtained at the special meeting, and, prior to the special meeting a proposal with respect to a company takeover proposal has been made known to Commercial Intertech or been made directly to its shareholders generally or any person has publicly announced an intention, whether or not conditional, to make a proposal with respect to a company takeover proposal or solicited proxies or consents in opposition to the merger and, within 12 months of the termination, Commercial Intertech or any of its subsidiaries enters into an agreement with respect to, or consummates, any company takeover proposal, then Commercial Intertech must promptly pay Parker a fee of $18.0 million.

     Amendment. The merger agreement may be amended by Parker and Commercial Intertech at any time before or after the adoption of the merger agreement and approval of the "opt-out" amendment by the Commercial Intertech shareholders, except that, after this approval, Parker and Commercial Intertech may not make any amendment that by law requires further approval by either Commercial Intertech shareholders or Parker shareholders without the further approval of those shareholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of both Parker and Commercial Intertech.

     Extension; Waiver. At any time prior to the merger, Parker or Commercial Intertech may:

      -- extend the time for the performance of any of the obligations or other acts of the other party;

      -- waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

      -- except for the prohibitions described in the first sentence of the immediately preceding paragraph entitled "Amendment," waive compliance by the other party of the agreements or conditions contained in the merger agreement.

Any agreement on the part of Parker or Commercial Intertech to any such extension or waiver will be valid only if it is set forth in an instrument in writing signed on behalf of that party. The failure of Parker or Commercial Intertech to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

                 PROPOSAL FOR COMMERCIAL INTERTECH TO "OPT-OUT"
                   OF THE OHIO CONTROL SHARE ACQUISITION ACT

     Section 1701.831 of the Ohio Revised Code, the Ohio Control Share Acquisition Act, requires the advance approval of the shareholders of an "issuing public corporation" prior to an entity's acquisition of specified levels of voting power of the issuing public corporation. Commercial Intertech is an issuing public corporation within the meaning of the Ohio Control Share Acquisition Act, and the merger will constitute a control share acquisition to which the Act applies.

     Before a control share acquisition is effected, the acquiring person must deliver an "acquiring person statement" to the issuing public corporation at its principal executive offices stating, among other things, the identity of the acquiring person, the number of shares of the issuing public corporation owned by the acquiring person, the range of voting power that the acquiring person would be able to exercise if the proposed transaction is consummated, a description of the terms of the proposed control share acquisition, and representations that the proposed control share acquisition would not be contrary to law and that the acquiring person has the financial capability to make the proposed control share acquisition.

     Within ten days after receiving an acquiring person statement that complies with the above requirements, the directors of the issuing public corporation must call a special meeting of shareholders to take a vote on the proposed control share acquisition. The special meeting of shareholders must be held within 50 days after receipt of the acquiring person statement, unless the acquiring person agrees in writing to a later date.

     The acquiring person may make a proposed control share acquisition if the shareholders of the issuing public corporation who hold shares as of the record date entitling them to vote in the election of directors authorize the acquisition at a special meeting called for that purpose at which a quorum is present by an affirmative vote in person or by proxy of:

      --  a majority of the voting power of the corporation; and

      -- a majority of the portion of the voting power excluding the voting power of interested shares (as defined below).

To establish a quorum for the vote pursuant to the Ohio Control Share Acquisition Act, at least a majority of the voting power of the issuing public corporation in the election of directors must be represented at the special meeting in person or by proxy.

     "Interested shares" under the Ohio Control Share Acquisition Act include shares the voting of which may be directed by the acquiring person, by any officer of the issuing public corporation or by any employee of the issuing public corporation who is also a director of the issuing public corporation. In addition, "interested shares" include those shares acquired by any person after the date of first public disclosure of the merger and prior to the record date for the special meeting, if such person (and any other person acting in concert with such person) paid over $250,000 in the aggregate for the purchased shares or the purchased shares represent over 0.5% of the issuing public corporation's outstanding common shares. "Interested shares" also includes any of the above "interested shares" that are transferred for valuable consideration after the record date, if accompanied by the voting power in the form of a blank proxy, an agreement to vote as instructed by the transferee, or otherwise.

     Because the Commercial Intertech board of directors has determined that the merger is in the best interests of Commercial Intertech and its shareholders, it has recommended that the Commercial Intertech shareholders approve the "opt-out" amendment, which makes the Ohio Control Share Acquisition Act inapplicable to Commercial Intertech, in order to avoid, among other things, having to comply with the procedural requirements of the Ohio Control Share Acquisition Act outlined above. Approval of the "opt-out" amendment is a condition to the merger. The affirmative vote of the holders of at least a majority of the outstanding shares of Commercial Intertech common stock is required to approve the "opt-out" amendment. A copy of the proposed "opt-out" amendment is attached to this proxy statement/prospectus as Annex B. THE BOARD OF DIRECTORS OF COMMERCIAL INTERTECH UNANIMOUSLY RECOMMENDS THAT COMMERCIAL INTERTECH SHAREHOLDERS VOTE FOR THE APPROVAL OF THE "OPT-OUT" AMENDMENT.

                              THE SPECIAL MEETING

TIME AND PLACE OF THE SPECIAL MEETING


     We are sending this proxy statement/prospectus to you as part of the solicitation of proxies by the Commercial Intertech board of directors for use at the special meeting to be held at The Butler Institute of American Art, 524 Wick Avenue, Youngstown, Ohio 44502, on April 11, 2000 at 10:00 a.m., local time. We are first mailing this proxy statement/prospectus, the attached notice of special meeting of shareholders and the enclosed proxy card to you on or about March 2, 2000.


PURPOSE OF THE SPECIAL MEETING

     At the special meeting, Commercial Intertech shareholders will consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 14, 2000, between Parker and Commercial Intertech. This agreement provides for the merger of Commercial Intertech into Parker, with Parker as the surviving corporation. Also, Commercial Intertech shareholders will consider and vote upon a proposal to amend Commercial Intertech's code of regulations to "opt-out" of application of Section 1701.831 of the Ohio Revised Code pertaining to control share acquisitions in order to facilitate the merger, and to vote on a possible adjournment or postponement of the meeting.

     We know of no matter to be brought before the special meeting other than the merger and the "opt-out" amendment. If any matter incident to the conduct of the special meeting should be brought before the meeting, the persons named in the proxy card will vote in their discretion.

     THE COMMERCIAL INTERTECH BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE "OPT-OUT" AMENDMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE "OPT-OUT" AMENDMENT.

RECORD DATE


     The Commercial Intertech board of directors has fixed the close of business on February 25, 2000 as the record date for the special meeting. Only holders of Commercial Intertech common stock on the record date will be entitled to vote at the special meeting and any adjournments or postponements thereof. At the record date, approximately 17,328,045 shares of Commercial Intertech common stock were outstanding and entitled to vote. The presence, in person or by proxy, of a majority of these shares of Commercial Intertech common stock is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be included in the determination of shares present at the special meeting for purposes of determining a quorum. Under New York Stock Exchange rules, brokers who hold shares in street name for customers have the authority to vote on certain "routine" proposals when they have not received instructions from beneficial owners. Under New York Stock Exchange rules, such brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as the merger and the "opt-out" amendment, and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the adoption of the merger, resulting in what is known as a "broker non-vote."


REQUIRED VOTE

     All properly executed proxies delivered and not properly revoked will be voted at the special meeting as specified in such proxies. If you do not specify a choice, your shares represented by a signed proxy will be voted "FOR" the adoption of the merger agreement and the approval of the "opt-out" amendment.

     The affirmative vote of at least two-thirds of the outstanding shares of Commercial Intertech common stock is required to adopt the merger agreement. The affirmative vote of at least a majority of the outstanding shares of Commercial Intertech common stock is required to approve the "opt-out" amendment. The failure to submit a proxy card or to vote in person at the special meeting, the abstention from voting by a shareholder and broker non-votes will have the same effect as a vote "AGAINST" the adoption of the merger agreement and the approval of the "opt-out" amendment.

     If sufficient votes in favor of the merger agreement proposal or the "opt-out" amendment proposal are not received by the time scheduled for the special meeting, the persons named as proxies may propose one or more adjournments of the special meeting for a period or periods of not more than 30 days in the aggregate to permit further solicitation of proxies. The persons named as proxies will vote in favor of such adjournment those proxies which authorize them to vote in favor of the merger agreement and the "opt-out" amendment. They will vote against any such adjournment those proxies which direct them to vote against the merger agreement or the "opt-out" amendment. Any such adjournment will require the affirmative vote of a majority of the votes cast or if a quorum is not present, a majority of the votes represented in person or by proxy at the session of the special meeting to be adjourned. The cost of any such additional solicitation and of any adjourned session will be borne by Commercial Intertech.

PROXIES; VOTING AND REVOCATION

     Each share of Commercial Intertech common stock is entitled to one vote. Votes will be tabulated at the special meeting by inspectors of election appointed by Commercial Intertech.

     You may revoke or change your proxy at any time prior to its being voted by filing a written instrument of revocation or change with the corporate secretary of Commercial Intertech. You may also revoke your proxy by filing a duly executed proxy bearing a later date or by appearing at the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. If you attend the meeting, you may vote in person whether or not you have previously given a proxy, but your presence, without notifying the corporate secretary of Commercial Intertech, at the meeting will not revoke a previously given proxy. In addition, if you beneficially hold shares of Commercial Intertech common stock that are not registered in your own name, you will need additional documentation from the record holder of such shares to attend and vote the shares personally at the meeting.

SOLICITATION OF PROXIES

     Commercial Intertech will pay for the expense of printing and mailing this document and the material used in this solicitation of proxies. Proxies will be solicited through the mail and directly by officers, directors and employees of Commercial Intertech not specifically employed for such purpose, without additional compensation. Commercial Intertech will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to the principals. Commercial Intertech has engaged Morrow & Co., Inc. to represent it in connection with the solicitations of proxies at a cost of approximately $12,500 plus expenses.

                        INFORMATION ABOUT OUR COMPANIES

PARKER

     Parker is a leading worldwide full-line manufacturer of motion control products, including fluid power systems, electromechanical controls and related components. Fluid power involves the transfer and control of power through the medium of liquid, gas or air, in hydraulic, pneumatic and vacuum applications. Fluid power systems move and position materials, control machines, vehicles and equipment and improve industrial efficiency and productivity. In addition to motion control products, Parker also is a leading worldwide producer of fluid purification, fluid flow, process instrumentation, air conditioning, refrigeration, and electromagnetic shielding and thermal management products.

     Parker's manufacturing, service, distribution and administrative facilities are located in 36 states, Puerto Rico and worldwide in 38 foreign countries. Parker's motion control technology is used in the products of its two business segments: Industrial and Aerospace. The product lines of Parker's Industrial segment cover most of the components of motion control systems. The principal products of Parker's Aerospace Segment are hydraulic, fuel and pneumatic systems and components that are used on most commercial and military airframe and engine programs in production in the Western world today. For the fiscal year ended June 30, 1999, Parker's net sales were $4.9 billion; Industrial segment products accounted for 77% of Parker's net sales and Aerospace segment products for 23%.

     Parker's products are sold as original and replacement equipment through product and distribution centers worldwide. Parker markets its products through its direct-sales employees and more than 7,500 independent distributors. Parker products are supplied to approximately 400,000 customers in virtually every significant manufacturing, transportation and processing industry. Parker employs nearly 40,000 people in 39 countries.


     Parker's principal executive offices are located at 6035 Parkland Boulevard, Cleveland, Ohio 44124, telephone (216) 896-3000.


COMMERCIAL INTERTECH

     Commercial Intertech's operations are principally organized and managed by product line and are comprised of three reportable segments:

      --  Commercial Hydraulics;

      --  Buildings Systems; and

      --  Metal Forming.


     Commercial Hydraulics Segment. The Commercial Hydraulics segment manufacturers gear pumps and motors, control valves and telescopic cylinders for use generally on heavy-duty mobile equipment such as dump trucks, cranes, refuse vehicles, front-end loaders, backhoes and mining machines. Other products manufactured by Commercial Intertech include hydraulic test equipment for military and industrial applications, hydraulic steering transmissions for military vehicles, mobile electrical power generators, hydraulic tilt and trim mechanisms for recreational boating and axial piston pumps and motors for industrial and marine applications. A worldwide systems engineering organization was formed in 1999 to focus exclusively on providing complete hydraulic systems to customers. Commercial Intertech's gear pumps and motors, control valves and telescopic cylinders are sold primarily to original equipment manufacturers by Commercial Intertech's hydraulic sales organization.


     Building Systems Segment. The Building Systems segment consists of Astron Building Systems(R) which designs and manufactures custom-engineered buildings. Astron, the European market leader in metal building systems, produces pre-engineered single and multi-story buildings that serve as aircraft hangars, indoor athletic facilities, automobile showrooms, offices, supermarkets, factories and warehouses. Astron buildings are sold throughout the twelve countries of the European Economic Community, in Scandinavia and in Eastern Europe, as well as in China and elsewhere in the Asia Pacific region. This division developed its own computerized building pricing and proposal system, known as Cyprion(R) that tailors buildings to customers' precise dimension and design requirements. Through Cyprion, Astron's nearly 400 qualified builder/dealers can provide pricing and building plans in a fraction of traditional architectural time.

     Metal Forming Segment. Commercial Intertech's Metal Forming segment produces custom and standard metal products, including tank ends and a wide variety of other steel products, such as wheels for tracked vehicles, components for railcar brake activators, couplings and covers for mechanical power differential and transmission applications, large circuit breaker covers, and circular closures and accessories for a broad variety of vessels and containers produced in various sizes. Also known as tank ends or tank heads, this product line is the most comprehensive and extensive in the United States, serving thousands of customers from three manufacturing locations and four strategically located Distribution Centers.

     The Metal Forming's Distribution Center concept is unique to the industry, and has successfully served both large and small vessel fabricators for over 35 years providing 48 to 72-hour delivery service. The Distribution Center concept remains a major contributor to the success of the Metal Forming operations.

     For fiscal year ended October 31, 1999, Commercial Intertech's net sales were approximately $535.0 million. Commercial Intertech operates 27 facilities in seven countries and employs nearly 4,000 people.

     Commercial Intertech's principal executive offices are located at 1775 Logan Avenue, Youngstown, Ohio 44505, telephone (330) 746-8011.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION


     On February 25, 2000, the record date for the special meeting, there were approximately 3,516 holders of record of Commercial Intertech common stock.


     Market Prices and Dividends. Parker common stock is listed on the New York Stock Exchange under the symbol PH. Commercial Intertech common stock is listed on the New York Stock Exchange under the symbol TEC.

     The table below sets forth, for the periods indicated, the high and low sale prices of Parker common stock and Commercial Intertech common stock as reported on the New York Stock Exchange Composite Transaction Tape, in each case based on published financial sources, and the dividends declared on Parker common stock and Commercial Intertech common stock.


                                                                     PARKER COMMON STOCK
                                                               --------------------------------
                                                                 HIGH        LOW       DIVIDEND
                                                               --------    --------    --------
1998:
          First Fiscal Quarter.............................     48.8750     39.2500      .150
          Second Fiscal Quarter............................     51.2500     39.8125      .150
          Third Fiscal Quarter.............................     52.6250     41.5000      .150
          Fourth Fiscal Quarter............................     52.3750     36.9375      .150
1999:
          First Fiscal Quarter.............................     38.7500     26.5625      .150
          Second Fiscal Quarter............................     38.3125     27.0000      .150
          Third Fiscal Quarter.............................     39.7500     29.5000      .170
          Fourth Fiscal Quarter............................     50.5000     34.0000      .170
2000:
          First Fiscal Quarter.............................     48.1250     43.1250      .170
          Second Fiscal Quarter............................     51.4375     41.1875      .170
          Third Fiscal Quarter (through February 23,
            2000)..........................................     53.4375     35.3750      .170



                                                                COMMERCIAL INTERTECH COMMON STOCK
                                                               -----------------------------------
                                                                 HIGH          LOW       DIVIDEND
                                                               ---------    ---------    ---------
1998:
          First Fiscal Quarter.............................     21.2500      16.0000       .135
          Second Fiscal Quarter............................     24.5625      18.2500       .150
          Third Fiscal Quarter.............................     23.2813      17.1875       .150
          Fourth Fiscal Quarter............................     22.8125      14.2500       .150
1999:
          First Fiscal Quarter.............................     19.6250      12.2500       .150
          Second Fiscal Quarter............................     14.9375      11.1250       .150
          Third Fiscal Quarter.............................     16.4375      12.9375       .150
          Fourth Fiscal Quarter............................     14.6250      10.5000       .150
2000:
          First Fiscal Quarter.............................     19.5625      10.8750       .150
          Second Fiscal Quarter (through February 23,
            2000)..........................................     18.9375      17.0000         --



     On January 14, 2000, the last full trading day prior to the public announcement of the proposed merger, the closing prices of Parker common stock and Commercial Intertech common stock reported on the New York Stock Exchange Composite Transaction Tape were $49.625 per share and $16.625 per share, respectively. On February 23, 2000, the most recent practicable date prior to the filing of this proxy statement/prospectus, the closing prices of Parker common stock and Commercial Intertech common stock reported on the New York Stock Exchange Composite Transaction Tape were $41.2500 per share and $18.3750 per share, respectively. Shareholders should obtain current market quotations prior to making any decision with respect to the merger.

  Dividends

     Parker and Commercial Intertech Dividends. Parker has paid quarterly cash dividends on Parker common stock since 1947. Commercial Intertech has paid quarterly cash dividends on Commercial Intertech common stock since 1941. On January 28, 2000, the Parker board of directors declared a regular quarterly cash dividend of $0.17 per share of Parker common stock payable March 3, 2000, to shareholders of record on February 24, 2000. On January 26, 2000, the Commercial Intertech board of directors declared a regular quarterly cash dividend of $0.15 per share of Commercial Intertech common stock payable on March 15, 2000, to shareholders of record on March 1, 2000.

     Post-Merger Dividend Policy. Following the merger, Parker's management expects to continue to pay dividends on the Parker common stock in the amount of $0.17 per share per quarter, or $0.68 per share per year. The payment of dividends, however, will be in the discretion of the Parker board of directors and will be determined after consideration of various factors, including the earnings and financial condition of Parker and its subsidiaries.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Commercial Intertech board of directors with respect to the merger agreement, shareholders of Commercial Intertech should be aware that certain directors and members of management of Commercial Intertech have interests in the merger that are in addition to their interests as shareholders of Commercial Intertech generally. The Commercial Intertech board of directors was aware of these interests and considered them, among other matters, in approving the merger.


     Consulting and Employment Agreements. Certain key executives at Commercial Intertech may enter into consulting and employment agreements with Parker after the completion of the merger. Paul J. Powers, Commercial Intertech's Chairman and Chief Executive Officer, is scheduled to retire from Commercial Intertech, but has agreed to delay his retirement until the completion of the merger. Mr. Powers has agreed to enter into a two-year consulting agreement with Parker which takes effect upon completion of the merger, whereby he will act as a consultant to Parker and will receive a consulting fee of $400,000 per year.


     Stephen J. Perkins, Commercial Intertech's President and Chief Operating Officer, was scheduled under the terms of his employment agreement to become the Chief Executive Officer of Commercial Intertech upon Mr. Powers' retirement. Parker is currently in discussions with Mr. Perkins to modify his employment arrangements as a result of the merger.

     Stock Options, Restricted Stock and Performance Shares. Key executives and board members of Commercial Intertech are holders of Commercial Intertech stock options, restricted stock and performance shares. With respect to stock options, all options for these key executives and board members vested upon the signing of the merger agreement, and all unexercised options will be converted into options to purchase Parker common stock, adjusted for the exchange ratio. With respect to restricted stock, all applicable restrictions will lapse upon the closing and the stock will be converted into Parker common stock, adjusted for the exchange ratio. With respect to performance shares, all goals will be considered as having been met at the closing and all shares will be converted into Parker common stock, adjusted for the exchange ratio.

     The number of vested Commercial Intertech stock options beneficially owned by the five most highly compensated executive officers of Commercial Intertech for the year ended October 31, 1999 will increase as a result of the change in control of Commercial Intertech as follows:


                                         NUMBER OF                           NUMBER OF
                                       OPTIONS VESTED       WEIGHTED       OPTIONS VESTED       WEIGHTED
                                       BEFORE CHANGE        AVERAGE         AFTER CHANGE        AVERAGE
     NAME AND PRINCIPAL POSITION         IN CONTROL      EXERCISE PRICE      IN CONTROL      EXERCISE PRICE
     ---------------------------       --------------    --------------    --------------    --------------
Paul J. Powers
Chairman and Chief Executive
Officer..............................     282,732           $  8.15            440,232           $10.63
Stephen J. Perkins
President and Chief Operating
Officer..............................           0                --            135,000           $13.72
Bruce C. Wheatley
Senior Vice
President-Administration.............      26,868           $  9.46             55,618           $12.65
John Gilchrist
Vice President of Corporate Business
Development..........................       7,500           $12.875             46,500           $15.14
Steven J. Hewitt
Senior Vice President and Chief
Financial Officer....................       6,250           $12.875             41,500           $15.67



     Change of Control Agreements. In 1996, Commercial Intertech entered into Change of Control Agreements with Paul J. Powers, Gilbert M. Manchester, Bruce
C. Wheatley, John Gilchrist, Steven J. Hewitt, Kenneth E. Stumbaugh, J. Patrick Downey, Kenneth W. Marcum and Shirley M. Shields and, when he was hired in 1999, entered into a Change of Control Agreement with Stephen J. Perkins.

     The terms of the agreements are as follows:


      -- If a termination of employment occurs prior to a "Change of Control"
         (as defined in the agreements) or a "Potential Change of Control" (as defined in the agreements) and is at the request of Commercial Intertech but without "Cause" (as defined in the agreements), the executive will receive one times the executive's base salary and otherwise vested amounts and benefits under Commercial Intertech's compensation and benefit plans.



      -- If the termination of employment occurs at any time after a Change of Control or a Potential Change of Control and prior to the third anniversary of the Change of Control or Potential Change of Control (or, in the case of Messrs. Stumbaugh, Downey and Marcum and Ms. Shields, the second anniversary) and is either at Commercial Intertech's request but without Cause, or is initiated by the executive for "Good Reason" (as defined in the agreements), the executive will receive the sum of:



          - three times (or, for purposes of calculating the amount received by Messrs. Stumbaugh, Downey and Marcum and Ms. Shields, two times) the sum of the executive's base salary and the executive's highest annual bonus;



          - the executive's highest recent bonus prorated to the date of termination;


          - the actuarial value of the executive's accrued benefit under the supplemental retirement benefit plans, including, for certain executives, additional years of accrual;

          - the full value of performance shares assuming at least 100% target performance;

          - vested and accrued benefits under other benefit and compensation plans; and


          - a continuation of medical benefits for three years (or, for purposes of calculating the benefits received by Mr. Stumbaugh, Mr. Downey, Mr. Marcum and Ms. Shields, two years) and certain other perquisites, including automobile lease payments, outplacement services, club dues, tax planning, insurance and, except with respect to Messrs. Stumbaugh, Downey and Marcum and Ms. Shields, relocation expenses (including home repurchase).


     Commercial Intertech is obligated to set aside in trust sufficient assets to fund its obligations under the Change of Control Agreements. In addition, because payments could be subject to an excise tax, the executives will receive an additional amount for excise tax payments, if applicable.

     It is presently estimated, based upon certain assumptions and data available as of a recent date, that if the key executives' and key employees' employment is terminated immediately following the merger under circumstances entitling those persons to benefits under the Change of Control Agreements, those persons will be entitled to severance benefits approximately in the following amounts, which include required excise tax gross-up payments:


                                                                       EXCISE TAX
                                                         SEVERANCE      GROSS-UP        TOTAL
                         NAME                            BENEFIT(1)    PAYMENT(2)    BENEFITS(3)
                         ----                            ----------    ----------    -----------
Paul J. Powers.........................................  $  510,124    $        0    $  510,124
Bruce C. Wheatley......................................   2,236,751             0     2,236,751
Steven J. Hewitt.......................................   1,632,383             0     1,632,383
John Gilchrist.........................................   1,425,740             0     1,425,740
Stephen J. Perkins.....................................   2,734,209     1,178,483     3,912,692
Gilbert M. Manchester..................................   1,009,748             0     1,009,748
J. Patrick Downey......................................     508,874             0       508,874
Kenneth W. Marcum......................................     491,387             0       491,387
Shirley M. Shields.....................................     348,860             0       348,860
Kenneth E. Stumbaugh...................................     454,665             0       454,665


---------------

(1) Severance benefits are subject to income taxation at the key executive's or key employee's highest marginal rate.

(2) Excise tax gross-up payment will be remitted directly to the Internal Revenue Service by Parker.

(3) These calculations are based upon the assumption of a change of control date of April 1, 2000.

     Indemnification and Insurance. Under the merger agreement, Parker agreed to provide certain continuing indemnification and insurance benefits for officers, directors and employees of Commercial Intertech. See "Material Provisions of the Merger Agreement -- Additional Agreements -- Indemnification and Insurance."

                        COMPARISON OF SHAREHOLDER RIGHTS


     After the merger, shareholders of Commercial Intertech will become shareholders of Parker. Their rights will then be governed by Parker's articles of incorporation, Parker's code of regulations and Ohio General Corporation Law. Presently, Commercial Intertech shareholders' rights are governed by Commercial Intertech's articles of incorporation, Commercial Intertech's code of regulations and Ohio General Corporation Law. The following summary, which is not a complete statement of all differences between rights of the holders of Parker common stock and Commercial Intertech common stock, discusses differences between Parker's articles of incorporation and code of regulations and Commercial Intertech's articles of incorporation and code of regulations. While Parker believes that the provisions of its articles of incorporation and its code of regulations are in its shareholders' best interests, shareholders of Commercial Intertech should be aware that these provisions could be disadvantageous to them because their overall effect may be to render more difficult or to discourage the removal of incumbent directors and management or the assumption of effective control by other persons. For information as to how to get the full text of each document, see "Where You Can Find More Information" on page 71.


SPECIAL MEETINGS

     Under Ohio law, a special meeting of shareholders may be called by:

          (1) the chairman, the president or, in case of the president's absence, death or disability, the vice-president authorized to exercise the authority of the president;

          (2) the directors by action at a meeting or a majority of the directors voting without a meeting;

          (3) persons owning 25% of the outstanding shares entitled to vote at that meeting, or a less or greater proportion as specified in the articles or regulations but not greater than 50%; or

          (4) the person(s) authorized to do so by the articles of incorporation or the code of regulations.

     Parker's code of regulations allows a special shareholder meeting to be called by any of the parties described in (1)-(3) above.

     Commercial Intertech's code of regulations allows a special meeting to be called by the parties specified in (1) above, but alter the requirements with respect to the parties specified in (2) and (3) above as follows:

          (2) a majority of the members of the board of directors, acting with or without a meeting, may call a special shareholder meeting; or

          (3) the holders of 40% of the voting shares of Commercial Intertech may call a special shareholder meeting.

CERTAIN BUSINESS COMBINATIONS

     Under Ohio law, unless otherwise provided in the articles of incorporation, any merger, consolidation or sale of substantially all of the assets of the corporation requires the approval of the holders of shares entitling them to exercise at least two-thirds of the voting power. With respect to mergers and consolidations, approval by the affirmative vote of the holders of two-thirds of any class of shares, unless otherwise provided in the articles, may also be required if the rights of holders of that class are affected in certain respects by the merger or consolidation. Ohio law permits mergers without approval by shareholders of the surviving corporation if, among other things, no amendment of the articles of incorporation is involved and no more than a specified maximum increase in outstanding voting stock will result. In Ohio, the maximum permitted increase is any amount less than one-sixth of the surviving corporation's shares possessing voting power in the election of directors after giving effect to the business combination.

     Parker's articles provide, subject to certain exceptions, that any business combination with an interested party must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares of Parker entitled to vote generally in the election of directors. For purposes of this provision, the term "business combination" generally means:

      -- any merger or consolidation of Parker or a subsidiary of Parker with or into an interested party or of an interested party with or into Parker or a subsidiary of Parker;

      -- any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any of the assets either of Parker or of a subsidiary of Parker that has a fair market value in excess of $20.0 million in which an interested party is involved;

      -- the adoption of any plan or proposal for the liquidation or dissolution of Parker proposed by or on behalf of any interested party;

      -- the issuance or transfer by Parker or a subsidiary of Parker to an interested party of any securities of Parker or such subsidiary, which securities have a fair market value of $20.0 million or more; or

      -- any recapitalization, reclassification, merger or consolidation involving Parker or a subsidiary of Parker that would have the effect of increasing, directly or indirectly, the interested party's voting power in Parker or such subsidiary.

For purposes of this provision, the term "interested party" generally means any person or entity that, individually or together with its affiliates and associates, was the beneficial owner of shares totaling at least 20% of the voting power of any class of stock of Parker entitled to vote in the election of directors within the two year period prior to the business combination or any affiliate or associate of that person or entity.

     The 80% vote requirement does not apply if:

      -- the board of directors by affirmative vote, which vote must include at least a majority of the "continuing directors" (which generally includes those members of the Parker board that are not affiliated with the interested party and who were members of the board prior to the time the interested party became an interested party or are successors to continuing directors unaffiliated with the interested party recommended for their position by a majority of the continuing directors), approve in advance the acquisition of those outstanding shares of Parker which caused the interested party to become an interested party or approve the business combination; or

      -- the business combination is a merger or consolidation and the cash or fair market value of other property that the shareholders will receive per share in that merger or consolidation satisfies certain fair price criteria.

If the criteria described above are met, the vote required under applicable Ohio law would apply. Parker's articles do not include any provision governing the approval of business combinations with uninterested parties, and accordingly the matter is governed by Ohio law.

     The provisions of Parker's articles described above may only be amended by the affirmative vote of the holders of at least 80% of the outstanding shares, except that the 80% requirement does not apply if the proposed amendment has been recommended to the shareholders by at least two-thirds of the continuing directors.

     Commercial Intertech's articles provide that the merger or consolidation of Commercial Intertech with or into a corporation that is the beneficial owner of 30% or more of the outstanding shares of Commercial Intertech (an "Interested Party"), the sale or lease of all or any substantial part of the assets of Commercial Intertech to any Interested Party or any lease to Commercial Intertech or any of its subsidiaries of any assets with a fair market value of $5.0 million or more in exchange for securities of Commercial Intertech requires the approval of the holders of 95% of all shares of stock of Commercial

Intertech that may be voted in the election of directors. However, this 95% voting requirement does not apply if:

      -- the consideration offered to the common shareholders meets certain fair price criteria;

      -- after the Interested Party has acquired a 30% or more interest in Commercial Intertech and prior to the completion of the transaction:

          - the Interested Party had taken steps to ensure that Commercial Intertech's board of directors included at all times representation by continuing directors (which generally includes those members of the Commercial Intertech board elected by the public shareholders prior to the time that the Interested Party acquired more than 10% of the stock of Commercial Intertech entitled to vote in the election of directors or a person who is recommended by a majority of continuing directors to succeed a continuing director) proportionate to the stockholdings of Commercial Intertech's public shareholders who are not affiliated with the Interested Party;

          - the Interested Party, with certain exceptions, has not acquired any newly issued shares of stock from Commercial Intertech; and

          - the Interested Party has not acquired any additional shares of Commercial Intertech's outstanding common stock or securities convertible into common stock except as part of the transaction that results in the Interested Party acquiring its 30% interest;

      -- the Interested Party has not received loans, advances or other financial assistance or tax credits from Commercial Intertech and has not made any major change in Commercial Intertech's business or equity capital structure, in either case, without the unanimous approval of Commercial Intertech's board of directors prior to the completion of the transaction; and

      -- a proxy statement has been mailed to the public shareholders to solicit approval of the transaction, which statement must contain any recommendations of the continuing directors of the advisability of the transaction.

If the criteria described immediately above are met, the vote required under applicable Ohio law would apply. Commercial Intertech's articles do not include any provision governing the approval of business combinations with uninterested parties, and accordingly, the matter is governed by Ohio law.

     The provisions of Commercial Intertech's articles described above may only be amended by the affirmative vote of the holders of 95% of all shares of Commercial Intertech stock that may vote in the election of directors, except that this 95% requirement does not apply if the amendment has been unanimously recommended to the shareholders by Commercial Intertech's board of directors if all the directors are "continuing directors."

SHAREHOLDER RIGHTS PLANS

     Parker's Rights Agreement. In January 1997, Parker adopted a Shareholder Protection Rights Agreement and issued, as a dividend, one common stock purchase right for each outstanding share of common stock. One Parker purchase right also has been issued with respect to each share of Parker common stock issued since the record date of that dividend. Each share of Parker common stock to be issued in the merger will also be accompanied by one Parker purchase right, except in the unlikely event that the Parker purchase rights are redeemed or separately certificated prior to the merger.

     Each Parker purchase right entitles the holder to buy one share of Parker common stock at a price of $150, subject to adjustment. The Parker purchase rights will be exercisable only if a person or group acquires 15% or more of the outstanding Parker common stock or announces a tender or exchange offer following which that person or group would hold 15% or more of Parker's outstanding common stock. If a person or group acquires 15% or more of the outstanding Parker common stock, each holder of a Parker purchase right will receive, upon exercise, shares of Parker common stock with a market value of two times the exercise price of the right, except that purchase rights that are or were owned by that person or group will be void.

     If a person or group owning 15% or more of the outstanding shares of Parker stock controls Parker's board of directors and:

      -- Parker merges with that person or group or an affiliate of that person or group or merges with any other person or entity and the terms of the arrangement concerning the treatment of shares of capital stock relating to the 15% or more owner is not identical to the terms relating to the other common shareholders; or

      -- Parker sells 50% or more of its assets or earning power to any other person or entity,

then each Parker purchase right will become exercisable for the number of shares of acquiring company stock having a market value of two times the exercise price of the Parker purchase right.

     Parker may redeem its purchase rights at a price of $.01 per purchase right prior to the time that any person or group acquires 15% of the outstanding Parker common stock as described above. The Parker purchase rights will expire on January 31, 2007 unless earlier redeemed or exchanged by the Parker board of directors.

     Commercial Intertech's Rights Agreement. In November 1999, Commercial Intertech adopted a Rights Agreement and issued, as a dividend, one common stock purchase right for each outstanding share of Commercial Intertech common stock. One Commercial Intertech purchase right also has been issued with respect to each share of Commercial Intertech common stock issued since the record date of that dividend.

     Each Commercial Intertech purchase right entitles the holder to buy one share of common stock from Commercial Intertech at a price of $60.00, subject to adjustment. The Commercial Intertech purchase rights will become exercisable only if a person or group acquires 20% or more of the outstanding Commercial Intertech common stock or announces a tender or exchange offer following which that person or group would hold 20% or more of Commercial Intertech's outstanding common stock. If a person or group acquires 20% or more of the outstanding Commercial Intertech common stock, each holder of a Commercial Intertech purchase right will receive, upon exercise, shares of Commercial Intertech common stock with a market value of two times the exercise price of a Commercial Intertech purchase right, except that purchase rights that are or were owned by that person or group will be void.

     If, following an acquisition by a person or group of 20% or more of the outstanding Commercial Intertech common stock:

      -- Commercial Intertech is acquired in a merger or other business combination transaction;

      -- 50% or more of Commercial Intertech's assets or earning power is sold or otherwise transferred; or

      -- the 20% owner engages in specified "self-dealing" transactions with Commercial Intertech,

then each Commercial Intertech purchase right will become exercisable for the number of shares of stock of the acquiring or surviving company having a market value of two times the exercise price of the Commercial Intertech purchase right.

     Commercial Intertech may redeem its purchase rights at a price of $.01 per purchase right prior to the time that any person or group acquires 20% of the outstanding Commercial Intertech common stock as described above. Under certain circumstances, the decision to redeem the purchase rights may require the concurrence of a majority of the "continuing directors" (which generally means those directors that were members of the board prior to the date of the rights agreement, and any person (except the 20% owner or its affiliates or associates or any representative of the foregoing) who was elected to the board after the date of the rights agreement if such person is recommended or approved by a majority of the continuing directors).

     In connection with the negotiation of the merger agreement, Parker and Commercial Intertech agreed that Commercial Intertech would amend Commercial Intertech's rights agreement prior to signing the merger agreement to render the rights agreement inapplicable to the merger and to cause Commercial Intertech's purchase rights to expire immediately prior to the merger. If the merger is not consummated, the Commercial Intertech purchase rights will expire on November 23, 2009.

AMENDMENT TO CHARTER DOCUMENTS

     Ohio law permits the adoption of amendments to the articles of incorporation if those amendments are approved at a meeting held for that purpose by the holders of shares entitling them to exercise two-thirds of the voting power of the corporation, or a lesser, but not less than a majority, or greater vote as specified in the articles of incorporation. Except as otherwise provided in the section "Business Combinations," the articles of incorporation of each of Parker and Commercial Intertech may be amended by the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of each corporation.

     Under Ohio law, a code of regulations may be adopted, amended or repealed only by approval of the shareholders either at a meeting of shareholders by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power on that proposal or by written consent signed by holders of shares entitling them to exercise two-thirds, or a lesser percentage, but not less than a majority, or a greater percentage, of the voting power on that proposal. Commercial Intertech's and Parker's code of regulations provide that they may be amended, at a meeting of shareholders by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power on that proposal, or, without a meeting, by the written consent of the holders of shares entitling them to exercise a majority of the voting power on that proposal.

     In addition, Parker's articles provide that any amendment, alteration or repeal of any of the provisions of Parker's articles or regulations which adversely affects the voting powers, rights or preferences of the serial preferred stock, with certain exceptions, must be approved by the vote or consent of the holders of at least two-thirds of the outstanding shares of serial preferred stock.

NUMBER; CLASSIFICATION OF DIRECTORS

     Parker's regulations provide that the board of directors must be divided into three classes, with each class consisting of at least three directors. The Parker board currently consists of 12 members divided into three classes of four directors each. In addition, if Parker is in default in the payment of six quarterly dividends (whether or not consecutive) on any series of outstanding preferred stock, then Parker's articles provide that the holders of serial preferred stock may elect two additional members of the board of directors; provided that:

      -- these directors are elected at a meeting of the shareholders for the election of directors at which the holders of at least a majority of the outstanding shares of serial preferred stock are present in person or by proxy; and

      -- these rights remain in effect only as long as accrued and unpaid dividends on the preferred stock remain outstanding.


Parker's regulations provide that any directors elected by the holders of serial preferred stock as described above, will not be classified and will serve until the earlier of (1) the next annual meeting of shareholders and until their respective successors are elected or (2) the dividend default is cured.


     Commercial Intertech's regulations provide that the number of directors may not be less than nine nor more than 15 and that the directors must be divided into three classes. The Commercial Intertech board currently consists of 13 members divided into two classes of four directors each and one class of five directors.

     Under Ohio law, the number of directors may be fixed or changed by the shareholders or by the directors if so authorized by the articles of incorporation or code of regulations. Commercial Intertech's regulations provide that the number of directors may be changed by a resolution adopted by the affirmative vote of a majority of the directors. Parker's regulations allow the number of directors to be changed by the shareholders or directors as follows:

      -- at any meeting of shareholders called to elect directors, by the affirmative vote of a majority of the shareholders represented at the meeting and entitled to vote on such proposal; or

      -- at any meeting of the board of directors, by the affirmative vote of a majority of the directors except that, after the number of directors in any class has been fixed by the shareholders, the directors may not increase or decrease the number of directors in that class by more than one.

COMMITTEES OF THE BOARD OF DIRECTORS

     Parker. Parker's code of regulations allows for the creation of any executive committee, an audit committee or other committees as the Parker board deems advisable. All committees are to be comprised of not fewer than three board members, with alternates as specified by the Parker board. Each committee is delegated its authority by the Parker board, and may act by a majority vote at a meeting or in writing.

     Commercial Intertech. Commercial Intertech's code of regulations requires the creation of an executive committee consisting of the chairman of the board, the president, no fewer than two directors, and any alternates as are appointed by the board. The executive committee may, during intervals between the meetings of the board of directors, exercise all the powers of the board of directors in the management of the business and affairs of Commercial Intertech, except that no obligations or indebtedness other than those properly pertaining to current business may be contracted without authorization of the board. The executive committee will have any other powers and duties as are prescribed by the Commercial Intertech board, and may act, with or without a meeting, in such manner as the committee determines. The board of directors also may by resolution provide for any other committees as it deems desirable.

INDEMNIFICATION, INSURANCE AND LIMITATION OF DIRECTOR LIABILITY

     Under Ohio law, Ohio corporations are permitted to indemnify directors, officers, employees and agents within prescribed limits, and must indemnify them under certain circumstances. Ohio law does not authorize payment by a corporation of judgments against a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent that person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as otherwise provided by a corporation's articles of incorporation or code of regulations, or by contract, except with respect to the advancement of expenses of directors. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, purchase insurance to indemnify those persons.

     Ohio law provides that a director is entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director. The director must agree, however, to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his or her act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

     Parker's regulations require Parker to indemnify, to the full extent permitted by Ohio law, any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal or administrative) because that person is or was a director, trustee, officer or employee of Parker or was serving, at Parker's request, as a director, trustee, officer or employee of another entity.

     Commercial Intertech's regulations require Commercial Intertech to indemnify any current or former director, officer or employee and each person who, at Commercial Intertech's request, is serving or has served as a director, officer, employee or agent of another entity against expenses (including attorneys' fees), judgments, decrees, fines, penalties and amounts paid in settlement (whether with or without court approval) in connection with the defense of any pending or threatened action, suit or proceeding (whether criminal, civil, administrative or investigative) to which that person is made or may be made a party by reason of having been any of the persons described above; provided that a determination is made:

          (1) that the person was not and has not been adjudicated to have been negligent or guilty of misconduct in the performance of that person's duty to the entity or other enterprise of which that person is or was a director, officer or employee;

          (2) that the person acted in good faith in what that person reasonably believed to be in, or not opposed to, the best interest of the corporation; and

          (3) that, in any matter the subject of a criminal action, suit or proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

The determination as to (2) and (3) and, in the absence of an adjudication as to
(1) by a court of competent jurisdiction, the determination as to (1), must be made:

      -- by the directors of the corporation acting at a meeting at which a quorum consisting of directors who are not parties to, or threatened with, such action, suit or proceeding is present and on which determination only such directors vote; or

      -- if such a quorum is not obtainable to vote on such indemnification, or, even if obtainable and a quorum of directors qualified to vote so directs, by independent legal counsel in a written opinion.

     Commercial Intertech may agree to pay in advance expenses incurred by any person in defending any threatened or actual action, suit or proceeding before its completion if:

      -- the advance is authorized by Commercial Intertech's board of directors; and

      -- that person agrees to repay the amount advanced unless it is determined that he or she is entitled to be indemnified by Commercial Intertech.

     Commercial Intertech's regulations also provide that Commercial Intertech may purchase and maintain insurance for any current or former director, officer, employee or agent or any person who is serving or was serving, at Commercial Intertech's request, as a director, officer, employee or agent of another entity against any liability asserted against, or incurred by, that person regardless of whether or not Commercial Intertech's regulations would allow Commercial Intertech to indemnify that person under those circumstances.

     Both Commercial Intertech's and Parker's regulations provide that the rights to indemnification provided in their respective regulations are not exclusive and do not prevent any person from seeking any other rights to indemnification to which that person may be entitled.

AUTHORIZED CAPITAL

     Parker. The authorized capital stock of Parker consists of 600,000,000 common shares, par value $.50 per share, and 3,000,000 shares of serial preferred stock, par value $.50 per share. Parker's articles authorize the board of directors to cause the preferred stock to be issued in one or more series and to adopt amendments to the articles fixing the designation of each series of preferred stock, the number of shares in each series, the dividend rates of each series, the dates at which dividends are payable and from which dividends may be cumulative, the liquidation price of each series, the redemption rights and price or prices, if any, for shares of each series, the terms and amount of any sinking fund provided for the purchase or redemption of shares of each series, whether the shares of each series are convertible into common shares and, if so, the terms and conditions of the conversion process and prices and restrictions on the issuance of shares of the same series or of any other class or series.

     Commercial Intertech. The authorized capital stock of Commercial Intertech consists of 30,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, without par value, of which 1,074,017 shares have been designated as ESOP Convertible Preferred Stock Series B.

     Commercial Intertech's articles authorize the board of directors to cause the preferred stock to be issued in one or more series and to fix the designations, preferences, relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each series.

                      WHERE YOU CAN FIND MORE INFORMATION

     We each file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Securities and Exchange Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may also be obtained from the Securities and Exchange Commission at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http: www.sec.gov."

     Parker has filed with the Securities and Exchange Commission a registration statement on Form S-4 with respect to the Parker common stock to be issued to holders of Commercial Intertech common stock under the merger agreement. This proxy statement/prospectus constitutes the prospectus of Parker that is filed as part of the registration statement. Other parts of the registration statement are omitted from this proxy statement/prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. Copies of the registration statement, including exhibits, may be inspected, without charge, at the offices of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Securities and Exchange Commission at prescribed rates.

     The Securities and Exchange Commission permits us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The following documents previously filed with the Securities and Exchange Commission by Parker (Commission File Number 1-4982) are incorporated by reference into this proxy statement/prospectus:

          1. Parker's Annual Report on Form 10-K for the fiscal year ended June 30, 1999;

          2. Parker's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999;

          3. Parker's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1999;

          4. Parker's Proxy Statement relating to the Annual Meeting of Shareholders of Parker-Hannifin on October 27, 1999;

          5. Parker's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2000 relating to the merger with Commercial Intertech Corp;

          6. Parker's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 7, 2000 relating to Parker's acquisition of substantially all of the assets of Dana Corporation's Gresen Hydraulics Division; and

          7. The description of the Parker common stock contained in Parker's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 8, 1967 and all amendments and reports filed for the purpose of updating that description.

     The following documents previously filed with the Securities and Exchange Commission by Commercial Intertech (Commission File Number 1-10697) are incorporated by reference into this proxy statement/prospectus:

          1. Commercial Intertech's Annual Report on Form 10-K for the fiscal year ended October 31, 1999;

          2. Commercial Intertech's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 18, 1999 relating to the press release in connection with the adoption of Commercial Intertech's new Rights Agreement;

          3. Commercial Intertech's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on November 24, 1999 relating to registration of common stock purchase rights in connection with the Rights Agreement, dated as of November 23, 1999, between Commercial Intertech and ChaseMellon Shareholder Services, L.L.C.; and

          4. Commercial Intertech's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 20, 2000 relating to the merger with Parker.

     We are also incorporating by reference additional documents that we file with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the special meeting.

     If you are a Commercial Intertech shareholder, you can obtain any of the documents incorporated by reference through us or the Securities and Exchange Commission. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address or telephone number:


Parker-Hannifin Corporation                        Commercial Intertech Corp.
6035 Parkland Boulevard                            1775 Logan Avenue
Cleveland, Ohio 44124                              Youngstown, Ohio 44505
Tel: 216-896-3000                                  Tel: 330-746-8011
Attn: Office of Corporate Secretary                Attn: Office of Corporate Secretary



     If you would like to request documents from us, please do so by April 4, 2000, to receive them before the special meeting.



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE PROPOSALS PRESENTED AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED FEBRUARY 28, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO YOU NOR THE ISSUANCE OF PARKER COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.


     This proxy statement/prospectus is being furnished to Commercial Intertech shareholders in connection with the solicitation of proxies by the Commercial Intertech board of directors for use at Commercial Intertech's special meeting. Each copy of this proxy statement/prospectus mailed to Commercial Intertech shareholders is accompanied by a form of proxy for use at Commercial Intertech's special meeting. This proxy statement/prospectus also serves as a prospectus for holders of Commercial Intertech common stock in connection with the Parker common stock to be issued upon completion of the merger.

     Parker has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to Parker, and Commercial Intertech has supplied all such information relating to Commercial Intertech.

                                    EXPERTS

     The consolidated financial statements incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of Parker for the three years in the period ended June 30, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of Commercial Intertech included in its Annual Report on Form 10-K for the year ended October 31, 1999, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus. Commercial Intertech's consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the Parker common stock issuable in connection with the merger and certain federal income tax matters relating to the merger will be passed upon for Parker by Thomas A. Piraino, Jr., Parker's Vice President, General Counsel and Secretary, and by Jones, Day, Reavis & Pogue, Cleveland, Ohio, respectively. Certain legal matters relating to federal income tax matters relating to the merger will be passed upon for Commercial Intertech by Katten Muchin Zavis, Chicago, Illinois.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of Ernst & Young LLP will be present at Commercial Intertech's special meeting. These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                          FUTURE SHAREHOLDER PROPOSALS

     Due to the contemplated consummation of the merger, Commercial Intertech does not currently expect to hold a 2000 Annual Meeting of Shareholders because, following the merger, Commercial Intertech will not be a publicly traded company. If the merger is not consummated and Commercial Intertech's annual meeting is held on its assigned date, (a) to be eligible for inclusion in Commercial Intertech's proxy statement and form of proxy relating to that meeting, proposals of shareholders of Commercial Intertech must have been received by Commercial Intertech no later than October 1, 1999, and (b) to be eligible for consideration at that meeting, proposals of Commercial Intertech shareholders must have been received by Commercial Intertech no later than December 15, 1999. If the merger is not consummated and Commercial Intertech's 2000 Annual Meeting of Shareholders is delayed, proposals of shareholders intended to be presented at that meeting must be received by Commercial Intertech within a reasonable time after Commercial Intertech announces publicly the date of the meeting and before Commercial Intertech mails its proxy statement to shareholders in connection with the meeting.

                                                                         ANNEX A

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                 by and between
                          PARKER-HANNIFIN CORPORATION
                                      and
                           COMMERCIAL INTERTECH CORP.
                          Dated as of January 14, 2000

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
ARTICLE I
THE MERGER....................................................................   A-1
  Section 1.1     The Merger..................................................   A-1
  Section 1.2     Closing.....................................................   A-1
  Section 1.3     Effective Time..............................................   A-1
  Section 1.4     Effects of the Merger.......................................   A-2
  Section 1.5     Articles of Incorporation and Code of Regulations...........   A-2
  Section 1.6     Directors and Officers of the Surviving Corporation.........   A-2
ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY; SURRENDER OF
  CERTIFICATES AND PAYMENT....................................................   A-2
  Section 2.1     Effect on Capital Stock.....................................   A-2
     (a)          Buyer Common Stock..........................................   A-2
     (b)          Cancellation of Treasury Stock and Buyer Owned Stock........   A-2
     (c)          Conversion of Company Common Stock..........................   A-2
     (d)          Cash Election...............................................   A-3
     (e)          Cash Election Adjustments...................................   A-3
     (f)          Computation of Conversion Rates.............................   A-3
     (g)          Reduction in Cash Election Number...........................   A-3
  Section 2.2     Exchange of Certificates....................................   A-3
     (a)          Exchange Agent..............................................   A-3
     (b)          Election and Exchange Procedures............................   A-4
     (c)          Distributions with Respect to Unexchanged Shares............   A-5
     (d)          No Further Ownership Rights in Company Common Stock.........   A-5
     (e)          No Fractional Shares........................................   A-5
     (f)          Termination of Exchange Fund................................   A-5
     (g)          No Liability................................................   A-6
     (h)          Investment of Exchange Fund.................................   A-6
     (i)          Lost Certificates...........................................   A-6
  Section 2.3     Certain Adjustments.........................................   A-6
  Section 2.4     Dissenters' Rights..........................................   A-6
  Section 2.5     Further Assurances..........................................   A-6
  Section 2.6     Withholding Rights..........................................   A-7
ARTICLE III
REPRESENTATIONS AND WARRANTIES................................................   A-7
  Section 3.1     Representations and Warranties of Company...................   A-7
     (a)          Organization, Standing and Corporate Power..................   A-7
     (b)          Subsidiaries................................................   A-7
     (c)          Capital Structure...........................................   A-7
     (d)          Authority; Noncontravention.................................   A-8
     (e)          SEC Reports and Financial Statements; Undisclosed              A-9
                  Liabilities.................................................
     (f)          Information Supplied........................................  A-10
     (g)          Absence of Certain Changes or Events........................  A-10
     (h)          Compliance with Applicable Laws; Litigation.................  A-10
     (i)          Employee Benefit Plans......................................  A-11
     (j)          Taxes.......................................................  A-14
     (k)          Voting Requirement..........................................  A-15
     (l)          State Takeover Statutes.....................................  A-15
     (m)          Intentionally omitted.......................................  A-16
     (n)          Brokers.....................................................  A-16

                                                                                PAGE
                                                                                ----
     (o)          Ownership of Buyer Common Stock.............................  A-16
     (p)          Environmental Matters.......................................  A-16
     (q)          Real Property; Assets.......................................  A-18
     (r)          Intellectual Property.......................................  A-18
     (s)          Opinion of Financial Advisor................................  A-19
     (t)          Labor Agreements............................................  A-19
     (u)          The Company Rights Agreement................................  A-19
     (v)          Certain Contracts...........................................  A-20
     (w)          Insurance...................................................  A-20
     (x)          Acquisitions and Divestitures...............................  A-20
  Section 3.2     Representations and Warranties of Buyer.....................  A-20
     (a)          Organization, Standing and Corporate Power..................  A-20
     (b)          Authority; Noncontravention.................................  A-21
     (c)          SEC Reports and Financial Statements........................  A-21
     (d)          Ownership of the Company Common Stock.......................  A-22
     (e)          Information Supplied........................................  A-22
     (f)          Brokers.....................................................  A-22
     (g)          Voting Requirements.........................................  A-22
     (h)          Absence of Certain Changes or Events........................  A-22
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS.....................................  A-22
  Section 4.1     Conduct of Business.........................................  A-22
     (a)          Conduct of Business by the Company..........................  A-22
     (b)          Other Actions...............................................  A-24
     (c)          Advice of Changes...........................................  A-24
  Section 4.2     No Solicitation by Company..................................  A-24
ARTICLE V
ADDITIONAL AGREEMENTS.........................................................  A-26
  Section 5.1     Preparation of the Form S-4 Proxy Statement; Shareholders     A-26
                  Meeting.....................................................
  Section 5.2     Letters of the Company's Accountants........................  A-26
  Section 5.3     Letters of Buyer's Accountants..............................  A-26
  Section 5.4     Access to Information; Confidentiality......................  A-27
  Section 5.5     Reasonable Best Efforts; Cooperation........................  A-27
  Section 5.6     Stock Options and Restricted Stock..........................  A-28
  Section 5.7     Indemnification.............................................  A-29
  Section 5.8     Fees and Expenses...........................................  A-29
  Section 5.9     Public Announcements........................................  A-30
  Section 5.10    Affiliates..................................................  A-30
  Section 5.11    NYSE Listing................................................  A-30
  Section 5.12    Shareholder Litigation......................................  A-30
  Section 5.13    Tax Treatment...............................................  A-31
  Section 5.14    Standstill Agreements; Confidentiality Agreements...........  A-31
  Section 5.15    Credit Facility's Senior Unsecured Notes....................  A-31
  Section 5.16    Post-Merger Operations......................................  A-31
  Section 5.17    Transition..................................................  A-31
  Section 5.18    Section 16(b)...............................................  A-32
  Section 5.19    Employee Benefit Matters....................................  A-32
  Section 5.20    Series B Preferred..........................................  A-32
  Section 5.21    German Transaction Structure................................  A-33

                                                                                PAGE
                                                                                ----
ARTICLE VI
CONDITIONS PRECEDENT..........................................................  A-33
  Section 6.1     Conditions to Each Party's Obligation to Effect the           A-33
                  Merger......................................................
     (a)          Shareholder Approval........................................  A-33
     (b)          Governmental and Regulatory Approvals.......................  A-33
     (c)          No Injunctions or Restraints................................  A-33
     (d)          Form S-4....................................................  A-33
     (e)          NYSE Listing................................................  A-33
     (f)          HSR Act.....................................................  A-33
  Section 6.2     Conditions to Obligations of Buyer..........................  A-33
     (a)          Representations and Warranties..............................  A-33
     (b)          Performance of Obligations of the Company...................  A-34
     (c)          Tax Opinion.................................................  A-34
     (d)          No Material Adverse Change..................................  A-34
     (e)          Officer's Certificate.......................................  A-34
     (f)          Series B Preferred..........................................  A-34
     (g)          Note Redemption.............................................  A-34
  Section 6.3     Conditions to Obligations of the Company....................  A-34
     (a)          Representations and Warranties..............................  A-34
     (b)          Performance of Obligations of Buyer.........................  A-34
     (c)          Officer's Certificate.......................................  A-34
  Section 6.4     Frustration of Closing Conditions...........................  A-34
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER.............................................  A-34
  Section 7.1     Termination.................................................  A-34
  Section 7.2     Effect of Termination.......................................  A-35
  Section 7.3     Amendment...................................................  A-35
  Section 7.4     Extension; Waiver...........................................  A-35
ARTICLE VIII
GENERAL PROVISIONS............................................................  A-36
  Section 8.1     Nonsurvival of Representations and Warranties...............  A-36
  Section 8.2     Notices.....................................................  A-36
  Section 8.3     Interpretation..............................................  A-36
  Section 8.4     Counterparts................................................  A-37
  Section 8.5     Entire Agreement; No Third-Party Beneficiaries..............  A-37
  Section 8.6     Governing Law...............................................  A-37
  Section 8.7     Assignment..................................................  A-37
  Section 8.8     Consent to Jurisdiction.....................................  A-37
  Section 8.9     Specific Enforcement........................................  A-38
  Section 8.10    Severability................................................  A-38
Exhibit A     Form of Company Affiliate Letter

                             TABLE OF DEFINED TERMS

TERM                                                          PAGE
----                                                          ----
Adjusted Option.............................................  A-37
Adjustment Event............................................   A-8
affiliate...................................................  A-48
Agreement...................................................   A-1
Average Closing Price.......................................   A-3
Business Day................................................   A-2
Buyer.......................................................   A-1
Buyer Common Stock..........................................   A-3
Buyer SEC Documents.........................................  A-28
Cash Fraction...............................................   A-4
Cash Election Number........................................   A-3
Cash Consideration..........................................   A-3
Cash Election...............................................   A-3
Cash Election Shares........................................   A-4
Certificate of Merger.......................................   A-2
Certificate.................................................   A-5
Closing Date................................................   A-2
Closing.....................................................   A-1
Code........................................................   A-1
Company SEC Documents.......................................  A-12
Company Takeover Proposal...................................  A-33
Company Common Stock........................................   A-1
Company Award...............................................  A-37
Company Subsidiaries........................................   A-9
Company Stock Options.......................................  A-10
Company Entities............................................   A-9
Company Contract............................................  A-26
Company Benefit Plans.......................................  A-14
Company Rights Agreement....................................  A-10
Company Disclosure Letter...................................   A-9
Company.....................................................   A-1
Company Subsidiary..........................................   A-9
Company Stock Plans.........................................  A-10
Confidentiality Agreement...................................  A-35
control.....................................................  A-48
Dissenting Shareholders.....................................   A-3
Dissenting Shares...........................................   A-3
Effective Time..............................................   A-2
Election Deadline...........................................   A-5
employee....................................................  A-19
Environmental Laws..........................................  A-22
Environmental Claim.........................................  A-22
Environmental Condition.....................................  A-23
Environmental Permit........................................  A-23
ERISA.......................................................  A-15
ERISA Affiliate.............................................  A-15
Exchange Fund...............................................   A-5
Exchange Act................................................   A-9
Exchange Agent..............................................   A-4
Exchange Ratio..............................................   A-3

TERM                                                          PAGE
----                                                          ----
Foreign Antitrust Laws......................................  A-12
Foreign Plan................................................  A-14
Form of Election............................................   A-5
Form S-4....................................................  A-13
GAAP........................................................  A-12
Governmental Entity.........................................  A-12
Hazardous Substance.........................................  A-22
HSR Act.....................................................  A-12
Indemnified Parties.........................................  A-38
Intellectual Property.......................................  A-24
knowledge...................................................  A-48
Law.........................................................  A-23
Leased Real Property........................................  A-23
Leases......................................................  A-23
Liens.......................................................  A-48
material adverse change.....................................  A-48 material adverse effect.....................................  A-48
Merger......................................................   A-1
Merger Approval.............................................  A-20
Merger Consideration........................................   A-3
Multiemployer Plan..........................................  A-17
Multiple Employer Plan......................................  A-17
Note Redemption.............................................  A-41
NYSE........................................................   A-3
OGCL........................................................   A-1
Opt-Out Amendment...........................................  A-19
Opt-Out Approval............................................  A-20
Owned Real Property.........................................  A-23
PBGC........................................................  A-16
PCBs........................................................  A-22
Permits.....................................................  A-13
person......................................................  A-48
Post-Closing Tax Period.....................................  A-19
Pre-Closing Tax Period......................................  A-19
Preferred Stock.............................................  A-10
Proxy Statement.............................................  A-12
Recent SEC Reports..........................................  A-20
Release.....................................................  A-23
Restraints..................................................  A-43
SEC.........................................................  A-12
Securities Act..............................................  A-12
Senior Notes................................................  A-41
Series B Preferred..........................................  A-10
Series A Preferred..........................................  A-10
Shareholder Approval........................................  A-20
Shareholders Meeting........................................  A-34
Stock Consideration.........................................   A-3
subsidiary..................................................  A-48
Superior Proposal...........................................  A-32
Surviving Corporation.......................................   A-1
Survivor Plans..............................................  A-42
Takeover Statute............................................  A-20

TERM                                                          PAGE
----                                                          ----
Tax Certificates............................................  A-36
taxes.......................................................  A-19
Termination Fee.............................................  A-39
Total Consideration.........................................   A-4
Trading Day.................................................   A-3
Transferee..................................................   A-6

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of January 14, 2000, by and between Parker-Hannifin Corporation, an Ohio corporation ("BUYER"), and Commercial Intertech Corp., an Ohio corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of the Company and Buyer have each approved the merger of the Company with and into Buyer (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Ohio (the "OGCL"), whereby each issued and outstanding share of common stock, par value $1.00 per share, of the Company ("COMPANY COMMON STOCK"), other than Dissenting Shares (as defined in Section 2.1(c)) and any shares of Company Common Stock owned by Buyer or any direct or indirect subsidiary of Buyer or held in the treasury of the Company, will be converted, at the option of the holder thereof, into the right to receive Buyer Common Stock (as defined in the Merger Agreement), cash or a combination thereof as provided in Section 2.1 of this Agreement;

     WHEREAS, the Board of Directors of the Company has determined that the Merger is fair to and in the best interests of the Company and its shareholders;

     WHEREAS, the Company and Buyer desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the OGCL, the Company will be merged with and into Buyer at the Effective Time (as defined in Section 1.3) and the separate corporate existence of the Company will thereupon cease. Following the Effective Time, Buyer will be the surviving corporation (the "SURVIVING CORPORATION").

     SECTION 1.2 CLOSING. The closing of the Merger (the "CLOSING") will take place at a time and on a date to be specified by the parties, which is to be no later than the second Business Day after satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI, unless another time or date is agreed to by the parties to this Agreement; provided, however, that, notwithstanding anything in this Agreement to the contrary, in no event shall the Closing occur prior to May 4, 2000 unless the Company and Buyer obtain a waiver or consent, in form and substance reasonably satisfactory to Buyer, from the appropriate foreign Governmental Entity that permits the Closing to occur prior to May 4, 2000 without triggering any liability to the Company, Buyer or the Surviving Corporation under Section 3 of that certain agreement, dated May 3, 1994, by and among Treuhandanstalt, as seller, the Company, as buyer, Sachsenhydraulik GmbH Chemnitz, referred to therein as Company No. 1, and Hydraulik Rohlitz GmbH, referred to therein as Company No. 2. The Closing will be held at the offices of Jones, Day, Reavis & Pogue, 901 Lakeside Avenue, Cleveland, Ohio 44114, or such other location as the parties to this Agreement agree to in writing. The date on which the Closing occurs is hereinafter referred to as the "CLOSING DATE." "BUSINESS DAY" means any day other than Saturday, Sunday, or any federal holiday.

     SECTION 1.3 EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall (i) file a certificate of merger (the "CERTIFICATE OF MERGER") in such form as is required by and executed in accordance with the relevant provisions of the OGCL and (ii) make all other filings or recordings required under the OGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Ohio, or at such subsequent date or time as the Company and Buyer agree and specify in the Certificate of Merger (the date and time the Merger becomes effective is hereinafter referred to as the "EFFECTIVE TIME").

     SECTION 1.4 EFFECTS OF THE MERGER. The Merger will have the effects set forth in the OGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Buyer will be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Buyer will become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.5 ARTICLES OF INCORPORATION AND CODE OF REGULATIONS. The Articles of Incorporation and Code of Regulations of Buyer, as in effect immediately before the Effective Time, will be the Articles of Incorporation and Code of Regulations, respectively, of the Surviving Corporation (with such changes thereto as the parties may agree), until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.6 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of Buyer immediately prior to the Effective Time will be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Buyer immediately prior to the Effective Time will be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

           EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY;
                     SURRENDER OF CERTIFICATES AND PAYMENT

     SECTION 2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or Buyer:

          (a) Buyer Common Stock. Each share of Buyer Common Stock (as defined in Section 2.1(c)) outstanding immediately prior to the Effective Time will remain an issued and outstanding share of common stock of Buyer and shall not be affected by the Merger.

          (b) Cancellation of Treasury Stock and Buyer Owned Stock. Each share of Company Common Stock that is owned by Buyer or any direct or indirect subsidiary of Buyer and any Company Common Stock held in the treasury of the Company will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Subject to Section 2.2(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and shares ("DISSENTING SHARES") that are owned by shareholders ("DISSENTING SHAREHOLDERS") that have properly exercised appraisal rights pursuant to
     Section 1701.85 of the OGCL) will be converted, at the option of the holder thereof, into the right to receive (x) a number of fully paid, non-assessable shares of common stock, par value $.50 per share, of Buyer including any associated stock purchase rights ("BUYER COMMON STOCK") equal to the Exchange Ratio (as defined below) (the "STOCK CONSIDERATION") or (y) upon a valid Cash Election as provided in Section 2.1(d) below, $20.00 in cash from Buyer (the "CASH CONSIDERATION" and, together with the Stock Consideration, the "MERGER CONSIDERATION"), subject to the limitations set forth in Sections 2.1(d), (e) and (g). The "EXCHANGE RATIO" shall be equal to $20.00 divided by the Average Closing Price (as defined below) of Buyer Common Stock; provided, however, that (A) if the Average Closing Price is less than $43.375, then the Exchange Ratio shall be .4611, or (B) if the Average Closing Price is greater than $53.375, then the Exchange Ratio shall be .3747. "AVERAGE CLOSING PRICE" means the average of the closing prices as reported in The Wall Street Journal's New York Stock Exchange Composite Transactions Reports for each of the 20 consecutive Trading Days in the period ending five

     Trading Days prior to the Closing Date. "TRADING DAY" means a day on which the New York Stock Exchange, Inc. ("NYSE") is open for trading and on which the Buyer Common Stock was traded.

          (d) Cash Election. Subject to the immediately following sentence and to Sections 2.1(e) and 2.1(g), each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive cash for all or any part of such Company Common Stock (a "CASH ELECTION"). Notwithstanding the foregoing, the aggregate number of shares of Company Common Stock that may be converted into the right to receive cash consideration (the "CASH ELECTION NUMBER") shall not exceed an amount equal to the product of 49% multiplied by the aggregate number of shares of Company Common Stock outstanding at 5:00 p.m. Eastern Time on the second Trading Day prior to the Effective Time; provided that the Cash Election Number shall be adjusted as provided in Section 2.1(g). To the extent not covered by a properly given Cash Election, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, except as provided in Section 2.1(b) and Section 2.2(e), be converted solely into shares of Buyer Common Stock.

          (e) Cash Election Adjustments. If the aggregate number of shares of Company Common Stock covered by Cash Elections (the "CASH ELECTION SHARES") exceeds the Cash Election Number, each Cash Election Share shall be converted into (i) the right to receive an amount in cash, without interest, equal to the product of (a) $20.00 and (b) a fraction (the "CASH FRACTION"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares and (ii) a number of shares of Buyer Common Stock equal to the product of
     (a) the Exchange Ratio and (b) a fraction equal to one minus the Cash Fraction.

          (f) Computation of Conversion Rates. The Exchange Agent, in consultation with Buyer and the Company, will make all computations to give effect to this Section 2.1.

          (g) Reduction in Cash Election Number. If, after having made the calculations under Sections 2.1(d) and (e), the value of the Buyer Common Stock (excluding fractional shares to be paid in cash) to be issued in the Merger, valued at the lesser of (i) the Average Closing Price and (ii) the average of the high and low trading prices of Buyer Common Stock on the day before the Closing Date (or, if determined to be more appropriate by either Jones, Day, Reavis & Pogue or Katten Muchin Zavis, the trading price as of the time of the Closing) as reported on the NYSE, minus the aggregate discount, if any, due to trading restrictions on the value of Buyer Common Stock to be issued in the Merger, is less than 51% of the total consideration to be paid in exchange for the shares of Company Common Stock (including, without limitation, the amount of cash to be paid in lieu of fractional shares or Dissenting Shares and any other payments required to be considered in determining whether the continuity of interest requirements applicable to reorganizations under Section 368 of the Code have been satisfied) (the "TOTAL CONSIDERATION"), then the Cash Election Number shall be reduced (and the number of shares of Company Common Stock converted into Buyer Common Stock shall be increased by an amount equal to the number of shares the Cash Election Number is decreased) to the extent necessary so that the value of the Buyer Common Stock (as determined pursuant to this Section 2.1(g)) is 51% of the Total Consideration.

     SECTION 2.2 EXCHANGE OF CERTIFICATES.

     (a) Exchange Agent. National City Bank, or such other national bank or trust company as will be designated by Buyer prior to the Effective Time, will act as agent of Buyer for purposes of, among other things, mailing and receiving transmittal letters and distributing cash and certificates for Buyer Common Stock, and cash in lieu of fractional shares of Buyer Common Stock, to the Company shareholders (the "EXCHANGE AGENT"). As of the Effective Time, Buyer and the Exchange Agent shall enter into an agreement which will provide that Buyer shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, cash and certificates representing the shares of Buyer Common Stock (such cash and shares of Buyer Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and any cash payable in lieu of any fractional

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shares of Buyer Common Stock being hereinafter referred to as the "EXCHANGE
FUND") issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock.

     (b) Election and Exchange Procedures.

          (i) Not fewer than 20 Business Days prior to the Closing Date, the Exchange Agent will mail a form of election (the "FORM OF ELECTION"), which will include a Form W-9, to holders of record of shares of Company Common Stock (as of a record date as close as practicable to the date of mailing and mutually agreed to by Buyer and the Company). In addition, the Exchange Agent will use its best efforts to make the Form of Election available to the persons who become shareholders of the Company during the period between such record date and the Election Deadline (as defined below). Any election to receive Cash Consideration contemplated by Section 2.1(d) will have been properly made only if the Exchange Agent shall have received at its designated office or offices, by 4:00 p.m. Cleveland, Ohio time, on the Trading Day that is the fourth Trading Day prior to the Closing Date (the "ELECTION DEADLINE"), a Form of Election properly completed and accompanied by a certificate representing shares of Company Common Stock (a "CERTIFICATE") to which such Form of Election relates, duly endorsed in blank or otherwise acceptable for transfer on the books of the Company (or an appropriate guarantee of delivery), as set forth in such Form of Election. An election may be revoked only by written notice received by the Exchange Agent prior to 4:00 p.m., Cleveland, Ohio, time, on the Election Deadline. In addition, all elections shall automatically be revoked if the Exchange Agent is notified by Buyer and the Company that the Merger has been abandoned. If an election is so revoked, the Certificate(s) (or guarantee of delivery, as appropriate) to which such election relates will be promptly returned to the person who submitted the same to the Exchange Agent. Buyer shall have the power, which it may delegate in whole or in part to the Exchange Agent, to determine, in its reasonable good faith judgment, whether Forms of Election have been properly completed, signed and submitted or revoked pursuant to this Section 2.2, and to disregard immaterial defects in Forms of Election. The decision of Buyer (or the Exchange Agent) in such matters shall be conclusive and binding.

          (ii) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive Merger Consideration (other than with respect to Certificates subject to a valid Form of Election), (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as Buyer and the Company may specify consistent with this Agreement) and
     (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Stock Consideration.

          (iii) After the Effective Time, with respect to properly made elections in accordance with Section 2.2(b)(i), and upon surrender in accordance with Section 2.2(b)(ii) of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive therefor pursuant to the provisions of this Article II, certain dividends or other distributions, if any, in accordance with Section 2.2(c) and cash in lieu of any fractional share of Buyer Common Stock in accordance with Section 2.2(e), and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that are not registered in the transfer records of the Company payment may be issued to a person other than the person in whose name the Certificate so surrendered is registered (the "TRANSFEREE") if such Certificate is properly endorsed or otherwise in proper form for transfer and the Transferee pays any transfer or other taxes required by reason of such payment to a person other than the registered holder of such Certificate or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of such

     Certificate pursuant to the provisions of this Article II, certain dividends or other distributions, if any, in accordance with Section 2.2(c) and cash in lieu of any fractional share of Buyer Common Stock in accordance with Section 2.2(e). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Buyer Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby, and, in the case of Certificates representing Company Common Stock, no cash payment in lieu of fractional shares will be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of Buyer Common Stock will be paid by Buyer to the Exchange Agent and will be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate, there will be paid to the holder of the certificate representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock and, in the case of Certificates representing Company Common Stock, the amount of any cash payable in lieu of a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Buyer Common Stock.

     (d) No Further Ownership Rights in Company Common Stock. All shares of Buyer Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock, theretofore represented by such Certificates, subject, however, to Buyer's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock that remain unpaid at the Effective Time, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

     (e) No Fractional Shares.

          (i) No certificates or scrip representing fractional shares of Buyer Common Stock will be issued upon the surrender for exchange of Certificates, no dividend or distribution of Buyer will relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Buyer.

          (ii) Each holder of Company Common Stock entitled to receive a fractional share of Buyer Common Stock will receive in lieu thereof an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the Average Closing Price.

          (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing Company Common Stock subject to and in accordance with the terms of Section 2.2(c).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for nine months after the Effective Time will be delivered to Buyer, upon

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

demand, and any holders of the Certificates who have not theretofore complied with this Article II may thereafter look only to Buyer for payment of their claim for Stock Consideration, any dividends or distributions with respect to Buyer Common Stock and any cash in lieu of fractional shares of Buyer Common Stock.

     (g) No Liability. None of Buyer, the Surviving Corporation or the Exchange Agent will be liable to any person in respect of any shares of Buyer Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Buyer Common Stock or any cash from the Exchange Fund, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Buyer, on a daily basis. Any interest and other income resulting from such investments will be paid to Buyer.

     (i) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case, due to such person pursuant to this Agreement.

     SECTION 2.3 CERTAIN ADJUSTMENTS. If after the date of this Agreement and on or prior to the Effective Time, the outstanding shares of Buyer Common Stock or Company Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon with a record date within such period, or any similar event occurs (any such action, an "ADJUSTMENT EVENT"), the Exchange Ratio will be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect and percentage ownership of Buyer Common Stock as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event.

     SECTION 2.4 DISSENTERS' RIGHTS. No Dissenting Shareholder will be entitled to any portion of the Merger Consideration or cash in lieu of fractional shares thereof or any dividends or other distributions pursuant to this Article II unless and until the holder thereof has failed to perfect or has effectively withdrawn or lost such holder's right to dissent from the Merger under the OGCL, and any Dissenting Shareholder will be entitled to receive only the payment provided by Section 1701.85 of the OGCL with respect to shares of Company Common Stock owned by such Dissenting Shareholder. If any person who otherwise would be deemed a Dissenting Shareholder has failed to properly perfect or has effectively withdrawn or lost the right to dissent with respect to any shares of Company Common Stock, such shares of Company Common Stock will thereupon be treated as though such shares of Company Common Stock had been converted into the right to receive the Stock Consideration with respect to such shares of Company Common Stock as provided in this Article II. The Company shall give Buyer prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments received by the Company relating to shareholders' rights of appraisal. Buyer shall conduct all negotiations and proceedings with respect to demand for appraisal under the OGCL and the Company will be entitled to participate in such negotiations only as and to the extent requested by Buyer. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

     SECTION 2.5 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Buyer, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Buyer, any other actions and things to vest, perfect or confirm of record

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or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     SECTION 2.6 WITHHOLDING RIGHTS. The Surviving Corporation, Buyer or the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, Buyer or the Exchange Agent, as the case may be, such amounts withheld shall be treated for purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Surviving Corporation, Buyer or the Exchange Agent, as the case may be.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF COMPANY. The Company hereby represents and warrants to Buyer as follows:

          (a) Organization, Standing and Corporate Power. The Company and each of the Company Subsidiaries (as defined in Section 3.1(b)) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. The Company has made available to Buyer prior to the execution of this Agreement complete and correct copies of its Articles of Incorporation and Code of Regulations, each as amended to date.

          (b) Subsidiaries. Section 3.1(b) of the disclosure letter delivered by the Company to Buyer prior to the execution of this Agreement (the "COMPANY DISCLOSURE LETTER"), sets forth all the subsidiaries of the Company (specifying those that as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) (each a "COMPANY SUBSIDIARY,"collectively, the "COMPANY SUBSIDIARIES," and together with the Company, the "COMPANY ENTITIES"). All outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary (i) have been validly issued and are fully paid and nonassessable, (ii) are free and clear of all Liens (as defined in Section 8.3) and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except, in the case of clauses (ii) and (iii), for any Liens or restrictions that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company Subsidiaries are beneficially owned, directly or indirectly, by the Company. The Company does not, directly or indirectly, own more than 20% but less than 100% of the capital stock or other equity interest in any person except as listed on Section 3.1(b) of the Company Disclosure Letter.

          (c) Capital Structure. The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, no par value per share, ("PREFERRED STOCK"), of which
     (i) 200,000 have been designated Series A Participating Preferred Shares (the "SERIES A PREFERRED") and (ii) 1,074,107 have been designated ESOP Convertible

     Preferred Stock Series B (the "SERIES B PREFERRED"). At the close of business on December 31, 1999: (i) 14,620,812 shares of Company Common Stock were issued and outstanding (including 154,113 shares of restricted stock and 135,850 performance shares and excluding 1,811,177 shares of Company Common Stock held in the treasury of the Company); (ii) 893,342 shares of Preferred Stock were issued or outstanding, of which no shares of Series A Preferred were issued and outstanding and 893,342 shares of Series B Preferred were issued and outstanding and (iii) 1,000,279 shares of Company Common Stock were subject to outstanding employee or director stock options to purchase Company Common Stock or other common stock awards granted under the Non-Qualified Stock Purchase Plan, effective January 1, 1989, the Stock Option and Award Plan of 1989, the Stock Option and Award Plan of 1993, the Stock Option and Award Plan of 1995, the Non-Employee Directors' Stock Plan, effective January 1, 1997, the Non-Employee Directors' Performance Share Plan, effective December 1, 1997 (the "COMPANY STOCK PLANS") (collectively, the "COMPANY STOCK OPTIONS"). Section 3.1(c) of the Company Disclosure Letter sets forth the holders of all outstanding Company Stock Options, restricted stock, performance shares or units, deferred shares, stock units and other stock awards and the number, exercise prices, vesting schedules, performance targets, expiration dates and other forfeiture provisions of each grant to such holders. Each share of Company Common Stock carries with it an associated share purchase right issued pursuant to the Rights Agreement between the Company and Chase Mellon Shareholder Services, L.L.C., as Rights Agent, dated as of November 23, 1999 (the "COMPANY RIGHTS AGREEMENT"), which entitles the holder thereof to purchase, on the occurrence of certain events, Company Common Stock. All outstanding shares of capital stock of the Company are, and all shares that may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights. Except (i) as set forth in this Section 3.1(c) and (ii) as set forth on Section 3.1(c) of the Company Disclosure Letter, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (C) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, and no obligation of the Company or any Company Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (y) there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to the voting of any such securities. Except as set forth on Section 3.1(c) of the Company Disclosure Letter, there are not issued, reserved for issuance or outstanding (A) securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary, (B) warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, and no obligation of the Company or any Company Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Company Subsidiary, or (C) obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Company Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except as set forth on Section 3.1(c) of the Company Disclosure Letter, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues, earnings or financial performance of the Company or any Company Subsidiary or assets or calculated in accordance therewith.

          (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement, and, subject to the Shareholder Approval (as defined in Section 3.1(k)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Shareholder Approval. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by Buyer, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles. Except as set forth on Section 3.1(d) of the Company Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) conflict with the articles of incorporation or code of regulations (or comparable organizational documents) of any of the Company Entities, (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien (as defined in Section 8.3) upon any of the properties or assets of the Company Entities under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or other authorization applicable to the Company Entities or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company Entities or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens (as defined in Section 8.3) that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company or that would not prevent or materially delay consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state or local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a "GOVERNMENTAL ENTITY") is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (i) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the Shareholders Meeting (as defined in Section 5.1(b)) (such proxy statement, as amended or supplemented from time to time, the "PROXY STATEMENT") and(B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio; (iii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR ACT"); (iv) the consents, approvals, orders or authorizations set forth on Section 3.1(d) of the Company Disclosure Letter; (v) filings required under the antitrust and competition laws of foreign countries ("FOREIGN ANTITRUST LAWS"); and (vi) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company or would not prevent or materially delay consummation of the transactions contemplated by this Agreement.

          (e) SEC Reports and Financial Statements; Undisclosed Liabilities. The Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act, with the SEC since October 31, 1997 (as such reports, schedules, forms, statements and documents have been amended since the time of their filing, collectively, the "COMPANY SEC DOCUMENTS"). As of their respective dates, or if amended prior to the date of this Agreement, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such

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     Company SEC Documents, and none of the Company SEC Documents when filed, or as so amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the consolidated statement of income, cash flows and shareholders' equity for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on the Company.

          (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Buyer in connection with the issuance of Buyer Common Stock in the Merger (the "FORM S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer specifically for inclusion or incorporation by reference in the Proxy Statement.

          (g) Absence of Certain Changes or Events. Except as set forth on
     Section 3.1(g) of the Company Disclosure Letter, since October 31, 1999,
     (i) the Company Entities have conducted their respective operations only in the ordinary course consistent with past practice, (ii) there has not been a material adverse change relating to the Company, (iii) the Company Entities have not taken action that if taken after the date of this Agreement would constitute a violation of Section 4.1(a), (iv) except in connection with or as expressly permitted in this Agreement, neither the Company nor any Company Subsidiary has incurred nor will there have arisen any liabilities (direct, contingent or otherwise) material to the Company and the Company Subsidiaries, taken as a whole, and (v) neither the Company nor any Company Subsidiary has engaged in any material transaction or entered into any material agreement or commitments outside the ordinary course of business (except for the transactions contemplated by this Agreement).

          (h) Compliance with Applicable Laws; Litigation.

             (i) The operations of the Company Entities have not been and are not being conducted in violation of any law or any Permit (as defined in Section 3.1(h)(ii)), except where such violations, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. None of the Company Entities has received any written notice, or has knowledge of any claim, alleging any such violation.

             (ii) The Company Entities hold all licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of

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        Governmental Entities or other persons necessary for the conduct of their respective businesses as currently conducted ("PERMITS"), except where the failure to hold such Permits, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. None of the Company Entities has received written notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, except for such terminations, modifications or nonrenewals as, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any Permit, or result in any termination, modification or nonrenewals thereof, except for such violations, terminations, modifications or nonrenewals thereof as, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company.

             (iii) Except as set forth on Section 3.1(h)(iii) of the Company Disclosure Letter, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case, with respect to the Company or any Company Subsidiary or any of their respective properties is pending or, to the knowledge of the Company, threatened as of the date of this Agreement.

          (i) Employee Benefit Plans.

             (i) Section 3.1(i)(i) of the Company Disclosure Letter sets forth a true and complete list of (A) each United States bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, employment, disability, death benefit, hospitalization, medical insurance, life insurance, severance or other employee benefit plan, agreement, arrangement or understanding maintained by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary contributes or is obligated to contribute, and (B) each change of control agreement providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound (collectively, the "COMPANY BENEFIT PLANS"). For purposes of this Agreement, the term "FOREIGN PLAN" refers to each plan, agreement, arrangement or understanding that is subject to or governed by the laws of any jurisdiction other than the United States and that would have been treated as a Company Benefit Plan had it been a United States plan, agreement, arrangement or understanding. Section 3.1(i)(i) of the Company Disclosure Letter sets forth a true and correct list of the Foreign Plans. With respect to each Company Benefit Plan and Foreign Plan, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any Company Subsidiary could be subject to any liability that, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on the Company. Neither the Company nor any Company Subsidiary has any liability with respect to any plan, agreement, arrangement or understanding of the type described in this paragraph other than the Company Benefit Plans and the Foreign Plans.

             (ii) Except as set forth on Section 3.1(i)(ii) of the Company Disclosure Letter, each Company Benefit Plan has been administered in accordance with its terms, all applicable laws, including the Employee Retirement Income Security Act of 1974, as amended ( "ERISA"), and the Code, and the terms of all applicable collective bargaining agreements, except for any failures so to administer any Company Benefit Plan that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. The Company and all Company Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on

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        the Company. Each Company Benefit Plan that is intended to be qualified under Section 401(a), 401(k) or 4975(e)(7) of the Code has received a favorable determination letter dated after December 31, 1994 from the IRS as to its qualified status and, to the knowledge of the Company, there exists no facts or circumstances that have caused or could cause a failure to be so qualified under Section 401(a), 401(k) or 4975(e)(7) of the Code. No fact or event has occurred which is reasonably likely to affect adversely the qualified status of any such Company Benefit Plan or the exempt status of any such trust, except for any occurrence that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. All contributions to, and payments from, the Company Benefit Plans that are required to be made in accordance with such Company Benefit Plans, ERISA or the Code have been timely made other than any failures that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. All trusts providing funding for Company Benefit Plans that are intended to comply with Section 501(c)(9) of the Code are exempt from federal income taxation and, together with any other welfare benefit funds (as defined in Section 419(e)(1) of the Code) maintained in connection with any of the Company Benefit Plans, have been operated and administered in compliance with all applicable requirements such that neither the Company, any Company Subsidiary, any Company Benefit Plan nor such trust or fund is subject to any taxes, penalties or other liabilities imposed as a consequence of failure to comply with such requirements which, individually or in the aggregate, would have a material adverse effect on the Company. No welfare benefit fund (as defined in Section 419(e)(1) of the Code) maintained in connection with any of the Company Benefit Plans has provided any "disqualified benefit" (as defined in Section 4976(b)(1) of the Code) for which the Company or any Company Subsidiary has or had any liability for the excise tax imposed by Section 4976 of the Code which has not been paid in full.

             (iii) Neither the Company nor any trade or business, whether or not incorporated, which, together with the Company, would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA AFFILIATE") has incurred any liability under Title IV of ERISA (other than for premiums pursuant to Section 4007 of ERISA which have been timely paid) or Section 4971 of the Code, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of the Company of incurring any such liability or failure. No Company Benefit Plan has or has incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the Internal Revenue Service with respect to any Company Benefit Plan, nor has any lien in favor of any Company Benefit Plan arisen under Section 412(n) of the Code or Section 302(f) of ERISA. Neither the Company nor any ERISA Affiliate has been required to provide security to any defined benefit pension plan pursuant to Section 401(a)(29) of the Code. Except as disclosed on actuarial reports previously provided to Buyer, with respect to each Company Benefit Plan that is subject to Title IV or
        Section 302 of ERISA or Section 412 or 4971 of the Code, the fair market value of the assets of such Company Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such Company Benefit Plan (whether or not vested), based upon the actuarial assumptions used to prepare the most recent actuarial report for such Company Benefit Plan and, to the knowledge of the Company, no event has occurred which would be reasonably expected to change any such funded status. There has been no "reportable event" within the meaning of
        Section 4043 of ERISA and the regulations and interpretations thereunder which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the Pension Benefit Guaranty Corporation (the "PBGC") to institute termination proceedings with respect to any Company Benefit Plan.

             (iv) Except for Company Benefit Plans set forth on Section 3.1(i)(iv) of the Company Disclosure Letter, no Company Benefit Plan provides medical or life insurance benefits (whether or not insured) with respect to current or former employees or officers or directors after retirement or other termination of service, other than any such coverage required by law, and with respect to any Company Benefit Plan set forth on Section 3.1(i)(iv) of the Company Disclosure Letter, the Company and the Company Subsidiaries have reserved all rights necessary to amend or terminate each of such plans without the consent of any other person.

             (v) Except for Company Benefit Plans set forth on Section 3.1(i)(v) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, officer or director of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or
        (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director.

             (vi) Except for Company Benefit Plans set forth on Section 3.1(i)(vi) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any agreement, contract or arrangement (including this Agreement) that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. Except as set forth on Section 3.1(i)(vi) of the Company Disclosure Letter, no Company Benefit Plan provides for the reimbursement of excise taxes under Section 4999 of the Code or any income taxes under the Code. Except as set forth on Section 3.1(i)(vi) of the Company Disclosure Letter, the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any Company Subsidiary under any Company Benefit Plan.

             (vii) With respect to each Company Benefit Plan, the Company has delivered or made available to Buyer a true and complete copy of: (A) each writing constituting a part of such Company Benefit Plan, including, without limitation, all Company Benefit Plan documents and trust agreements; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the most recent annual financial report, if any; (D) the most recent actuarial report, if any; (E) the most recent determination letter from the Internal Revenue Service, if any; and (F) such additional documents or other information as is reasonably requested by Buyer. Except as set forth on Section 3.1(i)(vii) of the Company Disclosure Letter, and except as specifically provided in the foregoing documents delivered or made available to Buyer, there are no amendments to any Company Benefit Plan that have been adopted or approved nor has the Company or any Company Subsidiary undertaken to make any such amendments or to adopt or approve any new Company Benefit Plan.

             (viii) Except as set forth on Section 3.1(i)(viii) of the Company Disclosure Letter, no Company Benefit Plan is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) (a "MULTIEMPLOYER PLAN") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "MULTIPLE EMPLOYER PLAN"). None of the Company, the Company Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company, the Company Subsidiaries nor any of their respective ERISA Affiliates has incurred any material withdrawal liability under a Multiemployer Plan that has not been satisfied in full. None of the Company, the Company Subsidiaries nor any of their respective ERISA Affiliates would incur any withdrawal liability (within the meaning of Part 1 of Subtitle E of Title I of ERISA) if the Company, the Company Subsidiaries or any of their respective ERISA Affiliates withdrew (within the meaning of Part 1 of Subtitle E of Title I of ERISA) on or prior to the Closing Date from each Multiemployer Plan to which the Company, the Company Subsidiaries or any of their respective ERISA Affiliates has an obligation to contribute on the date of this Agreement. No Multiemployer Plan to which the Company, the Company Subsidiaries or any of

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        their respective ERISA Affiliates contributes is in reorganization
        (within the meaning of Section 4241 of ERISA) or is reasonably likely to commence reorganization.

             (ix) Except as set forth on Section 3.1(i)(ix) of the Company Disclosure Letter, there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, or to the Company's knowledge, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of the Company or any Company Subsidiaries to the PBGC, the United States Department of Treasury, the United States Department of Labor, any Multiemployer Plan, any Company Benefit Plan or any participant in a Company Benefit Plan.

             (x) There have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that could result in any liability or excise tax under ERISA or the Code being imposed on the Company or any of the Company Subsidiaries.

             (xi) All contributions, transfers and payments by the Company and the Company Subsidiaries in respect of any Company Benefit Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code.

             (xii) With respect to any insurance policy that has, or does, provide funding for benefits under any Company Benefit Plan, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of the Company, no such proceedings with respect to any insurer are imminent.

             (xiii) With respect to each Foreign Plan: (A) all amounts required to be reserved under each book reserved Foreign Plan have been so reserved in accordance with reasonable accounting practices prevailing in the country where such Foreign Plan is established; (B) each Foreign Plan required to be registered with a Governmental Entity has been registered, has been maintained in good standing with the appropriate Governmental Entities, and has been maintained and operated in accordance with its terms and applicable law; (C) the fair market value of the assets of each funded Foreign Plan that is a defined benefit pension plan (or termination indemnity plan), and the liability of each insurer for each Foreign Plan that is a defined benefit pension plan (or termination indemnity plan) and is funded through insurance or the book reserve established for each Foreign Plan that is a defined benefit pension plan (or termination indemnity plan) that utilizes book reserves, together with any accrued contributions, is sufficient to procure or provide for the liability for accrued benefits with respect to those current and former employees of the Company and the Company Subsidiaries that participate in such Foreign Plan according to the reasonable actuarial or other applicable assumptions and valuations most recently used to determine employer contributions to, or the funded status or book reserve of, such Foreign Plans; (D) each Foreign Plan complies with all applicable laws, such that any failure to do so, individually or in the aggregate, will not result in any material adverse effect on the Company; (E) all contributions required to be made to such Foreign Plan have been timely made; and (F) there are no actions, suits or claims pending or threatened.

             (xiv) For purposes of this Section 3.1(i), the term "EMPLOYEE" will be considered to include individuals rendering personal services to the Company or any Company Subsidiary as independent contractors.

          (j) Taxes. (A) Except as set forth on Section 3.1(j) of the Company Disclosure Letter, the Company and each Company Subsidiary has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, and all such filed returns and reports are materially complete and accurate; (B) the Company and each Company Subsidiary has paid (or the Company has paid on its behalf) all taxes shown as

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     due on such returns; (C) except as set forth on Section 3.1(j) of the
     Company Disclosure Letter, there are no pending, or threatened in writing, audits, examinations, investigations or other proceedings in respect of taxes relating to the Company or any Company Subsidiary; (D) there are no Liens for taxes upon the assets of the Company or any of the Company Subsidiaries, other than Liens for current taxes not yet due and Liens for taxes that are being contested in good faith by appropriate proceedings;
     (E) neither the Company nor any of the Company Subsidiaries has any liability for taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state or local or foreign law); (F) neither the Company nor any Company Subsidiary is a party to any agreement relating to the allocation or sharing of taxes; (G) neither the Company nor any Company Subsidiary has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (H) no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any Company Subsidiary, for which adequate reserves have not been created; and (I) neither the Company nor any Company Subsidiary will be required to include any adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date (a "POST-CLOSING TAX PERIOD") under Section 481(c) of the Code (or any similar provision of the tax laws of any jurisdiction) as a result of a change in method of accounting for any tax period (or portion thereof) ending prior to the Closing Date (a "PRE-CLOSING TAX PERIOD") or pursuant to the provisions of any agreement entered into with any taxing authority with regard to the tax liability of the Company or any Company Subsidiary for any Pre-Closing Tax Period. As used in this Agreement, "TAXES" includes all federal, state or local or foreign net and gross income, alternative or add-on minimum, environmental, gross receipts, ad valorem, value added, goods and services, capital stock, profits, license, single business, employment, severance, stamp, unemployment, customs, property, sales, excise, use, occupation, service, transfer, payroll, franchise, withholding and other taxes or similar governmental duties, charges, fees, levies or other assessments, including any interest, penalties or additions with respect thereto. The consolidated federal income tax returns of the Company and the Company Subsidiaries have been examined, or the statute of limitations has closed, with respect to all taxable years through and including 1994.

          (k) Voting Requirement. The affirmative vote at the Shareholders Meeting of (i) at least a majority of the votes entitled to be cast by the holders of outstanding shares of Company Common Stock and the Series B Preferred, if any, voting together as a single class (with each share of Company Common Stock and Series B Preferred having one vote per share), is the only vote of the holders of any class or series of the Company's capital stock necessary to approve an amendment (the "OPT-OUT AMENDMENT") to the Company's Code of Regulations to provide that Section 1701.831 of the Ohio Revised Code (pertaining to control share acquisitions) shall not apply to the Company (the "OPT-OUT APPROVAL"), and (ii) at least two-thirds of the votes entitled to be cast by the holders of outstanding shares of Company Common Stock and Series B Preferred, if any, voting together as a single class (with each share of Company Common Stock and Series B Preferred having one vote per share), is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement and the Merger and the transactions contemplated hereby (other than the Opt-Out Amendment) (the "MERGER APPROVAL" and together with the Opt-Out Approval, the "SHAREHOLDER APPROVAL").

          (l) State Takeover Statutes. The Board of Directors of the Company has taken all necessary action, subject to obtaining the Opt-Out Approval, so that no "fair price," "moratorium," "control share acquisition" or other antitakeover statute or regulation (each, a "TAKEOVER STATUTE") (including the control share acquisition provisions codified in Sections 1701.83 et seq. of the OGCL and the moratorium provisions codified in Sections 1704.02 et seq. of the OGCL) or any anti-takeover provision in the Company's Articles of Incorporation or Code of Regulations is applicable to the Merger and the transactions contemplated by this Agreement. No other Takeover Statute is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Board of Directors of the Company has (A) duly and validly approved this Agreement,

     (B) determined that the transactions contemplated by this Agreement are in the best interests of the Company and its shareholders, (C) unanimously resolved to recommend to such shareholders that they vote in favor of the Opt-Out Amendment and the Merger and (D) taken all corporate action required to be taken by the Board of Directors of the Company for the consummation of the transactions contemplated by this Agreement.

          (m) Intentionally omitted.

          (n) Brokers. Except for Goldman Sachs & Co., no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Buyer true and complete copies of all agreements under which any fees, commissions or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees, commissions or expenses are payable.

          (o) Ownership of Buyer Common Stock. Except for shares of Buyer Common Stock owned by the Company Benefit Plans or shares held or managed for the account of another person or as to which the Company is required to act as a fiduciary or in a similar capacity, as of the date of this Agreement, neither the Company nor, to its knowledge, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Buyer Common Stock.

          (p) Environmental Matters.

             (i) Except as disclosed in the Company SEC Reports filed since January 1, 1999 (the "RECENT SEC REPORTS"), or as set forth on Section 3.1(p)(i) of the Company Disclosure Letter, or where noncompliance, individually or in the aggregate, will not have or result in a material adverse effect on the Company, the Company Entities are and have been in compliance with all applicable Environmental Laws and Environmental Permits.

             (ii) Except as disclosed in the Recent SEC Reports, or as set forth on Section 3.1(p)(ii) of the Company Disclosure Letter, there are no written (or, to the knowledge of the Company, other) Environmental Claims pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary and, to the knowledge of the Company, there are no existing conditions, circumstances or facts which could give rise to an Environmental Claim.

             (iii) The Company has set forth on Section 3.1(p)(iii) of the Company Disclosure Letter all material information, including such studies, audits, analyses and test results, in the possession, custody or control of or otherwise known and available to the Company Entities relating to (A) the Company Entities' past or present compliance or noncompliance with Environmental Laws and Environmental Permits, or (B) Environmental Conditions on, under or about any of the properties or assets owned, leased, or operated by any of the Company Entities at the present time or for which any of the Company Entities may be responsible, except to the extent any failure to provide any such information, individually or in the aggregate, would not reasonably be expected to have or result in, or would not have led to the discovery of, a material adverse effect on the Company.

             (iv) Except as disclosed in the Recent SEC Reports, or as set forth on Section 3.1(p)(iv) of the Company Disclosure Letter, during and, to the knowledge of the Company, prior to, the period of ownership or operation by the Company or the Company Subsidiaries, no Hazardous Substance was generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, currently or previously owned or leased properties in violation of applicable Environmental Laws or Environmental Permits that, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on the Company and there were no Releases of Hazardous Substance in, on, under, from or affecting

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        any currently or previously owned or leased properties that, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on the Company.

             (v) Except as disclosed in the Recent SEC Reports, or as set forth on Section 3.1(p)(v) of the Company Disclosure Letter, none of the Company or the Company Subsidiaries has received from any Governmental Entity or other third party any written (or, to the knowledge of the Company, other) notice that any of them or any of their predecessors is or may be a potentially responsible party in respect of, or may otherwise bear liability for, any actual or threatened Release of Hazardous Substance at any site or facility that is, has been or could reasonably be expected to be listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar or analogous federal, state, provincial, territorial, municipal, county, local or other domestic or foreign list, schedule, inventory or database of Hazardous Substance sites or facilities.

             (vi) As used in this Agreement:

                (A) the term "ENVIRONMENTAL CLAIM" means any written or other claim, demand, suit, action, proceeding, investigation or notice to any of the Company Entities by any person alleging any potential liability (including, without limitation, potential liability for investigatory costs, risk assessment costs, cleanup costs, governmental response costs, natural resource damages, or penalties) arising out of, based on, or resulting from (i) alleged noncompliance with any Environmental Law or Environmental Permit, (ii) alleged injury or damage arising from exposure to Hazardous Substances, or
           (iii) the presence, Release or threatened Release into the environment, of any Hazardous Substance at or from any location, whether or not owned, leased, operated or used by the Company or any Company Subsidiary;

                (B) the term "ENVIRONMENTAL LAWS" means all Laws in effect as of the date of this Agreement relating to (i) pollution or protection of the environment, (ii) emissions, discharges, Releases or threatened Releases of Hazardous Substances, (iii) threats to human health or ecological resources arising from exposure to Hazardous Substances, or (iv) the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conversation and Recovery Act, the Clean Air Act, the Clean Water Act, the Water Pollution Control Act, the Toxic Substances Control Act, the Occupational Safety and Health Act and any similar foreign, state or local Laws;

                (C) the term "HAZARDOUS SUBSTANCE" means (i) chemicals, pollutants, contaminants, hazardous wastes, toxic substances, and oil and petroleum products, (ii) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls ("PCBS"), petroleum or petroleum-derived substances or wastes, radon gas or related materials, (iii) any substance that requires removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (iv) any substance that is regulated under any Environmental Law due to its actual or potentially toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous properties;

                (D) the term "RELEASE" means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, migration, transporting, placing and the like, including into or upon, any land, soil, sediment, surface water, ground water or air, or otherwise entering into the environment;

                (E) the term "LAW" means any foreign, federal, state or local law, statute, code, ordinance, regulation, rule, principle of common law or other legally enforceable obligation imposed by a court or other Governmental Entity;

                (F) the term "ENVIRONMENTAL PERMIT" means all Permits and the timely submission of applications for Permits, as required under Environmental Laws; and

                (G) the term "ENVIRONMENTAL CONDITION" means any contamination, damage, injury or other condition related to Hazardous Substances and includes, without limitation, any present or former Hazardous Substance treatment, storage, disposal or recycling units, underground storage tanks, wastewater treatment or management systems, wetlands, sumps, lagoons, impoundments, landfills, ponds, incinerators, wells, asbestos containing materials, lead paint or PCB-containing articles.

          (q) Real Property; Assets.

             (i) Section 3.1(q)(i) of the Company Disclosure Letter contains a true and complete list and brief description of each parcel of real property owned by the Company and the Company Subsidiaries (the "OWNED REAL PROPERTY"). The Company or a Company Subsidiary has good and marketable fee simple title to all such Owned Real Property.

             (ii) Section 3.1(q)(ii) of the Company Disclosure Letter contains a true and complete list and brief description of all real property leased by the Company and the Company Subsidiaries, all of which are hereinafter referred to as the "LEASED REAL PROPERTY." The Company or a Company Subsidiary has a valid leasehold interest in or valid rights to all Leased Real Property. The Company has made available to Buyer true and complete copies of all leases of the Leased Real Property (the "LEASES"). No option, extension or renewal has been exercised under any Lease except options, extensions or renewals whose exercise has been evidenced by a written document, a true and complete copy of which has been made available to Buyer with the corresponding Lease. Each of the Company and the Company Subsidiaries has complied in all material respects with the terms of all Leases to which it is a party and under which it is in occupancy, and all such Leases are in full force and effect. To the knowledge of the Company, the lessors under the Leases to which the Company or a Company Subsidiary is a party have complied in all material respects with the terms of their respective Leases. Each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all such Leases, except where a failure to do so, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company.

             (iii) Except as set forth on Section 3.1(q)(iii) of the Company Disclosure Letter, none of the Owned Real Property or Leased Real Property is subject to any Liens (whether absolute, accrued, contingent or otherwise).

             (iv) Except as set forth on Section 3.1(q)(iv) of the Company Disclosure Letter, the Company has good and valid title to all material properties, assets and rights relating to or used or held for use in connection with the business of the Company and such properties, assets and rights comprise all of the assets required for the conduct of the business of the Company as now being conducted. Except as set forth on
        Section 3.1(q)(iv) of the Company Disclosure Letter, all such properties, assets and rights are in all material respects adequate for the purposes for which such assets are currently used or held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear).

          (r) Intellectual Property.

             (i) The term "INTELLECTUAL PROPERTY" means all of the following that is owned by, issued or licensed to Company or the Company Subsidiaries which is used in the business of the Company or the Company Subsidiaries, including, without limitation, (A) all patents, trademarks, trade names, trade dress, assumed names, service marks, logos, copyrights, Internet domain names and corporate names together with all applications, registrations, renewals and all goodwill associated therewith; (B) all trade secrets and confidential information (including, without limitation, customer lists, know-how, formulae, manufacturing and production processes, research, financial business information and marketing plans) owned or used by the Company or the Company Subsidiaries; (C) information technologies (including, without limitation, software programs, data and related documentation); and (D) other intellectual property rights and all copies and tangible embodiments of any of the foregoing in whatever form or medium.

             (ii) Except as set forth on Section 3.1(r)(ii) of the Company Disclosure Letter: (A) the Company or the Company Subsidiaries own and possess all right, title and interest in and to, or have a valid and enforceable license to use, the Intellectual Property necessary for the operation of their respective businesses as currently conducted; (B) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made, is currently outstanding or is threatened, and, to the knowledge of the Company, there are no grounds for the same; (C) neither the Company nor any of the Company Subsidiaries has received any written notices of, or is aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or other conflict with, any third party with respect to the Intellectual Property; (D) to the knowledge of the Company, neither the Company nor the Company Subsidiaries has infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any third parties and neither the Company nor any of the Company Subsidiaries is aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Company's and the Company Subsidiaries' respective businesses as currently conducted, in each case except to the extent that such, individually or in the aggregate, would not have or result in a material adverse effect on the Company. The Company has delivered to Buyer prior to the date of this Agreement complete and correct copies of all licenses to use Intellectual Property.

             (iii) (A) The transactions contemplated by this Agreement will have no material adverse effect on the right, title and interest of the Company and the Company Subsidiaries in and to the Intellectual Property; and (B) the Company or each of the Company Subsidiaries, as the case may be, has taken all necessary and desirable action to maintain and protect the Intellectual Property and, until the Effective Time, shall continue to maintain and protect the Intellectual Property so as to not materially adversely affect the validity or enforceability of the Intellectual Property.

          (s) Opinion of Financial Advisor. The Company has received the opinion of Goldman Sachs & Co., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to holders of shares of Company Common Stock, a signed copy of which opinion will be made available to Buyer promptly after the date of this Agreement.

          (t) Labor Agreements. Section 3.1(t) of the Company Disclosure Letter sets forth a true and complete list of each collective bargaining agreement or other labor agreement with any union or labor organization to which the Company or any of the Company Subsidiaries is a party and the Company does not know of any activity or proceeding of any labor organization (or representative thereof) to organize any of its or their employees that would, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect on the Company. The Company and the Company Subsidiaries are not, and have not since January 1, 1998 been, subject to any pending, or to the knowledge of the Company, threatened (i) unfair labor practice, employment discrimination or other complaint, (ii) strike, lockout or dispute, slowdown or work stoppage or (iii) claim, suit, action or governmental investigation, in respect of which any director, officer, employee or agent of the Company or any of the Company Subsidiaries is or may be entitled to claim indemnification from the Company or any Company Subsidiary, except for the foregoing which, in the case of clauses (i) and (ii), would not, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect on the Company.

          (u) The Company Rights Agreement. The Company Rights Agreement has been amended to (i) render the Company Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Buyer or any of its wholly owned subsidiaries is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement, (y) a Distribution Date, a Triggering Event or a Share Acquisition Date (as such terms are defined in the Rights Agreement) does not occur solely by reason of the approval, execution or delivery of this Agreement, the consummation of the Merger or the consummation of the other transactions contemplated by this Agreement and (z) the Rights Agreement will expire or otherwise terminate immediately prior to the Effective Time.

          (v) Certain Contracts. Except as set forth on Section 3.1(v) of the Company Disclosure Letter or as expressly permitted by Section 4.1(a), neither the Company nor any Company Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors, executive officers or key employees, or with any consultants involving the payment of $100,000 or more per annum,
     (ii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has not been filed as an exhibit to or incorporated by reference in the Company SEC Reports, (iii) which limits in any way the ability of the Company or any Company Subsidiary to compete in any line of business, in any geographic area or with any person, or which requires referrals of any business or requires the Company or any of its affiliates to make available investment opportunities to any person on a priority, equal or exclusive basis, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vi) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement, (vii) for the distribution or resale of the products of the Company or any Company Subsidiary, (viii) with respect to indebtedness for borrowed money, including letters of credit, guaranties, indentures, swaps and similar agreements, in excess of $250,000, and (ix) with respect to capital expenditures or commitments for such expenditures in excess of $250,000. The Company has previously made available to Buyer complete and accurate copies of all Company Contracts (as defined below). Each contract, arrangement, commitment or understanding of the type described in this
     Section 3.1(v), whether or not set forth on Section 3.1(v) of the Company Disclosure Letter, is referred to herein as a "COMPANY CONTRACT," and neither the Company nor any Company Subsidiary knows of, or has received written notice of, any violation of the above by any of the other parties thereto. All contracts, agreements, arrangements or understandings of any kind between any affiliate of the Company (other than any wholly owned Company Subsidiary), on the one hand, and the Company or any Subsidiary of Company, on the other hand, are on terms no less favorable to Company or to such Company Subsidiary than would be obtained with an unaffiliated third party on an arm's-length basis.

          (w) Insurance. The Company and each of the Company Subsidiaries are self-insured, or insured by insurers reasonably believed by the Company to be of recognized financial responsibility. All material policies of insurance and fidelity or surety bonds insuring the Company or any of the Company Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect.

          (x) Acquisitions and Divestitures. Set forth on Section 3.1(x) of the Company Disclosure Letter is a brief description of each acquisition and divestiture of a business or product line made by the Company or any Company Subsidiary since January 1, 1995.

     SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to the Company as follows:

          (a) Organization, Standing and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate authority to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation by Buyer of the transactions contemplated by this Agreement.

          (b) Authority; Noncontravention. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) conflict with the Articles of Incorporation or Code of Regulations of Buyer, (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien (as defined in Section 8.3) upon any of the properties or assets of Buyer under any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Buyer or its respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or its respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens (as defined in Section 8.3) that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Buyer. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for (i) the filing with the SEC of the Form S-4; (ii) the filing of a premerger notification and report form under the HSR Act; (iii) the filing of the Certificate of Merger with the Secretary of the State of Ohio; (iv) the consents, approvals, orders or authorizations set forth on Section 3.1(d) of the Company Disclosure Letter; (v) filings required under the Foreign Antitrust Laws; and (vi) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Buyer or would not prevent or materially delay consummation of the transactions contemplated by this Agreement.

          (c) SEC Reports and Financial Statements. Buyer has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) under the Securities Act and the Exchange Act with the SEC since June 30, 1997 (as such reports, schedules, forms, statements and documents have been amended since the time of filing, collectively, the "BUYER SEC DOCUMENTS"). As of their respective dates, or if amended prior to the date of this Agreement, as of the date of the last such amendment, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents when filed, or as so amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the Buyer SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated statements of income, shareholders' equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments).

          (d) Ownership of the Company Common Stock. Except for shares of Company Common Stock owned by Buyer benefit plans or shares held or managed for the account of another person or as to which Buyer is required to act as a fiduciary or in a similar capacity, as of the date of this Agreement, neither Buyer nor, to its knowledge, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Company Common Stock.

          (e) Information Supplied. None of the information supplied or to be supplied by Buyer specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, respectively, and the rules and regulations thereunder, except that no representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.

          (f) Brokers. Except for Salomon Smith Barney, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

          (g) Voting Requirements. No vote of the holders of the outstanding shares of Buyer Common Stock is necessary to approve the issuance of Buyer Common Stock to be issued pursuant to this Agreement.

          (h) Absence of Certain Changes or Events. Since June 30, 1999, (i) Buyer and its subsidiaries have conducted their respective operations only in the ordinary course consistent with past practice, and (ii) there has not been a material adverse change relating to Buyer.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.1 CONDUCT OF BUSINESS.

     (a) Conduct of Business by the Company. Except as set forth on Section 4.1(a) of the Company Disclosure Letter, except as otherwise contemplated by this Agreement or except as consented to in writing by Buyer, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use all reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with customers, suppliers, distributors and other persons having business dealings with them. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary, to:

          (i) (x) other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock and other than regular quarterly cash dividends with respect to the

     Company Common Stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except for issuances of Company Common Stock upon the exercise of the Company Stock Options under the Company Stock Plans or in connection with other awards under the Company Stock Plans, in each case, outstanding as of December 31, 1999, and in accordance with their present terms or (z) except pursuant to agreements entered into with respect to the Company Stock Plans that are in effect as of the close of business on December 31, 1999, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than the issuance of shares of Company Common Stock upon the exercise of the Company Stock Options or in connection with other awards under the Company Stock Plans outstanding as of December 31, 1999 and in accordance with their present terms;

          (iii) (A) except for the Opt-Out Amendment, amend its Articles of Incorporation, Code of Regulations (or other comparable organizational documents), (B) amend or take any other action with respect to the Company Rights Agreement, or (C) merge or consolidate with any person;

          (iv) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than dispositions of inventory in the ordinary course of business consistent with past practice;

          (v) enter into commitments for capital expenditures involving more than $250,000 in the aggregate except as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business, as reflected in the capital plan of the Company previously provided to Buyer;

          (vi) incur any long-term indebtedness (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction, or otherwise) or incur short-term indebtedness other than up to $5,000,000 of short-term indebtedness under lines of credit existing on the date of this Agreement;

          (vii) except as set forth on Section 4.1(a)(vii) of the Company Disclosure Letter, (A) except for normal increases in salary and wages in the ordinary course of business consistent with past practice that are not material, grant any increase in the compensation or benefits payable or to become payable by the Company or any Company Subsidiary to any current or former director, officer, employee or consultant; (B) adopt, enter into, amend or otherwise increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any Company Benefit Plan or Foreign Plan; (C) enter into or amend any employment, severance, change in control agreement or any similar agreement or any collective bargaining agreement or, except as required in accordance with the existing written policies of the Company or contracts or agreements entered into or approved (and previously disclosed to Buyer) on or prior to the date of this Agreement, grant any severance or termination pay to any officer, director, consultant or employee of the Company or any Company Subsidiaries (except in the ordinary course of business consistent with past practice and not in excess of one week of severance for every year of employment and, in the aggregate for all such payments, $250,000); or (D) pay or award any pension, retirement, allowance or other non-equity incentive awards, or other employee or director benefit not required by any outstanding Company Benefit Plan or Foreign Plan;

          (viii) change the accounting principles used by it unless required by GAAP (or, if applicable with respect to foreign subsidiaries, foreign generally accepted accounting principles);

          (ix) acquire by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any material amount of assets of

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     any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice);

          (x) except in the ordinary course of business consistent with past practice, make or rescind any express or deemed election or settle or compromise any claim or action relating to U.S. federal, state or local taxes, or change any of its methods of accounting or of reporting income or deductions for U.S. federal income tax purposes;

          (xi) satisfy any claims or liabilities, other than the satisfaction, in the ordinary course of business consistent with past practice, in accordance with their terms or in an amount not to exceed $750,000 in the aggregate, of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company included in the Recent SEC Documents or incurred in the ordinary course of business consistent with past practice;

          (xii) make any loans, advances or capital contributions to, or investments in, any other person, except for loans, advances, capital contributions or investments between any wholly owned Company Subsidiary and the Company or another wholly owned Company Subsidiary and except for employee advances for expenses in the ordinary course of business consistent with past practice;

          (xiii) other than in the ordinary course of business consistent with past practice, (A) modify, amend or terminate any contract, (B) waive, release, relinquish or assign any contract (or any of the Company's rights thereunder), right or claim, or (C) cancel or forgive any indebtedness owed to the Company or any Company Subsidiaries; provided, however, that, subject to Section 5.14, the Company may not under any circumstance waive or release any of its rights under any confidentiality and/or standstill agreement to which it is a party; or

          (xiv) authorize, or commit or agree to take, any of the foregoing actions; provided, however , that the limitations set forth in this Section 4.1(a) (other than clause (iii)) do not apply to any transaction to which the only parties are wholly owned subsidiaries of the Company.

     (b) Other Actions. Except as required by law, the Company and Buyer shall not, and, in the case of the Company, shall not permit any Company Subsidiary to, voluntarily take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied.

     (c) Advice of Changes. The Company and Buyer shall promptly advise the other party orally and in writing to the extent it has knowledge of any change or event having, or which, insofar as can reasonably be foreseen would reasonably be expected to have a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

     SECTION 4.2 NO SOLICITATION BY COMPANY.

     (a) The Company will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Company Takeover Proposal (as defined below) and request the return of all confidential information regarding the Company provided to any such parties prior to the date of this Agreement pursuant to the terms of any confidentiality agreements or otherwise. From and after the date of this Agreement, the Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of the Company Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, a Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided that, at any time prior to the Shareholder Approval, the Board of Directors of the Company may, in the exercise of its fiduciary obligations under the OGCL as determined by the Board of Directors of the Company in good faith, after consultation with and receipt of advice from its outside counsel (who may be its regularly engaged outside

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counsel), pursuant to a customary confidentiality agreement with terms not substantially more favorable to such third party than the Confidentiality Agreement (excluding the standstill provisions contained therein), furnish information to, and negotiate or otherwise engage in discussions with, any third party who delivers a written proposal for a Superior Proposal (as defined below) which was not solicited, initiated, facilitated or encouraged after the date of this Agreement. As used herein, (i) "SUPERIOR PROPOSAL" means a Company Takeover Proposal (A) that the Board of Directors of the Company determines in its good faith judgment after consulting with and receipt of advice from Goldman Sachs & Co. (or any other nationally recognized investment banking firm), would be more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Buyer in response to such Company Takeover Proposal) and is reasonably capable of being consummated, and (B) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by the party making the Company Takeover Proposal, and (ii) "COMPANY TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any person relating to any (A) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues, net income or the assets of the Company and the Company Subsidiaries, taken as a whole, or (B) direct or indirect acquisition or purchase of 10% or more of any class of equity securities of the Company or any of the Company Subsidiaries, (C) any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of the Company Subsidiaries, or (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries, other than the transactions contemplated by this Agreement. In the event that prior to the Shareholder Approval, the Board of Directors of the Company receives a Superior Proposal that was not solicited, initiated, facilitated or encouraged after the date of this Agreement (except as otherwise permitted pursuant to the proviso contained in the second sentence of this Section 4.2(a)), the Board of Directors of the Company may (subject to this and the following sentences) in the exercise of its fiduciary obligations under the OGCL as determined by the Board of Directors of the Company in good faith, after consultation with and receipt of advice from its outside counsel (who may be its regularly engaged outside counsel), withdraw, modify or change, in a manner adverse to Buyer, the recommendation of the Board of Directors of the Company of this Agreement and/or the Opt-Out Amendment and/or recommend a Superior Proposal to the shareholders of the Company and/or comply with Rule 14e-2 promulgated under the Exchange Act with respect to a Company Takeover Proposal; provided that it (i) gives Buyer four Business Days prior written notice of its intention to do so (provided that the foregoing shall in no way limit or otherwise affect Buyer's right to terminate this Agreement pursuant to Section 7.1(e) at such time as the requirements of such subsection have been met) and (ii) during such four Business Day period, the Company otherwise cooperates with Buyer with respect to the Company Takeover Proposal that constitutes a Superior Proposal with the intent of enabling Buyer to engage in good faith negotiations so that the transactions contemplated hereby may be consummated. Any such withdrawal, modification or change of the recommendation of the Board of Directors of the Company of this Agreement and/or the Opt-Out Amendment shall not change the approval of the Board of Directors of the Company for purposes of causing any Takeover Statute or other state law to be inapplicable to the transactions contemplated hereby, including the Merger. Nothing in this Section 4.2(a) shall
(x) permit the Company to terminate this Agreement, (y) permit the Company to enter into any agreement with respect to any Company Takeover Proposal or (z) affect any other obligation of the Company under this Agreement.

     (b) From and after the date of this Agreement, the Company shall promptly (but in any event within one calendar day) advise Buyer in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to a Company Takeover Proposal (including the specific terms thereof and the identity of the other party or parties involved) and promptly furnish to Buyer a copy of any such written proposal and copies of any information provided to or by any third party relating thereto. In addition, the Company shall promptly (but in any event within one calendar day) advise Buyer, in writing, if the Board of Directors of the Company shall make any determination as to any Company Takeover Proposal as contemplated by the proviso to the second sentence of Section 4.2(a).

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

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1 PREPARATION OF THE FORM S-4 PROXY STATEMENT; SHAREHOLDERS MEETING.

     (a) As soon as practicable following the date of this Agreement, the Company and Buyer shall prepare and file with the SEC the Proxy Statement and Buyer shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Buyer shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use all reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders, in each case, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Buyer shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Buyer Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Buyer, and no filing of, or amendment or supplement to the Proxy Statement will be made by the Company, in each case, without providing the other party and its respective counsel the reasonable opportunity to review and comment thereon. Buyer will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Buyer, or any of their respective affiliates, officers or directors, should be discovered by the Company or Buyer which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information must be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company.

     (b) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "SHAREHOLDERS MEETING") in accordance with law, the Company's Articles of Incorporation and the Company's Code of Regulations for the purpose of obtaining the Shareholder Approval and shall, through the Board of Directors of the Company, subject to Section 4.2, recommend to its shareholders the approval and adoption of this Agreement, the Merger, the Opt-Out Amendment and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its rights under Section 4.2, the Company agrees that its obligations pursuant to this first sentence of this Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or its shareholders of any Company Takeover Proposal.

     SECTION 5.2 LETTERS OF THE COMPANY'S ACCOUNTANTS. The Company shall use reasonable best efforts to cause to be delivered to Buyer two letters from the Company's independent accountants, one dated a date within two Business Days before the date on which the Form S-4 will become effective and one dated a date within two Business Days before the Closing Date, each addressed to Buyer, in form and substance reasonably satisfactory to Buyer and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     SECTION 5.3 LETTERS OF BUYER'S ACCOUNTANTS. Buyer shall use reasonable best efforts to cause to be delivered to the Company two letters from Buyer's independent accountants, one dated a date within two Business Days before the date on which the Form S-4 will become effective and one dated a date

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

within two Business Days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     SECTION 5.4 ACCESS TO INFORMATION; CONFIDENTIALITY. To the extent permitted by applicable law and subject to the Agreement, dated December 3, 1999, between the Company and Buyer (the "CONFIDENTIALITY AGREEMENT"), each of the Company and Buyer shall afford to the other party and to the other party's officers, employees, accountants, counsel, financial advisors and other representatives, full access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments, personnel and records and all other information concerning its business, properties and personnel as the other party may reasonably request. Each of the Company and Buyer shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

     SECTION 5.5 REASONABLE BEST EFFORTS; COOPERATION.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the Merger, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 5.5(a) will limit or affect actions permitted to be taken pursuant to Section 4.2.

     (b) In connection with and without limiting the foregoing, the Company and Buyer shall (i) take all action necessary, including the Company using its reasonable best efforts to obtain approval of the Opt-Out Amendment, to ensure that no Takeover Statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (ii) if any Takeover Statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement. Nothing in this Agreement shall be deemed to require Buyer to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Buyer, the Company or any of their respective subsidiaries if the Board of Directors of Buyer determines that so doing would materially impair the benefit intended to be obtained by Buyer in the Merger.

     (c) Buyer and the Company shall cooperate with each other in obtaining the opinions of Jones, Day, Reavis & Pogue, counsel to Buyer, for the benefit of Buyer, and Katten Muchin Zavis, counsel to the Company, for the benefit of the Company's shareholders, respectively, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code. In connection therewith, each of Buyer and the Company shall deliver to Jones, Day, Reavis & Pogue and Katten Muchin Zavis customary representation letters in form and substance reasonably satisfactory to such counsel, and the Company shall obtain any representation letters from appropriate shareholders and

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

shall deliver any such letters obtained to Jones, Day, Reavis & Pogue and Katten Muchin Zavis (the representation letters referred to in this sentence are collectively referred to as the "TAX CERTIFICATES").

     (d) The Company shall consult and cooperate with Buyer with respect to significant developments in its business and shall give reasonable consideration to the Buyer's views with respect thereto.

     (e) Buyer and the Company shall (i) make the filings required of such party under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement within ten days after the date of this Agreement,
(ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings or the Merger and the other transactions contemplated by this Agreement, and (iii) cooperate with the other party in connection with making any filing under the HSR Act and in connection with any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Authority under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement; provided, however, that in no event will Buyer be required to prosecute any litigation instituted by the Federal Trade Commission or the Department of Justice or any other Governmental Entity which seeks to restrain or prohibit the consummation of the Merger or which seeks to impose material limitations on the ability of Buyer, the Surviving Corporation or any of their respective affiliates or subsidiaries to acquire, operate or hold, or to require Buyer, Surviving Corporation or any of their respective affiliates or subsidiaries to dispose of or hold separate, any material portion of their assets or business or the Company's assets or business.

     SECTION 5.6 STOCK OPTIONS AND RESTRICTED STOCK.

     (a) As of the Effective Time, (i) each outstanding Company Stock Option shall be converted into an option (an "ADJUSTED OPTION") to purchase the number of shares of Buyer Common Stock equal to the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole number of shares of Buyer Common Stock), at an exercise price per share equal to the exercise price for each such share of Company Common Stock subject to such option divided by the Exchange Ratio (rounded up to the nearest whole cent), and all references in each such option to the Company will be deemed to refer to Buyer, where appropriate, and (ii) Buyer shall assume the obligations of the Company under the Company Stock Plans. The other terms of each Adjusted Option, and the plans or agreements under which they were issued, will continue to apply in accordance with their terms. The date of grant of each Adjusted Option will be the date on which the corresponding Company Stock Option was granted.

     (b) To the extent that there are any outstanding awards (including restricted stock, deferred stock and performance shares) (each, a "COMPANY AWARD") under the Company Stock Plans at the Effective Time, then, as of the Effective Time, (i) each such Company Award will be converted into the same instrument of Buyer, in each case with such adjustments (and no other adjustments) to the terms of such Company Awards as are necessary to preserve the value inherent in such Company Awards with no detrimental effects on the holder thereof and (ii) Buyer shall assume the obligations of the Company under the Company Awards. The other terms of each Company Award, and the plans or agreements under which they were issued, will continue to apply in accordance with their terms.

     (c) The Company and Buyer agree that each of the Company Stock Plans and all relevant Buyer stock plans will be amended, to the extent necessary, to reflect the transactions contemplated by this Agreement, including, without limitation, the conversion of shares of the Company Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Buyer Common Stock on a basis consistent with the transactions contemplated by this Agreement. The Company and Buyer agree to submit the amendments to the Buyer stock plans or the Company Stock Plans to their respective shareholders, if such submission is determined to be necessary by counsel to the Company or Buyer after consultation with one another; provided, however, that such approval will not be a condition to the consummation of the Merger.

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

     (d) Buyer shall (i) reserve for issuance the number of shares of Buyer Common Stock that will become subject to the benefit plans, programs and arrangements referred to in this Section 5.6 and (ii) issue or cause to be issued the appropriate number of shares of Buyer Common Stock pursuant to applicable plans, programs and arrangements, upon the exercise or maturation of rights existing thereunder on the Effective Time or thereafter granted or awarded. No later than the Effective Time, Buyer shall: (i) prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Buyer Common Stock necessary to fulfill Buyer's obligations under this Section 5.6 and (ii) use its reasonable best efforts to cause such shares to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement. Such registration statement will be kept effective (and the current status of the prospectus required thereby shall be maintained) for at least as long as Adjusted Options or the Company Awards remain outstanding.

     (e) As soon as practicable after the Effective Time, Buyer shall deliver to the holders of the Company Stock Options and Company Awards appropriate notices setting forth such holders' rights pursuant to the Company Stock Plans and the agreements evidencing the grants of such Company Stock Options and Company Awards and that such Company Stock Options and Company Awards and the related agreements will be assumed by Buyer and will continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.6 after giving effect to the Merger).

     SECTION 5.7 INDEMNIFICATION.

     (a) Buyer agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in their respective articles of incorporation or code of regulations (or comparable organizational documents) will be assumed by the Surviving Corporation without further action, as of the Effective Time and will survive the Merger and will continue in full force and effect in accordance with their terms and such rights will not be amended, or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

     (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.7.

     (c) For six years after the Effective Time, the Surviving Corporation shall maintain in effect directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Buyer) (the "INDEMNIFIED PARTIES") on terms with respect to such coverage and amount no less favorable than those of such current insurance coverage; provided, however, that in no event will Buyer be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and provided, further, that, if the annual premiums of such insurance coverage exceed such amount, Buyer will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (d) The provisions of this Section 5.7 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     SECTION 5.8 FEES AND EXPENSES.

     (a) Except as provided in this Section 5.8, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby must be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Buyer and the

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Company will bear and pay one-half of (i) the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement (including SEC filing fees) and (ii) the filing fees for the premerger notification and report forms under the HSR Act.

     (b) In the event that this Agreement is terminated (i) by Buyer pursuant to
Section 7.1(e), or (ii) by either Buyer or the Company pursuant to Section 7.1(b)(ii), if, in the case of this clause (ii) only, prior to the Shareholders Meeting, a Company Takeover Proposal shall have been made known to the Company or been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal or solicited proxies or consents in opposition of the Merger, then, in case of either clause (i) or (ii), the Company shall promptly, but in no event later than two Business Days after the date of such termination, pay Buyer a fee equal to $18,000,000 (the "TERMINATION FEE"), payable by wire transfer of same day funds; provided, however, that no Termination Fee will be payable to Buyer pursuant to clause (ii) of this paragraph (b) unless and until within 12 months of such termination the Company or any of the Company Subsidiaries enters into an agreement with respect to, or consummates, any Company Takeover Proposal, in which event the Termination Fee will be payable upon the first to occur of such events and shall be paid to Buyer promptly, but in no event later than two Business Days after the occurrence of such event. The Company acknowledges that the agreements contained in this Section 5.8(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 5.8(b), and, in order to obtain such payment, Buyer commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Buyer its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee.

     SECTION 5.9 PUBLIC ANNOUNCEMENTS. Buyer and the Company shall consult with each other before holding any press conferences, analysts calls or other meetings or discussions and before issuing any press release or other public announcements with respect to the transactions contemplated by this Agreement, including the Merger. The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof. In addition, Company shall, and shall cause the Company Subsidiaries to, (a) consult with Buyer regarding communications with customers, shareholders and employees relating to the transactions contemplated hereby, and
(b) allow and facilitate Buyer contact with shareholders of the Company.

     SECTION 5.10 AFFILIATES. The Company shall deliver to Buyer at least 30 days prior to the Closing Date a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall use reasonable efforts to cause each such person to deliver to Buyer at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto.

     SECTION 5.11 NYSE LISTING. Buyer shall use its reasonable best efforts to cause the Buyer Common Stock issuable to the Company's shareholders as contemplated by this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

     SECTION 5.12 SHAREHOLDER LITIGATION. The parties to this Agreement shall cooperate and consult with one another, to the fullest extent possible, in connection with any shareholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective reasonable best efforts to prevail in such litigation so as to permit the

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consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Notwithstanding the foregoing, the Company agrees that it will not compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement or the transactions contemplated hereby (including the Merger) without Buyer's prior written consent, which shall not be unreasonably withheld.

     SECTION 5.13 TAX TREATMENT. Each of Buyer and the Company shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain the opinion of counsel referred to in Section 6.2(c), including, without limitation, forbearing from taking any action that would cause the Merger not to qualify as a reorganization under the provisions of Section 368(a) of the Code.

     SECTION 5.14 STANDSTILL AGREEMENTS; CONFIDENTIALITY AGREEMENTS. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of the Company Subsidiaries is a party, other than (a) the Confidentiality Agreement, pursuant to its terms or by written agreement of the parties thereto, (b) confidentiality agreements under which the Company does not provide any confidential information to third parties or (c) standstill agreements that do not relate to the equity securities of the Company or any of the Company Subsidiaries. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

     SECTION 5.15 CREDIT FACILITY'S SENIOR UNSECURED NOTES. Prior to the Effective Time, the Company and Buyer shall use their reasonable best efforts to cause, effective as of the Effective Time, (i) the termination of the Credit Agreement, dated October 31, 1996, by and among the Company and Commercial Intertech Limited, as borrowers, the banks party thereto and Mellon Bank, N.A., as Agent, and all related documents and (ii) the redemption of all outstanding 7.61% Senior Unsecured Notes (the "SENIOR NOTES") of the Company (the "NOTE REDEMPTION").

     SECTION 5.16 POST-MERGER OPERATIONS. For a period of at least five years after the Effective Time, Buyer and its subsidiaries shall provide charitable contributions within the service areas of the Company and the Company Subsidiaries at levels substantially comparable to the levels of charitable contributions provided by the Company and the Company Subsidiaries within the five-year period immediately prior to the Effective Time.

     SECTION 5.17 TRANSITION. In order to facilitate an orderly transition of the management of the business of the Company and the Company Subsidiaries to Buyer and in order to facilitate the integration of the operations of the Company and Buyer and its subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to the realized by Buyer and the Company as a result of the Merger, the Company shall and shall cause the Company Subsidiaries to consult with Buyer on all strategic and operational matters to the extent such consultation is not in violation of applicable law, including laws regarding the exchange of information and other laws regarding competition. The Company shall and shall cause the Company Subsidiaries to make available to Buyer at the facilities of the Company and the Company Subsidiaries, where determined by Buyer to be appropriate and necessary, office space in order to assist it in observing all operations and reviewing all matters concerning the Company's affairs. Without in any way limiting the provisions of Section 5.5, Buyer, its subsidiaries, officers, employees, counsel, financial advisors and other representatives shall, upon reasonable written notice to the Company, be entitled to review the operations and visit the facilities of the Company and the Company Subsidiaries at all times as may be deemed reasonably necessary by Buyer in order to accomplish the foregoing arrangements. Notwithstanding the foregoing, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall

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exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries' respective operations.

     SECTION 5.18 SECTION 16(B). Buyer and the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Buyer equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 under the Exchange Act.

     SECTION 5.19 EMPLOYEE BENEFIT MATTERS.

          (a) The Company shall adopt such amendments to the Company Benefit Plans as requested by Buyer and as may be necessary to ensure that Company Benefit Plans cover only employees and former employees (and their dependents and beneficiaries) of the Company and the Company Subsidiaries following the consummation of the transactions contemplated by this Agreement. With respect to any Company Common Stock held by any Company Benefit Plan as of the date of this Agreement or thereafter, the Company shall take all actions necessary or appropriate (including such actions as are reasonably requested by Buyer) to ensure that all participant voting procedures contained in the Company Benefit Plans relating to such shares, and all applicable provisions of ERISA, are complied with in full.

          (b) Buyer agrees that after the Effective Time, it will cause the Surviving Corporation to honor all obligations under Company Benefit Plans. For a period of two years following the Effective Time, Buyer intends to cause the Surviving Corporation to, and upon being so caused, the Surviving Corporation shall, provide employee benefit plans and programs for the benefit of the Company's employees who become employees of the Surviving Corporation or its subsidiaries that are in the aggregate no less favorable to such employees than the terms of the Company Benefit Plans. Buyer shall cause the Surviving Corporation to honor and assume the written employment agreements, severance agreements and other similar agreements with employees of the Company that are set forth on Schedule 3.1(i)(i) of the Company Disclosure Letter, all as in effect on the date of this Agreement.

          (c) All service of an employee of the Company taken into account prior to the Effective Time under any Company Benefit Plan, on and after the Effective Time, shall be taken into account as service with the Surviving Corporation for purposes of eligibility to participate and vesting benefits under any similar plan, agreement or arrangement of the type described in the first sentence of paragraph (i) of Section 3.1(i) of this Agreement provided by the Surviving Corporation (the "SURVIVOR PLANS"). Buyer shall cause all Survivor Plans to (i) waive any pre-existing condition limitations otherwise applicable on and after the Effective Time to the extent that such conditions are covered under the Company Benefit Plans immediately prior to the Effective Time and (ii) provide that any expenses incurred by the Company's employees (and their dependents) during the plan year within which the Effective Time occurs shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions (and like adjustments or limitations on coverage) under the Survivor Plans. Subject to any applicable limits under any plan described in this sentence, any salary reduction elections of employees of the Company under a flexible spending plan maintained by the Company pursuant to Section 125 of the Code prior to the Effective Time shall continue in effect under any similar plan provided by the Surviving Corporation on and after the Effective Time, and any amounts credited and debited to accounts of such employees under such Company Benefit Plan as of the Effective Time shall be credited and debited to such employees' accounts under such Survivor Plan.

     SECTION 5.20 SERIES B PREFERRED. Promptly after the date of this Agreement, but in no event later than ten Business Days thereafter, the Company shall initiate the redemption of all of the outstanding shares of Series B Preferred and shall use its reasonable best efforts to complete such redemption in accordance with the terms of such preferred stock. At least two Business Days prior to the Closing Date, no shares of Series B Preferred shall be issued and outstanding.

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     SECTION 5.21 GERMAN TRANSACTION STRUCTURE. After the date of this
Agreement, the Company and Buyer shall use their reasonable best efforts to determine and proceed to implement the most advantageous transaction structure to preserve for the benefit of the Surviving Corporation and its subsidiaries the net operating loss of Sachsenhydraulik GmbH Chemnitz.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. The Shareholder Approval shall have been obtained.

          (b) Governmental and Regulatory Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Entity required of Buyer, the Company or any Company Subsidiary to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken is reasonably expected to have or result in, individually or in the aggregate, a material adverse effect on the Surviving Corporation and its subsidiaries, taken as a whole, shall have been obtained in form and substance reasonably satisfactory to Buyer.

          (c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "RESTRAINTS") shall be in effect preventing the consummation of the Merger or prohibiting or limiting the ownership or operation by Buyer, the Company or any of their respective subsidiaries of any material portion of the business or assets of Buyer or the Company and their respective subsidiaries taken as a whole, or compelling the Company or Buyer and their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or Buyer and their respective subsidiaries, taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement or which otherwise is reasonably likely to have or result in, individually or in the aggregate, a material adverse effect on the Company or Buyer, as applicable; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and will not be the subject of any stop order or proceedings seeking a stop order.

          (e) NYSE Listing. The shares of Buyer Common Stock issuable to the Company's shareholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (f) HSR Act. The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     SECTION 6.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in Section 3.1(c) shall be true and correct in all respects both when made and as of the Closing Date as though made on and as of the Closing Date, and all other representations and warranties of the Company set forth herein shall be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such other representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the Company.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Tax Opinion. Buyer shall have received from Jones, Day, Reavis & Pogue, counsel to Buyer, an opinion dated as of the Closing Date, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Buyer and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel for Buyer may require delivery of, and rely upon, the Tax Certificates.

          (d) No Material Adverse Change. At any time after the date of this Agreement, there shall not have occurred any material adverse change relating to the Company.

          (e) Officer's Certificate. The Company shall have furnished Buyer with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections 6.2(a) and
     (b) have been satisfied.

          (f) Series B Preferred. No shares of Series B Preferred shall be issued and outstanding.

          (g) Note Redemption. The Note Redemption shall have occurred and all of the outstanding Senior Notes shall have been redeemed in full.

     SECTION 6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Buyer set forth herein shall be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have or result in, individually or in the aggregate, a material adverse effect on Buyer.

          (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Officer's Certificate. Buyer shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections 6.3(a) and
     (b) have been satisfied.

     SECTION 6.4 FRUSTRATION OF CLOSING CONDITIONS. Neither Buyer nor the Company may rely on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to comply with its obligations to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to
Section 5.5.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Shareholder Approval:

          (a) by mutual written consent of Buyer and the Company;

          (b) by either Buyer or the Company:

             (i) if the Merger has not been consummated by October 31, 2000 or such later date, if any, as Buyer and the Company agree upon; provided, however, that the right to terminate this Agreement pursuant to this
        Section 7.1(b)(i) is not available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

             (ii) if the Shareholders Meeting (including any adjournment or postponement thereof) shall have concluded and the Shareholder Approval shall not have been obtained; or

             (iii) if any Restraint having any of the effects set forth in
        Section 6.1(c) is in effect and has become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) is not available to any party whose failure to perform any of its obligations under this Agreement results in such Restraint;

          (c) by Buyer, if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
     (i) is not cured within 30 days after written notice thereof or (ii) is incapable of being cured by the Company;

          (d) by the Company, if Buyer has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
     (i) is not cured within 30 days after written notice thereof or (ii) is incapable of being cured by Buyer;

          (e) by Buyer, (A) if any person (other than an affiliate of Buyer) shall acquire 20% or more of the outstanding shares of Company Common Stock or (B) if the Board of Directors of the Company or any committee thereof shall (i) withdraw or modify or change, or propose or announce any intention to withdraw or modify or change, in a manner adverse to Buyer, the approval or recommendation by the Board of Directors of the Company or committee thereof of this Agreement or the transactions contemplated hereby, including the Merger, (ii) approve or recommend, or propose to or announce any intention to approve or recommend, any Company Takeover Proposal, or (iii) propose or announce any intention to enter into any agreement (other than a customary confidentiality agreement in compliance with Section 4.2), with respect to any Company Takeover Proposal, or (C) if the Company shall willfully breach the provisions of Section 4.2 or Section 5.1(b); or

          (f) by Buyer, if any Governmental Entity shall have brought or threatened to institute an action, suit or proceeding which seeks to restrain or prohibit the consummation of the Merger or which seeks to impose material limitations on the ability of Buyer, the Surviving Corporation or any of their respective affiliates or subsidiaries to acquire, operate or hold, or to require Buyer, Surviving Corporation or any of their respective affiliates or subsidiaries to dispose of or hold separate, any material portion of their assets or business or the Company's assets or business.

     SECTION 7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Buyer as provided in Section 7.1, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of Buyer or the Company, other than the provisions of
Section 5.4, Section 5.8, Section 5.9, this Section 7.2, Section 7.3, Section
7.4 and Article VIII, which provisions survive such termination; provided, however, that nothing herein will relieve any party from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.3 AMENDMENT. This Agreement may be amended by the parties at any time before or after the Shareholder Approval; provided, however, that, after the Shareholder Approval, there is not to be made any amendment that by law requires further approval by the shareholders of the Company without further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this

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Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time, except the covenants and agreements contained in Articles II and VIII and in Sections 5.6, 5.7, 5.16 and 5.19, each of which will survive in accordance with its terms.

     SECTION 8.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

     (a)  if to the Company, to:
          Commercial Intertech Corp.
          1775 Logan Avenue
          Youngstown, Ohio 44501-0239
          Telecopy No.: (330) 746-1148
          Attention: Gilbert M. Manchester,
                      Vice President and General Counsel

          with a copy to:

          Katten Muchin Zavis
          525 West Monroe Street
          Suite 1600
          Chicago, Illinois 60661-3693
          Telecopy No.: (312) 902-1061
          Attention: Herbert S. Wander, Esq.
                      David J. Kaufman, Esq.

     (b)  if to Buyer, to:
          Parker-Hannifin Corporation
          6035 Parkland Boulevard
          Cleveland, Ohio 44124
          Telecopy No.: (216) 896-3000
          Attention: Thomas A. Piraino, Esq.

          with a copy to:

          Jones, Day, Reavis & Pogue
          North Point
          901 Lakeside Avenue
          Cleveland, Ohio 44114
          Telecopy No.: (216) 579-0212
          Attention: Patrick J. Leddy, Esq.

     SECTION 8.3 INTERPRETATION. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined

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meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. For purposes of this Agreement, (a)"PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns), (b) "KNOWLEDGE" of any person that is not an individual means the knowledge after due inquiry of such person's executive officers and employees with direct responsibility for the subject matter to which such knowledge relates, (c) "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or otherwise, (d) "LIENS" means all pledges, claims, liens, options, charges, easements, restrictions, covenants, conditions of record, encroachments, encumbrances and security interests of any kind or nature whatsoever, (e)"MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, when used in connection with the Company or Buyer, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole other than any change, effect, event or occurrence (i) relating to the economy or securities markets of the United States or (ii) resulting from entering into this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof, and the terms "material" and "materially" have correlative meanings, and (f) a"SUBSIDIARY" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interest of which) is owned directly or indirectly by such first person.

     SECTION 8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II and Section 5.7, are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 8.6 GOVERNING LAW. This Agreement is to be governed by, and construed in accordance with, the laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     SECTION 8.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Any assignment in violation of this
Section 8.7 will be void and of no effect. Subject to the preceding two sentences, this Agreement is binding upon, inures to the benefit of, and is enforceable by, the parties and their respective successors and assigns.

     SECTION 8.8 CONSENT TO JURISDICTION. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Ohio or any Ohio state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or

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any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Ohio or an Ohio state court.

     SECTION 8.9 SPECIFIC ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Ohio or an Ohio state court, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 8.10 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          COMMERCIAL INTERTECH CORP.

                                          By: /s/ PAUL J. POWERS
                                            ------------------------------------
                                              Name: Paul J. Powers
                                              Title: Chairman, President and
                                                    Chief Executive Officer

                                          PARKER-HANNIFIN CORPORATION

                                          By: /s/ DUANE E. COLLINS
                                            ------------------------------------
                                              Name: Duane E. Collins
                                              Title: Chairman, President and
                                                    Chief Executive Officer

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

                                                                       EXHIBIT A

                        FORM OF COMPANY AFFILIATE LETTER

Parker-Hannifin Corporation
6035 Parkland Boulevard
Cleveland, Ohio 44124

Commercial Intertech Corp.
1775 Logan Avenue
Youngstown, Ohio 44501-0239

Ladies and Gentlemen:

     Pursuant to the terms of the Agreement and Plan of Merger, dated as of January 14, 2000 (the "MERGER AGREEMENT"), between Commercial Intertech Corp., an Ohio corporation (the "COMPANY"), and Parker-Hannifin Corporation, an Ohio corporation ("BUYER"), the Company will merge with and into Buyer (the "MERGER"), with Buyer as the surviving corporation. As a result of the Merger, the undersigned may receive shares of common stock, par value $0.50 per share, of Buyer (the "BUYER COMMON STOCK") in exchange for shares owned by the undersigned of common stock, par value $1.00 per share, of the Company (the "COMPANY COMMON STOCK").

     The undersigned represents to Buyer that the undersigned owns shares (the "COMPANY AFFILIATE SHARES") of common stock, par value $0.50 per share, of the Company (the "COMPANY COMMON STOCK"). Except in the event that the Board of Directors of the Company publicly announces a change in its approval or recommendation of the Merger in a manner adverse to Buyer, the undersigned hereby irrevocably agrees to (i) attend, in person or by proxy, the meeting of the Company's shareholders relating to the vote on the Merger Agreement and the transactions contemplated thereby, and any and all adjournments thereof, and (ii) vote (or cause to be voted) all of the Company Affiliate Shares and any other voting securities of the Company, whether issued heretofore or hereafter, that the undersigned owns or has the right to vote, for the approval and adoption of the Merger Agreement and the Opt-Out Amendment (as defined in the Merger Agreement) and the transactions contemplated thereby. The undersigned confirms that such agreement to attend and vote is coupled with an interest. The undersigned revokes any and all previous proxies with respect to the Company Affiliate Shares and/or any other voting securities of the Company owned by the undersigned.

     The undersigned acknowledges that the undersigned may be deemed an "AFFILIATE" of the Company within the meaning of Rule 145 ("RULE 145") promulgated under the Securities Act of 1933 (the "SECURITIES ACT") by the Securities and Exchange Commission (the "SEC"), although nothing contained herein should be construed as an admission of such fact. If in fact the undersigned is an affiliate of the Company under the Securities Act, the undersigned's ability to sell, assign or transfer the Buyer Common Stock received by the undersigned in exchange for any shares of the Company Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act.

     The undersigned hereby represents to and covenants with Buyer that the undersigned will not sell, assign, transfer or otherwise dispose of any of the Buyer Common Stock received by the undersigned in exchange for shares of the Company Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 promulgated under the Securities Act or (iii) in a transaction which, in the opinion of counsel of Buyer or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

                                   Exhibit A-1

     The undersigned understands that Buyer is under no obligation to register the sale, assignment, transfer or other disposition of the Buyer Common Stock to be received by the undersigned in the Merger or to take any other action necessary in order to make compliance with an exemption from such registration available.

     The undersigned acknowledges and agrees that the legend set forth below will be placed on certificates representing the shares of Buyer Common Stock received by the undersigned in connection with the Merger or held by a transferee thereof, which legend will be removed by delivery of substitute certificates upon evidence of compliance with Rule 145 under the Securities Act and, if requested by Buyer, receipt of an opinion in form and substance reasonably satisfactory to Buyer from counsel reasonably satisfactory to Buyer to the effect that such legend is no longer required for purposes of the Securities Act.

     There will be placed on the certificates for Buyer Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

          "The shares represented by this certificate are issued, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The shares may not be sold, assigned, transferred or otherwise disposed of except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the sale, assignment, transfer or other disposition of the Buyer Common Stock and (ii) the receipt by Buyer of this letter is an inducement to Buyer's obligations to consummate the Merger.

                                        Very truly yours,

                                        ----------------------------------------
                                        Name:
Dated: ________________________ , 2000

                                   Exhibit A-2

                                                                         ANNEX B

                        AMENDMENT TO CODE OF REGULATIONS
                                       OF
                           COMMERCIAL INTERTECH CORP.


        The Code of Regulations, as amended, of Commercial Intertech Corp., an Ohio corporation, is hereby amended to add the following Article XI:


                       OHIO CONTROL SHARE ACQUISITION ACT

The provisions of Section 1701.831 of the Ohio Revised Code, as amended, shall not be applicable to the corporation.

                                                                         ANNEX C



                           [GOLDMAN SACHS LETTERHEAD]



PERSONAL AND CONFIDENTIAL



January 14, 2000



Board of Directors


Commercial Intertech Corp.


1775 Logan Avenue


Youngstown, OH 44505



Gentlemen:



     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Commercial Intertech Corp. (the "Company") of the Stock Consideration and Cash Consideration (as defined below) to be received for the Shares pursuant to the Agreement and Plan of Merger, dated as of January 14, 2000, among Parker-Hannifin Corporation ("Buyer") and the Company (the "Agreement"). Pursuant to the Agreement, the Company will be merged with and into Buyer (the "Merger") and each outstanding Share will be converted into the right to receive a fraction (the "Exchange Ratio") of a share of common stock, par value $0.50 per share, of Buyer ("Buyer Common Stock"), determined by dividing $20.00 by the Average Closing Price (as defined in the Agreement); provided, however, that the Exchange Ratio will not exceed 0.4611 nor be less than 0.3747 (the "Stock Consideration"). Holders of Shares may elect, with respect to all or a portion of their Shares, to convert such Shares into the right to receive $20.00 per Share in cash (the "Cash Consideration"), subject to certain procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion, including that the aggregate number of Shares to be converted into the right to receive such Cash Consideration shall not exceed 49 percent of the aggregate number of Shares outstanding. The combination of Stock Consideration and Cash Consideration to be paid by Buyer pursuant to the Agreement is referred to as the "Merger Consideration".



     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. In addition, Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Buyer for its own account and the accounts of customers.



     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Buyer for the five fiscal years ended October 31, 1999 and June 30, 1999, respectively; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Buyer; certain other communications from the Company and Buyer to their respective stockholders; and certain internal financial analyses and forecasts for the Company and Buyer prepared by their respective managements. We also have held discussions with members of the senior managements of the Company and Buyer regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the Buyer Common Stock, compared certain financial and stock market information for the Company and Buyer with similar information for

Commercial Intertech Corp.


January 14, 2000


Page Two



certain financial and stock market information for the Company and Buyer with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the hydraulics manufacturing industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.



     We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Buyer or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. In addition, we were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction or as to whether any holder of Shares should elect to receive the Stock Consideration or the Cash Consideration.



     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Merger Consideration to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.



Very truly yours,



GOLDMAN, SACHS & CO.

                                                                         ANNEX D


                       [SALOMON SMITH BARNEY LETTERHEAD]

January 14, 2000

The Board of Directors
Parker-Hannifin Corporation
6035 Parkland Blvd.
Cleveland, Ohio 44124-4141

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to Parker-Hannifin Corporation ("Parker-Hannifin") of the Merger Consideration (as defined below) to be paid by Parker-Hannifin in connection with the proposed merger (the "Merger") of Commercial Intertech Corp. ("CIC") with and into Parker-Hannifin, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") to be entered into by and among Parker-Hannifin and CIC.

     As more fully described in the Merger Agreement, and subject to the terms and conditions thereof, CIC will merge with and into Parker-Hannifin, and each issued and outstanding share of common stock, par value $1.00 per share, of CIC (the "CIC Common Stock"), other than Dissenting Shares (as defined in the Merger Agreement) and any shares of CIC Common Stock owned by Parker-Hannifin or any direct or indirect subsidiary of Parker-Hannifin or held in the treasury of CIC, will be converted, at the option of the holder thereof, into the right to receive

          (1) that number of fully-paid and nonassessable shares of common stock, par value $.50 per share, of Parker-Hannifin, including any associated stock purchase rights (the "Parker-Hannifin Common Stock"), equal to $20.00 divided by the Average Closing Price (as defined in the Merger Agreement) of Parker-Hannifin Common Stock, subject to the adjustments set forth in the Merger Agreement (the "Stock Consideration"), or

          (2) upon a valid Cash Election (as defined in the Merger Agreement), $20.00 in cash from Parker-Hannifin (the "Cash Consideration" and, together with the Stock Consideration, the "Merger Consideration").

     In arriving at our opinion, we reviewed the Merger Agreement dated January 14, 2000 and held discussions with certain senior officers, directors and other representatives and advisors of Parker-Hannifin and certain senior officers and other representatives and advisors of CIC concerning the business, operations and prospects of Parker-Hannifin and CIC, as the case may be. We examined (1) certain publicly available business and financial information relating to Parker-Hannifin, including Parker-Hannifin's (a) annual report on Form 10-K for the fiscal year ended June 30, 1999, (b) quarterly report on Form 10-Q for the quarter ended September 30, 1999, and (c) definitive proxy statement on Schedule 14A, dated October 27, 1999; (2) certain publicly available business and financial information relating to CIC, including CIC's (a) annual report on Form 10-K for the fiscal year ended October 31, 1998, (b) quarterly report on Form 10-Q for the quarter ended July 31, 1999, and (c) definitive proxy statement on
Schedule 14A, dated March 24, 1999; and (3) certain financial forecasts and other information and data for Parker-Hannifin and CIC which were provided to or otherwise discussed with us by the management of Parker-Hannifin or CIC, as the case may be, including information relating to certain strategic implications and operational benefits anticipated from the Merger, as well as the potential pro forma impact of the Merger.


     We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: (1) current and historical market prices and trading volumes of Parker-Hannifin Common Stock and CIC Common Stock;
(2) the historical and projected earnings and other operating data of Parker-Hannifin and CIC; (3) and the capitalization and financial condition of Parker-Hannifin and CIC. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Parker-Hannifin and CIC. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Parker-Hannifin and CIC, as the case may be, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parker-Hannifin and CIC, as the case may be, as to the future financial performance of Parker-Hannifin and CIC, as the case may be, and the strategic implications and operational benefits anticipated from the proposed Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Parker-Hannifin or CIC nor have we made any physical inspection of the properties or assets of Parker-Hannifin or CIC.

     We also have assumed that the proposed Merger will be consummated in a timely manner and in accordance with the terms of the Merger Agreement, without waiver of any of the conditions precedent to the proposed Merger contained in the Merger Agreement. We understand, and have assumed, that the proposed Merger will qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

     We were not requested to consider, and our opinion does not address, the relative merits of the proposed Merger as compared to any alternative business strategies that might exist for Parker-Hannifin or the effect of any other transaction in which Parker-Hannifin might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof, and we assume no responsibility to update or review our opinion based on circumstances or events occurring after the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, to Parker-Hannifin of the Merger Consideration to be paid by Parker-Hannifin and does not address Parker-Hannifin's underlying business decision to effect the proposed Merger. Nor does our opinion constitute an opinion or imply any conclusion as to the likely trading range for Parker-Hannifin Common Stock following consummation of the proposed Merger.

     Salomon Smith Barney Inc. has acted as financial advisor to Parker-Hannifin in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We have in the past provided and are currently providing investment banking services to Parker-Hannifin unrelated to the proposed Merger, for which services we have received and will receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Parker-Hannifin and CIC for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Parker-Hannifin, CIC and their respective affiliates.

     This opinion is intended for the benefit and use of Parker-Hannifin (including its management and directors) in considering the transaction to which it relates and may not be used by Parker-Hannifin for any other purpose or reproduced, disseminated, quoted or referenced to by Parker-Hannifin at any time, in any manner or for any purpose, without the prior written consent of Salomon Smith Barney Inc.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by Parker-Hannifin is fair, from a financial point of view, to Parker-Hannifin.

                                        Very truly yours,

                                        SALOMON SMITH BARNEY INC.

                                                                         ANNEX E

                               OHIO REVISED CODE
                    TITLE XVII CORPORATIONS -- PARTNERSHIPS
                     CHAPTER 1701: GENERAL CORPORATION LAW

                SECTION 1701.85 QUALIFICATIONS OF AND PROCEDURES
                          FOR DISSENTING SHAREHOLDERS

     (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, a fair cash value as to those shareholders shall be determined as of the date prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

          (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

          (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

          (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

          (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     In general, a director of an Ohio corporation will not be found to have violated his fiduciary duties unless there is proof by clear and convincing evidence that the director (1) has not acted in good faith, (2) has not acted in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation or (3) has not acted with the care that an ordinarily prudent person in a like position would use under similar circumstances. Monetary damages for any act taken or omission made as a director are generally awarded only if it is proved by clear and convincing evidence that the director undertook such act or omission either with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

     Under Ohio law, a corporation must indemnify its directors, officers, employees and agents against expenses reasonably incurred in connection with the successful defense (on the merits or otherwise) of an action, suit or proceeding. A corporation may indemnify such persons in actions, suits and proceedings (including certain derivative suits) if the individual has acted in good faith and in a manner that the individual believes to be in or not opposed to the best interests of the corporation. In the case of a criminal proceeding, the individual must also have no reasonable cause to believe that his or her conduct was unlawful.

     Indemnification may be made only if ordered by a court or if authorized in a specific case upon a determination that the applicable standard of conduct has been met. Such a determination may be made by a majority of the disinterested directors, by independent legal counsel or by the shareholders.

     Under Ohio law, a corporation may pay the expenses of any indemnified individual as they are incurred, in advance of the final disposition of the matter, if the individual provides an undertaking to repay the amount if it is ultimately determined that the individual is not entitled to be indemnified. Ohio law generally requires all expenses, including attorney's fees, incurred by a director in defending any action, suit or proceeding to be paid by the corporation as they are incurred if the director agrees (a) to repay such amounts in the event that it is proved by clear and convincing evidence that the director's action or omission was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation and (b) to reasonably cooperate with the corporation concerning the action, suit or proceeding.

     Parker's regulations require Parker to indemnify, to the full extent permitted by Ohio law, any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal or administrative) because that person is or was a director, trustee, officer or employee of Parker or was serving, at Parker's request, as a director, trustee, officer or employee of another entity.

     Parker has in effect insurance policies for general officers' and directors' liability insurance covering Parker's directors and officers. Parker also has entered into indemnification agreements with its directors and officers that indemnify its directors and officers to the maximum extent permitted by law. The indemnification so granted is not limited to the indemnification specifically authorized by Ohio General Corporation Law.

     Pursuant to the Merger Agreement, Parker has agreed to assume all rights to indemnification and exculpation from liabilities for acts or omissions occurring before the effective time of the merger that currently exist in favor of the current or former directors and officers of Commercial Intertech Corp. and its subsidiaries. These provisions may not be amended or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights of individuals who on or prior to the effective time of the merger were directors, officers, employees or agents of Commercial Intertech, unless such modification is required by law. In addition, if Parker consolidates or merges with any other person and is not the continuing or surviving corporation or entity of the consolidation or merger or if Parker transfers substantially all of its properties and assets to any person, then Parker has agreed to make proper arrangements so that the successors and assigns of Parker will assume the indemnification and exculpation obligations described above.

     For six years after the merger, Parker will maintain in effect Commercial Intertech's current directors' and officers' liability insurance covering acts or omissions occurring prior to the merger with respect to those persons who are currently covered by Commercial Intertech's directors' and officers' liability insurance policy on terms with respect to that coverage and amount no less favorable than those of Commercial Intertech's policy in effect on the date of the merger agreement. Parker will not be required to pay aggregate premiums for the insurance described in this paragraph in excess of 200% of the aggregate premiums paid by Commercial Intertech in 1999. However, if the annual premiums of that insurance coverage exceed that amount, Parker will be obligated to obtain a policy with the greatest coverage available for a cost up to but not exceeding that amount.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

                                 EXHIBIT INDEX


EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
     2         Agreement and Plan of Merger, dated as of January 14, 2000, by and between Parker-Hannifin Corporation and Commercial
               Intertech Corp. (included as Annex A to the proxy
               statement/prospectus contained in this registration
               statement).
     3(a)      Amended Articles of Incorporation of Parker-Hannifin
               Corporation (incorporated by reference to Exhibit 3 to
               Parker-Hannifin's Report on Form 10-Q for the quarterly
               period ended September 30, 1997.).
     3(b)      Code of Regulations of Parker-Hannifin Corporation, as
               amended (incorporated by reference to Exhibits to Parker
               Hannifin's Registration Statement on Form S-8 (No. 33-53193)
               filed with the Commission on April 20, 1994.).
     4(a)*     Specimen Parker-Hannifin Corporation Common Stock
               Certificate.
     4(b)      Rights Agreement, dated January 31, 1997, between
               Parker-Hannifin Corporation and KeyBank National Association
               (incorporated by reference to Exhibit 4.1 to Parker
               Hannifin's Report on Form 8-K filed with the Commission on
               February 4, 1997), as amended by the First Addendum to
               Shareholder Protection Rights Agreement, dated April 21,
               1997, between Parker-Hannifin Corporation and Wachovia Bank of North Carolina N.A., as successor to KeyBank
               (incorporated by reference to Exhibit 4.A to Parker-
               Hannifin's Report on Form 10-K for the fiscal year ended
               June 30, 1999), and the Second Addendum to Shareholder
               Protection Rights Agreement, dated June 15, 1999, between
               Parker-Hannifin Corporation and National City Bank, as
               successor to Wachovia (incorporated by reference to Exhibit
               4.A to Parker Hannifin's Report on Form 10-K for the fiscal year ended June 30, 1999).
               Parker-Hannifin Corporation is a party to other instruments, copies of which will be furnished to the Commission upon
               request, defining the rights of holders of its long-term
               debt identified in Note 7 of the Notes to Consolidated
               Financial Statements appearing on pages 29 and 30 of the
               Annual Report, included as Exhibit 13(a) hereto, which Note is incorporated herein by reference.
     5         Opinion of the General Counsel of Parker-Hannifin
               Corporation regarding the validity of the securities being registered.
     8(a)      Opinion of Jones, Day, Reavis & Pogue regarding certain
               federal income tax consequences relating to the merger and consent of Jones, Day, Reavis & Pogue.
     8(b)      Opinion of Katten Muchin Zavis regarding certain federal
               income tax consequences relating to the merger and consent of Katten Muchin Zavis.
    23(a)      Consent of PricewaterhouseCoopers LLP.
    23(b)      Consent of Ernst & Young LLP.
    23(c)      Consent of Jones, Day, Reavis & Pogue (included in the
               opinion filed as Exhibit 8(a) to this registration
               statement).
    23(d)      Consent of Katten Muchin Zavis (included in the opinion
               filed as Exhibit 8(b) to this registration statement).
    23(e)      Consent of Salomon Smith Barney Inc.
    23(f)      Consent of Goldman, Sachs & Co.
    24*        Power of Attorney for each director and officer of
               Parker-Hannifin Corporation signing this registration
               statement.
    99(a)      Form of Commercial Intertech Proxy Card.


---------------


* Previously filed.

(b) Financial Statement Schedules.

    Not Applicable.

(c) Reports, Opinions, or Appraisals.

    The opinions of Goldman, Sachs & Co. and Salomon Smith Barney Inc. are included as Annexes C and D, respectively, to the proxy statement/prospectus contained in this registration statement.

    ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, state of Ohio, on February 24, 2000.


                                          PARKER-HANNIFIN CORPORATION

                                          By: /s/ DUANE E. COLLINS
                                            ------------------------------------
                                              Duane E. Collins
                                              Chairman and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                                    TITLE                      DATE
                   ---------                                    -----                      ----
/s/ DUANE E. COLLINS                              Chairman and Chief Executive       February 24, 2000
------------------------------------------------  Officer (Principal Executive
Duane E. Collins*                                 Officer)

/s/ MICHAEL J. HIEMSTRA                           Vice President-Finance and         February 24, 2000
------------------------------------------------  Administration, Chief Financial
Michael J. Hiemstra*                              Officer (Principal Financial
                                                  Officer)

/s/ DANA A. DENNIS                                Controller                         February 24, 2000
------------------------------------------------  (Principal Accounting Officer)
Dana A. Dennis*

/s/ DONALD E. WASHKEWICZ                          President, Chief Operating         February 24, 2000
------------------------------------------------  Officer and Director
Donald E. Washkewicz*

/s/ JOHN G. BREEN                                 Director                           February 24, 2000
------------------------------------------------
John G. Breen*

/s/ PAUL C. ELY, JR.                              Director                           February 24, 2000
------------------------------------------------
Paul C. Ely, Jr.*

/s/ PETER W. LIKINS                               Director                           February 24, 2000
------------------------------------------------
Peter W. Likins*

/s/ GIULIO MAZZALUPI                              Director                           February 24, 2000
------------------------------------------------
Giulio Mazzalupi*

/s/ KLAUS-PETER MULLER                            Director                           February 24, 2000
------------------------------------------------
Klaus-Peter Muller*

/s/ HECTOR R. ORTINO                              Director                           February 24, 2000
------------------------------------------------
Hector R. Ortino*

/s/ ALLEN L. RAYFIELD                             Director                           February 24, 2000
------------------------------------------------
Allen L. Rayfield*

/s/ WOLFGANG R. SCHMITT                           Director                           February 24, 2000
------------------------------------------------
Wolfgang R. Schmitt*

                   SIGNATURE                                    TITLE                      DATE
                   ---------                                    -----                      ----
/s/ DEBRA L. STARNES                              Director                           February 24, 2000
------------------------------------------------
Debra L. Starnes*

/s/ DENNIS W. SULLIVAN                            Director                           February 24, 2000
------------------------------------------------
Dennis W. Sullivan*



* The undersigned, by signing his or her name hereto, does sign and execute this amendment to the registration statement pursuant to the power of attorney executed by the above-named officers and directors of the registrant, which is being filed herewith with the Securities and Exchange Commission on behalf of such officers and directors.



/s/ THOMAS A. PIRAINO, JR.                        February 24, 2000
------------------------------------------------
Thomas A. Piraino, Jr.
Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
     2         Agreement and Plan of Merger, dated as of January 14, 2000, by and between Parker-Hannifin Corporation and Commercial
               Intertech Corp. (included as Annex A to the proxy
               statement/prospectus contained in this registration
               statement).
     3(a)      Amended Articles of Incorporation of Parker-Hannifin
               Corporation (incorporated by reference to Exhibit 3 to
               Parker-Hannifin's Report on Form 10-Q for the quarterly
               period ended September 30, 1997).
     3(b)      Code of Regulations of Parker-Hannifin Corporation, as
               amended (incorporated by reference to Exhibits to Parker
               Hannifin's Registration Statement on Form S-8 (No. 33-53193)
               filed with the Commission on April 20, 1994.).
     4(a)*     Specimen Parker-Hannifin Corporation Common Stock
               Certificate.
     4(b)      Rights Agreement, dated January 31, 1997, between
               Parker-Hannifin Corporation and KeyBank National Association
               (incorporated by reference to Exhibit 4.1 to Parker
               Hannifin's Report on Form 8-K filed with the Commission on
               February 4, 1997.), as amended by the First Addendum to
               Shareholder Protection Rights Agreement, dated April 21,
               1997, between Parker-Hannifin Corporation and Wachovia Bank of North Carolina N.A., as successor to KeyBank
               (incorporated by reference to Exhibit 4.A to Parker-
               Hannifin's Report on Form 10-K for the fiscal year ended
               June 30, 1999), and the Second Addendum to Shareholder
               Protection Rights Agreement, dated June 15, 1999, between
               Parker-Hannifin Corporation and National City Bank, as
               successor to Wachovia (incorporated by reference to Exhibit
               4.A to Parker Hannifin's Report on Form 10-K for the fiscal year ended June 30, 1999).
               Parker-Hannifin Corporation is a party to other instruments, copies of which will be furnished to the Commission upon
               request, defining the rights of holders of its long-term
               debt identified in Note 7 of the Notes to Consolidated
               Financial Statements appearing on pages 29 and 30 of the
               Annual Report, included as Exhibit 13(a) hereto, which Note is incorporated herein by reference.
     5         Opinion of General Counsel of Parker-Hannifin Corporation
               regarding the validity of the securities being registered.
     8(a)      Opinion of Jones, Day, Reavis & Pogue regarding certain
               federal income tax consequences relating to the merger and consent of Jones, Day, Reavis & Pogue.
     8(b)      Opinion of Katten Muchin Zavis regarding certain federal
               income tax consequences relating to the merger and consent of Katten Muchin Zavis.
    23(a)      Consent of PricewaterhouseCoopers LLP.
    23(b)      Consent of Ernst & Young LLP.
    23(c)      Consent of Jones, Day, Reavis & Pogue (included in the
               opinion filed as Exhibit 8(a) to this registration
               statement).
    23(d)      Consent of Katten Muchin Zavis (included in the opinion
               filed as Exhibit 8(a) to this registration statement).
    23(e)      Consent of Salomon Smith Barney Inc.
    23(f)      Consent of Goldman, Sachs & Co.
    24*        Power of Attorney for each director and officer of
               Parker-Hannifin Corporation signing this registration
               statement.
    99(a)      Form of Commercial Intertech Proxy Card.


---------------


* Previously filed.